Exhibit 10.1

$450,000,000

CREDIT AGREEMENT

Dated as of April 25, 2011

Among

CAESARS ENTERTAINMENT CORPORATION,

CAESARS LINQ, LLC

and

CAESARS OCTAVIUS, LLC,

as Borrowers,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

CITIGROUP GLOBAL MARKETS, INC.,

as Documentation Agent,

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS, INC.

and

CREDIT SUISSE SECURITIES (USA), LLC,

as Co-Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Mortgage
Exhibit F	Form of Disbursement Agreement
Exhibit G-1	Form of Subordination, Non-disturbance and Attornment Agreement (Subleases)
Exhibit G-2	Form of Subordination, Non-disturbance and Attornment Agreement (Direct Leases)
Exhibit H	Form of Affiliated Lender Assignment and Assumption
Exhibit I	Form of Intercreditor Agreement
Exhibit J	Form of Octavius Easement Agreement

Schedule 1.01A	Certain Subsidiaries
Schedule 1.01B	Linq Project Site
Schedule 1.01C	Octavius Project Site
Schedule 1.01F	Subsidiary Loan Parties
Schedule 1.01I	Mandatory Costs
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.22	Intellectual Property
Schedule 4.02(b)	Local Counsel
Schedule 5.10(h)	Certain Collateral Matters

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Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

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CREDIT AGREEMENT dated as of April 25, 2011 (this “Agreement”), among Caesars Entertainment Corporation (“CEC”), a Delaware corporation, CAESARS LINQ, LLC (the “Linq Borrower”), a Delaware limited liability company, CAESARS OCTAVIUS, LLC, a Delaware limited liability company, (the “Octavius Borrower” and, together with the Linq Borrower, the “Borrowers”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders and JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”).

WHEREAS, the Octavius Borrower intends to develop the Octavius Tower at Caesars Palace Las Vegas (“Project Octavius”) and the Linq Borrower intends to develop the retail, dining and entertainment corridor on the Las Vegas Strip identified as “Project Linq” (“Project Linq” and, together with Project Octavius, the “Development”); and

WHEREAS, in connection with the Development and the other Transactions, the Borrowers have requested the Lenders to extend credit in the form of Term B Loans on the Closing Date, in an aggregate principal amount not in excess of $450,000,000.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurocurrency Rate for an Interest Period of three months commencing on such date plus 1% and (c) the rate of interest in effect for such day as announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate”. The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan Chase Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Incremental Revolving Loan or Swingline Loan.

“ABR Incremental Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Incremental Revolving Loans.

“ABR Incremental Revolving Loan” shall mean any Incremental Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.23(a).

“Affiliated Lender Assignment and Assumption” shall have the meaning assigned to such term in Section 9.04(i)(B).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Apollo” shall mean Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Applicable Commitment Fee” shall mean for any day the applicable commitment fee set forth in the applicable Incremental Assumption Agreement.

“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 8.00% per annum in the case of any Eurocurrency Loan and 7.00% per annum in the case of any ABR Loan, (ii) with respect to any Incremental Revolving Facility Loan, the applicable margin set forth in the applicable Incremental Assumption Agreement and (iii) with respect to Swingline Loans, the applicable margin set forth in the applicable Incremental Assumption Agreement.

“Applicable Premium” shall mean, as of any date upon which a prepayment is payable pursuant to Section 2.11(a)(ii), the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of all interest that would accrue (assuming the Borrowers had selected consecutive three-month Interest Periods) on the applicable Repaid Term Loans from such date to the date which is six quarters following the Closing Date, computed using the Eurocurrency Rate for an Interest Period of three months commencing on such date plus the Applicable Margin in effect on such date for Term B Loans that are Eurocurrency Term Loans.

“Applicable Subsidiary” at any time shall mean any subsidiary of CEC (as determined by CEC from time to time in its sole discretion) that shall have executed a joinder agreement (in form and substance reasonably satisfactory to the Administrative Agent) and is subject to the obligations under the Performance Guarantee at such time. CEC shall determine in its sole discretion the identity of any Applicable Subsidiaries, if any, at any time and from time to time, and upon the designation by CEC to the Administrative Agent of any Applicable Subsidiary as no longer constituting an Applicable Subsidiary hereunder, such subsidiary of CEC shall cease to be an Applicable Subsidiary hereunder and the obligations of such subsidiary under clause (a) of Article VI(A) and any guarantees made therein shall automatically terminate without delivery of any instrument or performance of any act by any party as of such date, and such subsidiary shall have no liability under clause (a) of Article VI(A) from and after such date.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Asset Contribution Agreements” means (i) the Asset Contribution Agreement, dated as of the date hereof, between the Octavius Borrower and CEC, with respect to the Contributed Assets in respect of Project Octavius and (ii) the Asset Contribution Agreement, dated as of the date hereof, between the Linq Borrower and CEC, with respect to the Contributed Assets in respect of Project Linq.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of a Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrowers (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrowers.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b)(iii).

“Availability Period” shall mean the period from and including the date specified in the applicable Incremental Assumption Agreement to but excluding the earlier of the Incremental Revolving Facility Maturity Date and, in the case of each of the Incremental Revolving Facility Loans, Incremental Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Incremental Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to an Incremental Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender at such time exceeds (b) the Incremental Revolving Facility Credit Exposure of such Incremental Revolving Facility Lender at such time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $5,000,000 except, in the case of Swingline Loans, $500,000.

“Borrowing Multiple” shall mean $1,000,000 except, in the case of Swingline Loans, $100,000.

“Borrowing Request” shall mean a request by the Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Loans denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Lease Obligations) incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrowers and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds of the issuance of Equity Interests of the Borrowers or funds that would have constituted Net Proceeds under the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the second proviso to such definition); provided, that (i) this clause (a) shall exclude expenditures made with the proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(bb), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c) and any proceeds used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C) and (D) and (ii) such proceeds are not included in any determination of the Cumulative Credit;

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrowers and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.12(b);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding a Borrower or any Subsidiary) and for which none of a Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g) Investments in respect of a Permitted Business Acquisition;

(h) the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b); or

(i) expenditures pursuant to the Development or in connection with the Transactions.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Collateral” and “Cash Collateralize” shall have the meanings assigned to such terms in Section 2.05(g).

“Cash Contributions” shall mean, from time to time on and after the Closing Date in connection with the Transactions, the sale or issuance of common equity by a Borrower for cash, or the contribution of cash to the common equity of a Borrower, in an aggregate amount of at least $76.0 million. The proceeds of the Cash Contributions will be deposited into the Company Account. For the avoidance of doubt, (i) the maximum Cash Contributions required in connection with the Development shall not exceed $76.0 million, and the Cash Contributions shall be considered funded in full for purposes of the Loan Documents (including clause (b) of Article VI(A) herein) upon the funding of the Cash Contributions in such amount and (ii) the Cash Contributions may exceed such amount in the sole discretion of the Borrowers and their affiliates.

“Cash Interest Expense” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees paid by, or on behalf of, a Borrower or any Subsidiary, including such fees paid in connection with the Transactions, and the expensing of any bridge, commitment or other financing fees, including those paid in connection with the Transactions, or upon entering into any amendment of this Agreement and (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements.

“CEC” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

A “Change in Control” shall be deemed to occur if any combination of Permitted Holders in the aggregate shall fail to have the power, directly or indirectly, to vote or direct the voting of Equity Interests representing at least a majority of the ordinary voting power for the election of directors of each Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if (A) no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of more than the greater of (x) 35% on a fully diluted basis of the voting Equity Interests of a Borrower and (y) the percentage owned, directly or indirectly, in the aggregate by the Permitted Holders on a fully diluted basis of the voting Equity Interests of such Borrower and (B) during each period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of each Borrower shall be occupied by persons who were either (1) nominated by the Board of Directors of such Borrower or a Permitted Holder, (2) appointed by directors so nominated or (3) appointed by a Permitted Holder.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Incremental Revolving Facility Loans, Term B Loans, Incremental Term Loans, Swingline Loans, Extended Term Loans or Refinancing Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Incremental Revolving Facility Commitment, a Term B Loan Commitment, an Incremental Term Loan Commitment or a Swingline Commitment. Incremental Term Loans (together with the Term Loan Commitments in respect thereof) and Incremental Revolving Facility Loans (together with the Incremental Revolving Facility Commitments in respect thereof) that have different terms shall be construed to be in different Classes.

“Closing Date” shall mean April 25, 2011.

“Closing Date Transactions” shall mean those Transactions that have been consummated on or prior to the Closing Date.

“Closing Fee” shall have the meaning assigned to such term in Section 2.12(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and official administrative pronouncements issued thereunder.

“Co-Lead Arrangers” shall mean J.P. Morgan Securities LLC, Citigroup Global Markets, Inc. and Credit Suisse Securities (USA), LLC in their capacities as co-lead arrangers and joint bookrunners.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties, and all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Documents.

“Collateral Agent” shall mean, with respect to references to such term in this Agreement, JPMorgan Chase Bank, N.A. in its capacity as collateral agent for the Secured Parties under this Agreement in accordance with the terms of this Agreement.

“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, among the Borrowers, each Subsidiary Loan Party and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10(g)):

(a) on the Closing Date, the Collateral Agent shall have received (x) from each Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (y) from each Borrower and each Subsidiary Loan Party, a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of each Domestic Subsidiary (other than Subsidiaries listed on Schedule 1.01A) owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of each “first tier” Wholly-Owned Foreign Subsidiary directly owned by the Borrower or any Subsidiary Loan Party on the Closing Date (other than Subsidiaries listed on Schedule 1.01A) and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) on the Closing Date and at all times thereafter, all Indebtedness of each Borrower and each Subsidiary (other than (A) intercompany current liabilities in connection with the cash management operations of each Borrower and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to a Borrower or a Subsidiary Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, subject to Section 5.10(g), the Collateral Agent shall have received a supplement to each of the Collateral Agreement and the Guarantee Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by a Borrower or a Subsidiary Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement; provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Borrower or such Subsidiary Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Borrower or a Subsidiary Loan Party be pledged to secure the Obligations, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(f) on the Closing Date and at all times thereafter, except as otherwise contemplated by any Security Document and/or as contemplated by the Post-Closing Collateral Requirements, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) after the Closing Date (solely to the extent required by Sections 5.10(c) and 5.10(d) and/or as contemplated by the Post-Closing Collateral Requirements), the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property acquired after the Closing Date (including pursuant to the contribution of the Contributed Assets) and mortgaged pursuant to Sections 5.10(c) and 5.10(d) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing, (ii) in the case of the Contributed Assets with respect to Project Octavius, counterparts of the Octavius Easement Agreement duly executed and delivered by the Octavius Borrower and Caesars Palace Realty Corp. and suitable for recording or filing, (iii) those ancillary Security Documents, in the form expressly required under the Disbursement Agreement, relating to the Development, and (iv) such other documents, including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(h) after the Closing Date (solely to the extent required by Sections 5.10(c) and 5.10(d) and/or as contemplated by the Post-Closing Collateral Requirements), the Collateral Agent shall have received (i) a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by a Borrower or its Subsidiaries or a Parent Entity, issued by a nationally recognized title insurance company, in form and substance reasonably acceptable to the Collateral Agent, insuring the Lien of each Mortgage to be entered into after the Closing Date in accordance with Sections 5.10(c) and 5.10(d) as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request, and with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent, and (ii) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid (such surveys, collectively, the “Surveys”). Such Surveys shall be certified to the Borrowers, Collateral Agent and the title insurance company, and shall meet minimum standard detail requirements for ALTA/ACSM Land Title Surveys in all material respects and shall be sufficient and satisfactory to the title insurance company so as to enable the title insurance company to issue coverage over all general survey exceptions and to issue all endorsements reasonably requested by Collateral Agent, in each case to the extent available on commercially reasonable terms. All such Surveys shall be dated (or redated) not earlier than six months prior to the date of delivery thereof (unless otherwise acceptable to the title insurance company issuing the title insurance); and

(i) after the Closing Date as contemplated by the Post-Closing Collateral Requirements, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Term B Loan Commitment and Incremental Term Loan Commitment, (b) with respect to any Incremental Revolving Facility Lender, such Lender’s Incremental Revolving Facility Commitment and (c) with respect to any Swingline Lender, its Swingline Commitment.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a hotel, casino or other gaming facility, horseracing track, convention, trade show or exhibition facility in Las Vegas (provided, that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such hotel, casino or other gaming facility, horseracing track, convention, trade show or exhibition facility in Las Vegas to be a Competitor).

“Commencement of Operations of the Development” shall mean that each of the Commencement of Operations of Project Linq and the Commencement of Operations of Project Octavius has occurred.

“Commencement of Operations of Project Linq” shall mean the occurrence of the Opening Date (as defined in the Disbursement Agreement) with respect to Project Linq.

“Commencement of Operations of Project Octavius” shall mean the occurrence of the Opening Date (as defined in the Disbursement Agreement) with respect to Project Octavius.

“Company Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Completion Guarantee” means the Completion Guarantee dated as of the date hereof from CEC to the Administrative Agent in favor of the Lenders guaranteeing obligations of (i) in the case of Project Octavius, the Octavius Borrower through its Final Completion Date in the amount not to exceed $25 million, with respect to the completion of the construction of the Project Octavius, availability of initial working capital contemplated in the Project Octavius Budget and receipt of all material permits and licenses necessary for the Commencement of Operations of Project Octavius and (ii) in the case of Project Linq, the Linq Borrower through its Final Completion Date in the amount not to exceed $75 million, with respect to the completion of the construction of the Project Linq, availability of initial working capital contemplated in the Project Linq Budget and receipt of all material permits and licenses necessary for the Commencement of Operations of Project Linq.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to

Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, unless the designation of such Conduit Lender is made with the Borrowers’ prior written consent (not to be unreasonably withheld) or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrowers and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of a Borrower or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrowers) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(ix) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded,

(xv) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(y) shall be included as though such amounts had been paid as income taxes directly by such person for such period, and

(xvi) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Net Worth” shall mean at any time, for purposes of measuring CEC’s Consolidated Net Worth pursuant to clause (b) of Article VI(A), the aggregate amount of unrestricted cash and cash equivalents (excluding, for the avoidance of doubt, any “cage cash”) plus the fair market value (as determined by CEC in good faith) of any bonds or other readily marketable assets, in each case, held by CEC and any of its subsidiaries, plus any undrawn revolving loan capacity that is then available to CEC or any of its subsidiaries, in each case, at such time.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrowers and their consolidated Subsidiaries without giving effect to any amortization of the amount of intangible assets since the Closing Date, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrowers as of such date.

“Construction Consultant” shall mean Fulcrum LLC or such other construction consultant of recognized national standing retained by the Administrative Agent, on behalf of the Lenders, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

“Construction Contracts” means all contracts, agreements, warranties and representations relating to or governing the construction of any component of Project Linq and Project Octavius, as amended, modified or supplemented from time to time.

“Contributed Assets” shall mean, (i) in respect of Project Octavius, the existing Octavius Tower and related assets and (ii) in respect of Project Linq, the existing O’Shea’s casino and related real property and other assets comprising the components of Project Linq, in each case as shown on the proposed site plans attached hereto as Schedules 1.01B and 1.01C.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean, collectively, each control agreement executed and delivered by any Loan Party from time to time pursuant to the Disbursement Agreement.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Support” shall have the meaning assigned to such term in Article VI(A)(ii).

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04):

(a) from and after the Commencement of Operations of the Development, $25.0 million, plus

(b) after the first full fiscal quarter ending after the Commencement of Operations of the Development, an amount (which amount shall not be less than zero) equal to 50% of the Consolidated Net Income of the Borrowers for the period (taken as one accounting period) from the first full fiscal quarter ending after the Commencement of Operations of the Development to the end of the Borrowers’ most recently ended fiscal quarter for which internal financial statements are available at such date, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(d) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrowers) of property other than cash) from the sale of Equity Interests of any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of a Borrower and common Equity Interests of a Borrower issued upon conversion of Indebtedness of a Borrower or any Subsidiary owed to a person other than a Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude Permitted Cure Securities and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(bb), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(e) 100% of the aggregate amount of contributions to the common capital of a Borrower received in cash (and the fair market value (as determined in good faith by the Borrowers) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above), plus

(f) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of a Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than “stock”) in a Borrower or any Parent Entity, plus

(g) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by a Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j), minus

(h) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(i) any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date prior to such time, minus

(j) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E), minus

(k) the amount of dividends paid pursuant to Section 6.06(h), minus

(l) any amounts thereof used to make Capital Expenditures pursuant to Section 6.12(d) after the Closing Date prior to such time.

provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (h) and (j) above.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Debt Service” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense of the Borrowers and the Subsidiaries for such period plus scheduled principal amortization of Consolidated Debt of the Borrowers and the Subsidiaries for such period.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(e).

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrowers) of non-cash consideration received by a Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Development” shall have the meaning assigned to such term in the first recital hereto.

“Disbursement Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement substantially in the form of Exhibit F hereto, dated as of the date hereof, among the Borrowers, the Administrative Agent, the Construction Consultant and the Disbursement Agent.

“Disbursement Agreement Event of Default” shall mean an Event of Default as defined in the Disbursement Agreement.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualification” means, with respect to any Lender:

(a) the failure of that person timely to file pursuant to applicable Gaming Laws:

(i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to the Borrowers; or

(ii) any required application or other papers in connection with determination of the suitability of that person as a lender to the Borrowers;

(b) the withdrawal by that person (except where requested or permitted by the Gaming Authority without prejudice) of any such application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

(i) that such person is “unsuitable” as a lender to the Borrowers;

(ii) that such person shall be “disqualified” as a lender to the Borrowers; or

(iii) denying the issuance to that person of any license or other approval required under applicable Gaming Laws to be held by all lenders to the Borrowers.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Term Facility Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrowers or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrowers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, such amount.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrowers and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrowers and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrowers and their Subsidiaries for such period (net of interest income of the Borrowers and their Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrowers and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the offering of the Obligations, (y) any amendment or other modification of the Obligations or other Indebtedness and (z) any “additional interest” with respect to any high-yield notes,

(v) [reserved],

(vi) any other non-cash charges; provided, that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vii) [reserved],

(viii) [reserved],

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of a Borrower or a Subsidiary Loan Party solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit,

(x) any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received, and

(xi) Pre-Opening Expenses,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrowers and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by a Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by a Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other Administrative Agent branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Incremental Revolving Facility Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period,

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Excess Cash Flow Period (other than any voluntary prepayment of the Loans, which shall be the subject of Section 2.11(c)), so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by the Borrowers and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash (to the extent permitted under this Agreement), (ii) Pre-Opening Expenses related to the opening of the Development during such Excess Cash Flow Period that are paid in cash and (iii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital,

(d) Capital Expenditures or Permitted Business Acquisitions that the Borrowers or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make in cash but that are not made during such Excess Cash Flow Period (to the extent permitted under this Agreement); provided, that (i) the Borrowers shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrowers and certifying that such Capital Expenditures and the delivery of the related equipment or Permitted Business Acquisitions will be made in cash in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period,

(e) Taxes paid in cash by the Borrowers and their Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period; provided, that with respect to any such amounts to be paid after the close of such Excess Cash Flow Period, (i) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrowers and their Subsidiaries for such Excess Cash Flow Period,

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments made in cash by the Borrowers during such Excess Cash Flow Period and permitted Restricted Payments made by any Subsidiary to any person other than the Borrowers or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06 (other than Section 6.06(e), except to the extent such Restricted Payments were financed with internally generated cash flow of the Borrowers or any Subsidiary),

(i) amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrowers and their Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrowers and their Subsidiaries or did not represent cash received by the Borrowers and their Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

(l) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,

(m) all amounts referred to in clauses (b), (c) and (d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Incremental Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(n) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period of the Borrowers specified in the certificate of the Borrowers provided pursuant to clause (d) above, the amount of such Capital Expenditures or Permitted Business Acquisitions that were not so made in such following Excess Cash Flow Period,

(o) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(p) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(q) to the extent deducted in the computation of EBITDA, cash interest income, and

(r) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by a Borrower or any Subsidiary or (ii) such items do not represent cash paid by a Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrowers, commencing with the first full fiscal year of the Borrowers following the Commencement of Operations of the Development.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state or locality thereof) or any jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office in, such jurisdiction or as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than a trade or business deemed to arise by virtue of entering into this Agreement, any other Loan Document or any of the transactions contemplated under such documents), (b) any branch profits tax described in Section 884(a) of the Code, or any similar tax, that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrowers, any withholding tax (including any backup withholding tax) imposed by the United States federal government (or by another jurisdiction as a result of such Lender being organized or having its principal office in or applicable lending office in such jurisdiction or as a result of such Lender engaging in a trade or business in such jurisdiction for tax purposes (other than a trade or business deemed to arise by virtue of entering into this Agreement, any other Loan Document or any of the transactions contemplated under such documents)) that (x) is imposed pursuant to laws in effect at the time such Lender becomes a party to such Loan to the Borrowers (or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c)) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) or Section 2.17(f) with respect to such Loan and (d) any withholding taxes imposed by the United States federal government pursuant to current Sections 1471-1474 of the Code or any amended or successor version that is substantively comparable.

“Existing Term Loan Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Extended Term Facility” shall mean each Extension Series of Extended Term Loans.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.23(b).

“Extension Election” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Request” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Series” shall have the meaning assigned to such term in Section 2.23(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there is one Facility, i.e., the Term B Facility, and thereafter, may include any Incremental Term Facility, any Incremental Revolving Facility, any Extended Term Facility and any Refinancing Term Facility.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the Agency Fee Letter dated as of the date hereof between the Borrowers, the Administrative Agent and the Disbursement Agent.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees, the Administrative Agent Fees and the fees payable from time to time to the Collateral Agent and the Disbursement Agent under the Collateral Agreement or the Disbursement Agreement.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenants” shall mean the covenants of the Borrowers set forth in Section 6.10.

“Foreign Lender” shall mean any Lender that is not a “U.S. Person” as defined by Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrowers) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Gaming Authority” means, in any jurisdiction in which the Borrowers or any of their subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency, including without limitation the Nevada State Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board, which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Real Property or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Borrowers or any of their subsidiaries in any jurisdiction, including without limitation the Nevada Gaming Control Act codified in Chapter 463 of the Nevada Revised Statutes, the Regulations of the Nevada Gaming Commission and the Clark County Code, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date, among each Borrower, each Subsidiary Loan Party and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Guaranteed Interest Obligations” shall mean the due and punctual payment by the Borrowers of the unpaid interest on the Term B Loans made to the Borrowers on the Closing Date, when and as due hereunder. The Guaranteed Interest Obligations do not include any other Obligations of the Borrowers or the other Loan Parties hereunder other than as expressly set forth in the previous sentence.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Immaterial Subsidiary” shall mean any subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrowers most recently ended, have assets with a value in excess of 1.0% of the Consolidated Total Assets or revenues representing in excess of 1.0% of total revenues of the Borrowers and the Subsidiaries on a consolidated basis as of such date, (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrowers most recently ended, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrowers and the Subsidiaries on a consolidated basis as of such date and (c) does not own assets the absence of which would reasonably be expected to materially impair the completion or operation of the Development.

“In-Balance Test” shall have the meaning assigned to such term in the Disbursement Agreement.

“In-Balance Test Certificate” shall have the meaning assigned to such term in the Disbursement Agreement.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrowers, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the sum of (1) $25.0 million and (2) the maximum principal amount of Indebtedness that may be incurred at such time that would not cause the Senior Secured Leverage Ratio on a Pro Forma Basis to exceed 3.50 to 1.00 over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21(a)(y).

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.21.

“Incremental Revolving Facility” shall mean the Incremental Revolving Facility Commitments and the extensions of credit made hereunder by the Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Borrowing” shall mean a Borrowing comprised of Incremental Revolving Facility Loans.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender established pursuant to Section 2.21, to make Incremental Revolving Facility Loans to the Borrowers, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) further increased under Section 2.21. Incremental Revolving Facility Commitments may be in any form permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement.

“Incremental Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of the Incremental Revolving Facility Loans at such time, (b) the Outstanding Amount of Swingline Loans at such time and (c) the Outstanding Amount of the L/C Obligations at such time. The Incremental Revolving Facility Credit Exposure of any Incremental Revolving Facility Lender at any time shall be the product of (x) such Incremental Revolving Facility Lender’s Incremental Revolving Facility Percentage and (y) the aggregate Incremental Revolving Facility Credit Exposure of all Incremental Revolving Facility Lenders, collectively, at such time.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or with outstanding Incremental Revolving Facility Loans.

“Incremental Revolving Facility Loan” shall mean a Loan made by an Incremental Revolving Facility Lender pursuant to Section 2.01(b).

“Incremental Revolving Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Revolving Facility Commitments established pursuant to an Incremental Assumption Agreement, the maturity date for such series or tranche as set forth in such Incremental Assumption Agreement.

“Incremental Revolving Facility Percentage” shall mean, with respect to any Incremental Revolving Facility Lender, the percentage of the total Incremental Revolving Facility Commitments represented by such Lender’s Incremental Revolving Facility Commitment. If the Incremental Revolving Facility Commitments have terminated or expired, the Incremental Revolving Facility Percentages shall be determined based upon the Incremental Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.

“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for such series or tranche as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to a Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Co-Lead Arrangers by the Borrowers on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrowers from time to time thereafter, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated February 2011, as modified or supplemented prior to the Closing Date.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.22.

“Interest Election Request” shall mean a request by the Borrowers to convert or continue a Term Borrowing or Incremental Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrowers and their Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrowers to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.

“Interest Period” means, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or nine or twelve months if agreed to by each applicable Lender or such period of shorter than one month as may be consented to by the Administrative Agent) thereafter, as selected by the Borrowers; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Reserve Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Incremental Revolving Facility Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an ABR Incremental Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean the financial institution appointed as L/C Issuer pursuant to the applicable Incremental Assumption Agreement and each other L/C Issuer designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 8.06. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.12(b).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lease Agreements” shall mean the Linq Lease and the Octavius Lease.

“Lease Guaranty” shall mean the Lease Guaranty Agreement dated as of the date hereof by Caesars Entertainment Operating Company, Inc. in favor of the Agent, on behalf of the Secured Parties, pursuant to which Caesars Entertainment Operating Company, Inc. guarantees the obligations of the Linq Lessee under the Linq Lease and the obligations of the Octavius Lessee under the Octavius Lease on the terms set forth therein.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21 or Section 2.22.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04(c) or to fund its portion of any unreimbursed payment under Section 2.05(c), or (ii) a Lender having notified in writing the Borrowers and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Expiration Date” means the day that is five days prior to the Incremental Revolving Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means the letter of credit sublimit set forth in the applicable Incremental Assumption Agreement. Any Letter of Credit Sublimit is part of, and not in addition to, the Incremental Revolving Facility Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority covering any casino or gaming facility of the Borrowers or any of their Subsidiaries.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Linq Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Linq Lease” shall mean the Operating Lease dated as of the Closing Date between the Linq Borrower and Linq Lessee, as amended, supplemented or otherwise modified from time to time.

“Linq Lessee” shall mean Harrah’s Imperial Palace Corp., together with its successors and assigns.

“Linq Project Site” shall mean that portion of the Contributed Assets in respect of Project Linq described on Schedule 1.01B, on which Project Linq will be developed.

“Liquor Authorities” means, in any jurisdiction in which the Borrowers or any of their Subsidiaries sell and distribute liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws, including without limitation the Clark County Liquor and Gaming Licensing Board.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrowers or any of their Subsidiaries in any jurisdiction, including without limitation the Clark County Code, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan Documents” shall mean this Agreement, the Disbursement Agreement, the Letters of Credit, each Issuer Document, the Guarantee Agreement, the Completion Guarantee, the Security Documents and any Note issued under Section 2.09(e), and solely for the purposes of Section 7.01 hereof, the Fee Letter.

“Loan Parties” shall mean the Borrowers and the Subsidiary Loan Parties.

“Loan Proceeds Account” shall have the meaning set forth in the Disbursement Agreement.

“Loans” shall mean the Term B Loans, the Incremental Term Loans (if any), the Extended Term Loans (if any), the Refinancing Term Loans (if any), the Incremental Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean Las Vegas, Nevada local time (daylight or standard, as applicable).

“Maintenance Capital Expenditures” shall mean Capital Expenditures for the maintenance, repair, restoration or refurbishment of tangible property, but excluding any Capital Expenditures that add to or significantly improve or upgrade such property.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time. The Loans, Commitments and Incremental Revolving Facility Credit Exposures, if any, of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of CEC and its subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of CEC was approved by a vote of a majority of the directors of CEC or the applicable subsidiary then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of the CEC and its subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of CEC or the applicable subsidiary.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01I.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrowers and their Subsidiaries, taken as a whole, or the validity and enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder (it being understood that any delay in construction will not be deemed a Material Adverse Effect in the event that the Borrowers reasonably expect the Commencement of Operations of the Development to occur on or prior to October 31, 2014 (or, with respect to the Wheel Component (as defined in the Disbursement Agreement) of Project Linq, March 31, 2015)).

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrowers or any Subsidiary in an aggregate principal amount exceeding $10.0 million.

“Material Information” shall mean the occurrence of any material effect, or any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material effect (in each case whether positive or negative), on (a) the business, property, operations or condition of the Borrowers and their Subsidiaries, taken as a whole, (b) the ability of a Borrower or any of their Subsidiaries to perform its obligations under any Loan Document or (c) the rights or remedies available to any Lender under any Loan Document.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Owned Real Properties owned by the Borrowers upon the contribution of the Contributed Assets to the Borrowers and each additional Owned Real Property encumbered by a Mortgage or Additional Mortgage pursuant to Sections 5.10(c) or 5.10(d).

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, substantially, in the case of deeds of trust, in the form of Exhibit E (with such changes as are not adverse in any material respect to the interests of the Lender or are otherwise reasonably acceptable to the Collateral Agent), as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean 100% of the cash proceeds actually received by the Borrowers or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale pursuant to Section 6.05(g), (d) (to the extent contemplated by clause (b)(ii) of the proviso to Section 6.03) or (m), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrowers or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if a Borrower shall deliver a certificate of a Responsible Officer of such Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth such Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrowers and the Subsidiaries or to make investments in Permitted Business Acquisitions (or, in the event such proceeds are received prior to the Commencement of Operations of the Development, to use any portion of such proceeds in connection with the Development), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then 3 months after the end of such 12-month period, such remaining portion if not so used by such time shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $4.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $1.0 million.

“Net Worth” shall mean at any time, for purposes of measuring CEC’s Net Worth pursuant to clause (a) of Article VI(A), the aggregate amount of cash and cash equivalents plus the fair market value (as determined by CEC in good faith) of any bonds or other readily marketable assets, in each case, held by CEC and any Applicable Subsidiary at such time.

“New Project” means each capital project which is either a new project or a new feature at an existing project owned by the Borrowers or their Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b)(iii).

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b)(iv).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean the “Loan Document Obligations” as defined in the Collateral Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party whether or not allowed in such proceeding.

“Octavius Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Octavius Easement Agreement” shall mean the Declaration of Covenants, Restrictions and Easements between the Octavius Borrower and Caesars Palace Realty Corp. substantially in the form of Exhibit J (with such changes as are not adverse in any material respect to the interests of the Lender or are otherwise reasonably acceptable to the Collateral Agent), as amended, supplemented or otherwise modified from time to time.

“Octavius Lease” shall mean the Operating Lease dated as of the Closing Date between the Octavius Borrower and Octavius Lessee, as amended, supplemented or otherwise modified from time to time.

“Octavius Lessee” shall mean Desert Palace, Inc., and its successor and assigns.

“Octavius Project Site” shall mean that portion of the Contributed Assets in respect of Project Octavius described on Schedule 1.01C, on which Project Octavius will be developed.

“Operations Management Agreement” means each of the real estate management agreements and any other operating management agreement entered into by a Borrower or any of the Subsidiaries with CEC or with any other direct or indirect subsidiary of CEC (other than the Borrowers and their Subsidiaries) and any and all modifications thereto, substitutions therefore and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Borrowers and their Subsidiaries than the terms of such agreements, if any, as in effect on the Closing Date.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest, additions to tax, and penalties related thereto (but not Excluded Taxes).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Outstanding Amount” means (i) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Owned Real Property” means each parcel of Real Property that is owned in fee by a Borrower or any Subsidiary Loan Party that has an individual fair market value (as determined by the applicable Borrower in good faith) of at least $1.0 million (provided that such $1.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by a Borrower or any Subsidiary Loan Party, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the applicable Borrower in good faith) of at least $1.0 million (provided that such $1.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Parent Entity” means any direct or indirect parent of the Borrowers.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Performance Guarantee” shall refer to CEC’s obligations under clause (a) of Article VI(A).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), in each case occurring after the Commencement of Operations of the Development and if (a) the Cash Contribution shall have been fully funded and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrowers) in excess of $10.0 million, after giving effect to such acquisition or investment and any related transactions, the Borrowers shall be in Pro Forma Compliance; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by a Borrower or a Subsidiary Loan Party, shall be merged into a Borrower or a Subsidiary Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10, a Subsidiary Loan Party; and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrowers or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties following the consummation of such acquisition shall not exceed the greater of (x) 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (y) $25.0 million.

“Permitted Cure Securities” shall mean any equity securities of a Borrower or a Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Encumbrances” shall mean those exceptions specified in the title policies delivered in respect of the Mortgaged Properties.

“Permitted Holder” shall mean each of (i) CEC and its Affiliates, (ii) the Management Group, (iii) any Person that has no material assets other than the capital stock of the Borrowers and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrowers, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrowers (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrowers) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrowers and the Subsidiaries, on a consolidated basis, as of the end of the Borrowers’ most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Term B Facility Maturity Date were instead due on the date that is one year following the Term B Facility Maturity Date and (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided further, that with respect to a Refinancing of Indebtedness permitted hereunder that is subordinated, such Permitted Refinancing Indebtedness shall be on terms (excluding interest rate and redemption premiums), taken as a whole, not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by a Borrower or any ERISA Affiliate, and (iii) in respect of which a Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Post-Closing Collateral Requirement” shall mean the satisfaction of the Collateral and Guarantee Requirement after the Closing Date by the Linq Borrower and its Subsidiaries (with respect to Project Linq) and the Octavius Borrower and its Subsidiaries (with respect to Project Octavius), as applicable, in each case after giving effect to the contribution of the Contributed Assets to the applicable Borrower.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” or “project opening costs” (or any similar or equivalent caption) on the applicable financial statements of the Borrowers and the Subsidiaries for such period, prepared in accordance with GAAP.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, and any restructurings of the business of the Borrowers or any of their Subsidiaries that the Borrowers or any of their Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments a

Borrower determines are reasonable as set forth in a certificate of a Financial Officer of a Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 6.01, 6.02, 6.03, 6.04 and 6.06, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 6.01, 6.02, 6.03, 6.04 and 6.06, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of a Borrower and may include, (i) for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event (but not for any fiscal period ending after such second anniversary), adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions). A Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of such Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrowers and their Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrowers and their Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered (provided, that prior to delivery of financial statements for the first full fiscal quarter following Commencement of Operations of the Development, such covenants shall be deemed to have been satisfied with respect to Sections 2.21(c), 6.01(i), 6.03 and 6.09(b)).

“Project Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Linq” shall have the meaning assigned to such term in the first recital hereto.

“Project Linq Budget” shall have the meaning set forth in the Disbursement Agreement.

“Project Linq Plans and Specifications” shall mean the Plans and Specifications (as defined in the Disbursement Agreement) with respect to Project Linq.

“Project Linq Scheduled Completion Date” shall have the meaning set forth in the Disbursement Agreement.

“Project Octavius” shall have the meaning assigned to such term in the first recital hereto.

“Project Octavius Budget” shall have the meaning set forth in the Disbursement Agreement.

“Project Octavius Plans and Specifications” shall mean the Plans and Specifications (as defined in the Disbursement Agreement) with respect to Project Octavius.

“Project Octavius Scheduled Completion Date” shall have the meaning set forth in the Disbursement Agreement.

“Projections” shall mean the projections of the Borrowers included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrowers or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified Equity Interests” means any Equity Interests of a Borrower or any Parent Entity other than Disqualified Stock.

“Real Property” means, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by a Borrower or any Subsidiary Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements situated, placed or constructed upon, or fixed to or incorporated into, or which becomes a component part of or which is permanently moored to such real property, and appurtenant fixtures incidental to the ownership or lease thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Amount” shall mean, in connection with any Refinancing of Indebtedness hereunder, the additional amount of Indebtedness in excess of the principal amount of Indebtedness being Refinanced that is incurred to fund such Refinancing; provided that, the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.22(a).

“Refinancing Term Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Refinancing Term Loan Amendment” shall have the meaning assigned to such term in Section 2.22(c).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Repaid Term Loans” shall have the meaning set forth in Section 2.11(a)(ii).

“Replaced Term Loans” shall have the meaning set forth in Section 9.08(e).

“Replacement Term Loans” shall have the meaning set forth in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Commitments (and, if the Incremental Revolving Facility Commitments have been terminated, Incremental Revolving Facility Credit Exposures) that, taken together, represent more than 50% of the sum of all Term Loans and Commitments (and, if the Incremental Revolving Facility Commitments have been terminated, Incremental Revolving Facility Credit Exposures) at such time. The Loans, Commitments and Incremental Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided, that (a) if the Senior Secured Leverage Ratio at the end of the applicable Excess Cash Flow Period is greater than 2.50:1.00 but less than or equal to 3.00:1.00, such percentage shall be 25%, and (b) if the Senior Secured Leverage Ratio at the end of the applicable Excess Cash Flow Period is less than or equal to 2.50:1.00, such percentage shall be 0%.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(e).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form attached hereto as Exhibit I entered into by the Administrative Agent or the Collateral Agent on behalf of the Secured Parties providing for the subordination of the Liens on the Collateral permitted hereunder on customary terms consistent with the existing forms of intercreditor agreements of CEC and its subsidiaries attached to the Loan Documents, or on such other terms not materially adverse to the interests of the Lenders or as reasonably satisfactory to the Administrative Agent, each as amended, modified or supplemented from time to time in accordance with this Agreement.

“Second Priority Liens” shall mean Liens (other than Liens securing the Obligations) that are subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, any Second Lien Intercreditor Agreement (it being understood that such Liens may be senior in priority to, or pari passu with, or junior in priority to, the Liens securing any other Second Priority Liens).

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Control Agreements, the Guaranty Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Sections 4.02 or 5.10.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total First Lien Senior Secured Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Site Preparation” shall mean the preparation of the Octavius Project Site and the Linq Project Site for the design, development, permitting, site preparation, construction, equipping, licensing, financing and opening of the Development, including without limitation the subdivision, parcelization, combination, commercial mapping, zoning modifications, granting of easements, licenses, special assessments, covenants, rights of way, declarations, conditions and restrictions and reservation of easements and common area spaces and similar instruments with respect to the property and assets consisting of the Octavius Project Site and the Linq Project Site, whether prior to, simultaneous with, or following the contribution of the Contributed Assets to the applicable Borrower.

“Sponsor” shall mean (i) Apollo and each Affiliate of Apollo (but not including, however, any of its portfolio companies), (ii) TPG and each Affiliate of TPG (but not including, however, any of its portfolio companies), and (iii) any individual who is a partner or employee of Apollo Management, L.P., Apollo, the Texas Pacific Group or TPG, to the extent such individual is licensed by a relevant Gaming Authority on the Closing Date or thereafter replaces any such licensee.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of a Borrower.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Domestic Subsidiary of a Borrower on the Closing Date as set forth on Schedule 1.01F and (b) each Subsidiary of a Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to the Collateral Agreement after the Closing Date.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form agreed in the applicable Incremental Assumption Agreement.

“Swingline Commitment” shall mean, with respect to any Swingline Lender, the commitment of such Swingline Lender under an Incremental Revolving Facility Commitment established pursuant to Section 2.21 to make Swingline Loans pursuant to Section 2.04. Any Swingline Commitment shall be part of, and not in addition to, the applicable Incremental Revolving Facility Commitments.

“Swingline Lender” shall mean a Lender with a Swingline Commitment or with outstanding Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to a Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, additions to tax, and penalties related thereto.

“Term B Borrowing” shall mean a Borrowing comprised of Term B Loans.

“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean April 25, 2017.

“Term B Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term B Loans as set forth in Section 2.01(a). The initial amount of each Lender’s Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B Loan Commitment, as applicable. The aggregate amount of the Term B Loan Commitments on the Closing Date is $450,000,000.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean the term loans made by the Lenders to the Borrowers pursuant to Section 2.01(a) and any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lender to the Borrower pursuant to Section 2.01(c).

“Term Borrowing” shall mean any Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term B Facility and/or any or all of the Incremental Term Facilities, Extended Term Facilities and Refinancing Term Loans.

“Term Facility Maturity Date” shall mean the latest of the Term B Facility Maturity Date and any Incremental Term Facility Maturity Date or, if the context so requires, either of such dates.

“Term Loan Commitment” shall mean any Term B Loan Commitment or any Incremental Term Loan Commitment.

“Term Loan Extension Amendment” shall have the meaning assigned to such term in Section 2.23(d).

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any other Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term B Loans, the Incremental Term Loans, the Extended Term Loans and/or the Refinancing Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrowers then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b).

“Total First Lien Senior Secured Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrowers and their Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by first priority Liens on property or assets of the Borrowers or their Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) (a) for purposes of calculating the Senior Secured Leverage Ratio pursuant to Section 6.10 and Article VI(A)(a), without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrowers and its Subsidiaries on such date and (b) for all other purposes of calculating the Senior Secured Leverage Ratio, the lesser of (1) without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrowers and its Subsidiaries on such date and (2) $100.0 million.

“TPG” shall mean TPG Partners V, L.P. and other affiliated co-investment partnerships.

“Transaction Documents” shall mean the Construction Contracts, the Octavius Lease, the Linq Lease, the Octavius Easement Agreement, the Loan Documents and all documents executed in connection therewith.

“Transactions” shall mean, collectively, the transactions to occur pursuant to or in connection with the Transaction Documents, including (i) the development, construction, ownership and operation of the Development, (ii) the making of the Cash Contributions, (iii) the Site Preparation, (iv) the contributions of the Contributed Assets, (v) the execution and delivery of the Linq Lease, the Octavius Lease and the Octavius Easement Agreement, (vi) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings hereunder and (vii) the payment of all fees and expenses to be paid in connection with the foregoing.

“Treasury Rate” shall mean, at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the eighteen-month anniversary of the Closing Date; provided, however, that if the period from such date to the eighteen-month anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate and the ABR.

“Unfunded Pension Liability” means, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” has the meaning specified in Section 2.05(c).

“Unrestricted Cash” shall mean cash or cash equivalents of a Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrowers or any of their Subsidiaries, including without limitation all “cage cash”.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Venue Easements” shall have the meaning assigned to such term in Section 6.05(p).

“Venue Documents” shall have the meaning assigned to such term in Section 6.05(p).

“Voluntary Cure Right” shall mean any exercise of a Cure Right other than (i) a Cure Right in respect of the Financial Performance Covenant set forth in Section 6.10(b) or (ii) an exercise of a Cure Right pursuant to the Performance Guarantee.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(e).

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Foreign Subsidiary” of any person shall mean a Foreign Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transactions. Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Closing Date Transactions, unless the context otherwise requires.

SECTION 1.04. Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article VI or paragraph (f), (j) or (m) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

SECTION 1.05. [Reserved].

SECTION 1.06. Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Local Time.

SECTION 1.08. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender agrees to make Term B Loans to the Borrowers, on a joint and several basis, on the Closing Date in a principal amount not to exceed its Term B Loan Commitment;

(b) each Lender having an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Revolving Facility Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Incremental Revolving Facility Credit Exposure exceeding such Lender’s Incremental Revolving Facility Commitment or (ii) the Incremental Revolving Facility Credit Exposure exceeding the total Incremental Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Incremental Revolving Facility Loans;

(c) each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment; and

(d) amounts borrowed under Section 2.01(a) or (c) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Incremental Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Incremental Revolving Facility Loans shall be made by the Incremental Revolving Facility Lenders ratably in accordance with their respective Incremental Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing of Incremental Revolving Facility Loans or Term Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple. Subject to Section 2.04(c) and Section 2.05(c), at the time that each Term Borrowing or Incremental Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple; provided, that an ABR Incremental Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Incremental Revolving Facility Commitments. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) 5 Eurocurrency Borrowings outstanding under the Term Facilities and (ii) 5 Eurocurrency Borrowings outstanding under the Incremental Revolving Facility.

SECTION 2.03. Borrowing Procedure.

(a) Each Lender shall make each Term B Loan to be made by it on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time. The Administrative Agent shall promptly credit $52,031,250.00 to the Interest Reserve Account and $397,968,750.00 to the Loan Proceeds Account (which is net of certain fees and expenses related to the Transactions payable on the date hereof).

(b) To request an Incremental Revolving Facility Borrowing and/or a Term Borrowing other than the Term B Loans to be made on the Closing Date, a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 10:00 a.m., Local Time, three Business Days before the date of any proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Incremental Revolving Facility Loans, Term B Loans or Other Term Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the currency of any Incremental Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Incremental Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing in the case of Loans denominated in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Agreement, any Incremental Revolving Facility Lender agreeing to act as a Swingline Lender agrees, in reliance upon the agreements of the other Incremental Revolving Facility Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swingline Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the aggregate amount of the Swingline Commitments, notwithstanding the fact that such Swingline Loans, when aggregated with the Incremental Revolving Facility Percentage of the Outstanding Amount of Incremental Revolving Facility Loans and L/C Obligations of the Swingline Lender, may exceed the amount of the Swingline Lender’s Incremental Revolving Facility Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Incremental Revolving Facility Credit Exposure shall not exceed the total Incremental Revolving Facility Commitments, and (ii) the aggregate Incremental Revolving Facility Credit Exposure of any Incremental Revolving Facility Lender (other than the Swingline Lender) shall not exceed such Incremental Revolving Facility Lender’s Incremental Revolving Facility Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.11, and reborrow under this Section 2.04. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan, each Incremental Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Incremental Revolving Facility Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon a Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Borrowing Request, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan request, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan request and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Borrowing Request, make the amount of its Swingline Loan available to the applicable Borrower at the account of such Borrower specified in such Swingline Borrowing Request.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Incremental Revolving Facility Lender make an ABR Incremental Revolving Loan in an amount equal to such Incremental Revolving Facility Lender’s Incremental Revolving Facility Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the Borrowing Minimum and Borrowing Multiples, but subject to the unutilized portion of the Incremental Revolving Facility Commitments and the conditions set forth in Section 4.01. The Swingline Lender shall furnish the Borrowers with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Incremental Revolving Facility Lender shall make an amount equal to its Incremental Revolving Facility Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Incremental Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Incremental Revolving Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such an ABR Incremental Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for ABR Incremental Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Incremental Revolving Facility Lenders fund its risk participation in the relevant Swingline Loan and each Incremental Revolving Facility Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Incremental Revolving Facility Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Incremental Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Incremental Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Incremental Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Incremental Revolving Loan included in the relevant ABR Incremental Revolving Facility Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Incremental Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(iii) shall be conclusive absent manifest error.

(iv) Each Incremental Revolving Facility Lender’s obligation to make ABR Incremental Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrowers or any other person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Incremental Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.01. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Incremental Revolving Facility Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Incremental Revolving Facility Lender its Incremental Revolving Facility Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Incremental Revolving Facility Lender shall pay to the Swingline Lender its Incremental Revolving Facility Percentage thereof on demand of the

Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Incremental Revolving Facility Lenders under this Section 2.04(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Incremental Revolving Facility Lender funds its ABR Incremental Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Incremental Revolving Facility Lender’s Incremental Revolving Facility Percentage of any Swingline Loan, interest in respect of such Incremental Revolving Facility Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

SECTION 2.05. The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Agreement, (A) any Incremental Revolving Facility Lender agreeing to act as an L/C Issuer agrees, in reliance upon the agreements of the Incremental Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Incremental Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the total Incremental Revolving Facility Credit Exposure shall not exceed the total Incremental Revolving Facility Commitments, (x) no Lender’s Incremental Revolving Facility Credit Exposure shall exceed such Lender’s Incremental Revolving Facility Commitment, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower or any Subsidiary may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders under the Incremental Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Incremental Revolving Facility Lenders have approved such expiry date (such approval not to be unreasonably withheld or delayed).

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any requirement of law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Incremental Revolving Facility Lender’s obligations to fund under Section 2.05(c) exists or any Incremental Revolving Facility Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Incremental Revolving Facility Lender to eliminate the L/C Issuer’s risk with respect to such Incremental Revolving Facility Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Incremental Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Incremental Revolving Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Incremental Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Incremental Revolving Facility Percentage times the amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Incremental Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.05(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders under the Incremental Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent, any Incremental Revolving Facility Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Incremental Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders under the Incremental Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Incremental Revolving Facility Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this Section 2.05(b)(iv)) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. Not later than (1) 1:00 p.m., Local Time, on the date that the L/C Issuer provides notice to the Borrowers of any payment by the L/C Issuer under a Letter of Credit denominated in Dollars (if such notice is provided by 10:00 a.m., Local Time, on such date) or (2) 11:00 a.m., Local Time, on the next succeeding Business Day (if such notice is provided after 10:00 a.m., Local Time, on the date such notice is given) (each such applicable date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent of any failure by the Borrowers to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and in the applicable currency. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Incremental Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Incremental Revolving Facility Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of ABR Incremental Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the Incremental Revolving Facility Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Incremental Revolving Facility Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Incremental Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Incremental Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Incremental Revolving Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Incremental Revolving Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13(c). In such event, each Incremental Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Incremental Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Incremental Revolving Facility Lender funds its ABR Incremental Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Incremental Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Incremental Revolving Facility Lender’s obligation to make ABR Incremental Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Incremental Revolving Facility Lender may have against the L/C Issuer, the Borrowers, any Subsidiary, or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Incremental Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrowers of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Incremental Revolving Facility Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Incremental Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Incremental Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Incremental Revolving Facility Lender such Incremental Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Incremental Revolving Facility Lender its Incremental Revolving Facility Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Incremental Revolving Facility Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Incremental Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Incremental Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Incremental Revolving Facility Lenders under this Section 2.05(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Incremental Revolving Facility Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Incremental Revolving Facility Lenders or the Majority Facility Lenders under the Incremental Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Sections 2.11(d) and 7.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.05, Section 2.11(d) and Section 7.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Incremental Revolving Facility Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders) (“Cash Collateral”). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Incremental Revolving Facility Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Except as otherwise agreed to by the Administrative Agent, Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(k) Additional L/C Issuers. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the person that issued such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than the Administrative Agent) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Term Loan or Incremental Revolving Facility Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 a.m., Local Time, on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Incremental Revolving Facility Borrowing is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 9:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.06(a)) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans under the applicable Facility. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Each Borrowing of Incremental Revolving Facility Loans or Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided, that except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. The Borrowers may elect different options with respect to different portions of the affected Incremental Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by a Responsible Officer of the Borrowers.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Sections 2.07(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Revolving Facility Borrowing shall, unless repaid, be continued as a Eurocurrency Revolving Facility Borrowing with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Incremental Revolving Facility Commitments shall terminate on the Incremental Revolving Facility Maturity Date and (ii) the Term B Loan Commitments shall terminate at 2:00 p.m., Local Time, on the Closing Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Incremental Revolving Facility Commitments; provided, that (i) each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Incremental Revolving Facility Commitments) and (ii) the Borrowers shall not terminate or reduce the Incremental Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Incremental Revolving Facility Loans in accordance with Section 2.11, the Incremental Revolving Facility Credit Exposure would exceed the total Incremental Revolving Facility Commitments.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Incremental Revolving Facility Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.08(c) shall be irrevocable; provided, that a notice of termination of the Incremental Revolving Facility Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Incremental Revolving Facility Lender the then unpaid principal amount of each Incremental Revolving Facility Loan to the Borrowers on the Incremental Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Incremental Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.09(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Incremental Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section 2.10,

(i) after the completion of two full fiscal quarters of the Borrowers after the Commencement of Operations of the Development, the Borrowers shall repay an aggregate principal amount of the Term B Borrowings on the last day of each fiscal quarter of the Borrowers thereafter (or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a “Term B Loan Installment Date”)) in an aggregate principal amount equal to 0.25% of the aggregate Term B Loans outstanding on the Closing Date;

(ii) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrowers shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”);

(iii) to the extent not previously paid, outstanding Term B Loans shall be due and payable on the Term B Facility Maturity Date;

(iv) the Refinancing Term Loans of any Series shall mature as provided in the applicable Refinancing Term Loan Amendment; and

(v) the Extended Term Loans of any Extension Series shall mature as provided in the applicable Term Loan Extension Amendment.

(b) To the extent not previously paid, outstanding Incremental Revolving Facility Loans shall be due and payable on the Incremental Revolving Facility Maturity Date.

(c) Prepayment of the Term Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied to the Term Loans pro rata among each Term Facility, with the application thereof being applied to the next eight (8) remaining installments thereof in direct order of maturity and any remaining amount thereof applied to the following remaining installments thereof on a ratable basis; provided that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the Borrowers may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrowers may specify (so long as the Term B Loans are allocated at least their pro rata share of such prepayment); and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrowers may direct under the applicable Class or Classes as the Borrowers may direct.

(d) Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term Loans in the applicable Class or Classes of Term Loans (including Other Term Loans, if any) to be repaid, pro rata based on the aggregate principal amount of outstanding Term Loans in the applicable Class or Classes, irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(e), then, with respect to such mandatory prepayment, prior to the repayment of any Term Loan, the Borrowers may select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Repayments of Eurocurrency Borrowings pursuant to this Section 2.10 shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans.

(a) (i) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as provided in Section 2.11(a)(ii) and subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice to the Administrative Agent by telephone (confirmed by telecopy) (x) in the case of an ABR Loan, not less than one Business Day prior to the date of prepayment and (y) in the case of Eurocurrency Loans, not less than three Business Days prior to the date of prepayment, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Facilities. Each such notice shall be signed by a Responsible Officer of a Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(ii) In the event that (a) any Term B Loan is voluntarily repaid (including with the proceeds of any Refinancing Term Loans incurred under Section 2.22) pursuant to Section 2.11(a)(i) (other than a prepayment of Term B Loans in full (but not in part) on or prior to the three (3) month anniversary of the Closing Date that is not made in connection with a Refinancing of the Term B Loans with other debt financing of the Borrowers) or (b) any Term B Loan is repaid through any amendment, amendment and restatement or other modification of this Agreement which reduces the Applicable

Margin with respect to any Term B Loans (any such Term B Loans, the “Repaid Term Loans”) in each case on or prior to the date that is four years and three months after the Closing Date in whole or in part, the Borrowers shall pay to the Lenders having such Repaid Term Loans a prepayment premium equal to:

(A) the Applicable Premium as of the date of such prepayment, if the date of such prepayment occurs on or prior to the date that is one year and nine months after the Closing Date,

(B) 3.0%, if the date of such prepayment occurs after the date that is one year and nine months after the Closing Date but on or prior to the date that is two years and three months after the Closing Date,

(C) 2.0%, if the date of such prepayment occurs after the date that is two years and three months after the Closing Date but on or prior to the date that is three years and three months after the Closing Date, and

(D) 1.0%, if the date of such prepayment occurs after the date that is three years and three months after the Closing Date but on or prior to the date that is four years and three months after the Closing Date.

(b) Subject to Sections 2.11(e) and (f), the Borrowers shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with Sections 2.10(c) and (d).

(c) Subject to Sections 2.11(e) and (f), within five (5) Business Days after financial statements are delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrowers shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) the sum of (A) the amount of any voluntary prepayments during such Excess Cash Flow Period of Term Loans (and with respect to the first Excess Cash Flow Period, plus the amount of any voluntary prepayments of Term Loans made prior to such Excess Cash Flow Period) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period of Incremental Revolving Facility Commitments to the extent that an equal amount of Incremental Revolving Facility Loans was simultaneously repaid, to prepay Term Loans in accordance with Sections 2.10(c) and (d). Not later than the date on which the payment is required to be made pursuant to the foregoing sentence for each applicable Excess Cash Flow Period, the Borrowers will deliver to the Administrative Agent a certificate signed by a Financial Officer of a Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(d) If the Administrative Agent notifies the Borrowers at any time that the Incremental Revolving Facility Credit Exposure at such time exceed an amount equal to 105% of the Incremental Revolving Facility Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall (at the Borrowers’ option) prepay Incremental Revolving Facility Loans and/or the Swingline Loans and/or the Borrowers shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Incremental Revolving Facility Credit Exposure as of such date of payment to an amount not to exceed 100% of the Incremental Revolving Facility Commitments then in effect. The Administrative Agent may, at any time and from time to time after any such initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(e) Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrowers shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of Declined Proceeds, which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with paragraphs (c) and (d) of Section 2.10), and (ii) the Borrowers may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”). Such Declined Proceeds retained by the Borrowers may be used for any purpose not otherwise prohibited by this Agreement.

(f) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided herein and (ii) to the extent that the Borrowers has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this Section 2.11(f)(ii), on or before the date on which any Net Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.11(b) or Section 2.11(c), (x) the Borrowers applies an amount equal to such Net Proceeds or Excess Cash Flow to such prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrowers rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow is applied to the permanent repayment of Indebtedness of a Foreign Subsidiary.

SECTION 2.12. Fees.

(a) The Borrowers agree to pay to each Incremental Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is three Business

Days after the last Business Day of March, June, September and December in each year, and the date on which the Incremental Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in Dollars (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the date of the applicable Incremental Assumption Agreement or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee (other than with respect to the Swingline Lender), the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the date of the applicable Incremental Assumption Agreement and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided in the applicable Incremental Assumption Agreement.

(b) The Borrowers from time to time agree to pay (i) to each Incremental Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Incremental Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Incremental Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts), during the preceding quarter (or shorter period commencing with the date of the applicable Incremental Assumption Agreement or ending with the Incremental Revolving Facility Maturity Date or the date on which the Incremental Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each L/C Issuer, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and on the date on which the Incremental Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum (or such other rate specified in the applicable Incremental Assumption Agreement) of the Dollar Equivalent of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”). All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) The Borrowers agree to pay on the Closing Date to each Term B Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term B Loan, a closing fee (the “Closing Fee”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Term B Loan, payable to such Lender from the proceeds of its Term B Loan as and when funded on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and nonrefundable and non-creditable thereafter.

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at (x) the greater of (i) the Eurocurrency Rate for the Interest Period in effect for such Borrowing and (ii) 1.25%, plus (y) the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this Section 2.13(c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Incremental Revolving Facility Loans, upon termination of the Incremental Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan (including any Swingline Loan) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable ABR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Incremental Revolving Facility that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election

Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the applicable currency shall be ineffective and in the case of any Borrowing denominated in Dollars, such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto as an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Mandatory Costs) or L/C Issuer; or

(ii) impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in Sections 2.15(a) and (b) shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or L/C Issuer shall notify the Borrowers thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Indemnified Taxes, or any Other Taxes, which shall instead be governed by Section 2.17, or in respect of Excluded Taxes.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without withholding or deduction for any Indemnified Taxes or Other Taxes; provided, that if an applicable withholding agent shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, any Lender or any L/C Issuer, as applicable, receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) the applicable withholding agent shall make such withholding or deductions and (iii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or such L/C Issuer, as applicable, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document

(including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any Other Taxes (including Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an L/C Issuer, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which the Borrowers is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), to the extent such Lender is legally eligible to do so, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, or as may reasonably be requested by the Borrowers or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided that, with respect to any withholding tax imposed by any jurisdiction other than the United States, a Lender shall not be required to provide any documentation if such Lender reasonably determines that doing so would be materially disadvantageous to such Lender.

(f) Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code , and that no interest payments are considered effectively connected income and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) where the Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or a participating Lender), duly completed copies of Internal Revenue Service Form W-8IMY, together with appropriate forms and certificates described in Sections 2.17(f)(i) through (iii) (additional Form W-8IMYs, withholding statements and other information) as may be required (provided that any certificate described in clause (iii)(x) may be provided by the Foreign Lender on the beneficial owner’s behalf) or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(g) In each of the circumstances described above, each Lender shall deliver such forms, if legally eligible to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).

(h) Each Lender that is not a Foreign Lender shall deliver to the Borrowers and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.

(i) Notwithstanding any other provision of paragraphs (e), (f), (g) or (h), a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally eligible to deliver.

(j) If the Administrative Agent or a Lender has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to a Loan Party the payment of which would place such Lender in a less favorable net after tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(k) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.17, include any L/C Issuer.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative

Agent, except payments to be made directly to the applicable L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans and Unreimbursed Amounts then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Incremental Revolving Facility Loans or participations in Letters of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Incremental Revolving Facility Loans and participations in Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Incremental Revolving Facility Loans and participations in Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Incremental Revolving Facility Loans and participations in Letters of Credit and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply). The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the Borrowers has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender is the subject of a Disqualification, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if in respect of any Incremental Revolving Facility Commitment or Incremental Revolving Facility Loan, the Swingline Lender and the L/C Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrowers’ request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Incremental Revolving Facility Commitment or Incremental Revolving Facility Loan, the Swingline Lender and the L/C Issuer); provided, that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount payable pursuant to Section 2.11(a)) and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrowers’ request, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.20. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans in any currency, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) in the case of Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans until the last day of such Interest Period, convert all Eurocurrency Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans to ABR Loans) or (ii) prepay such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Incremental Commitments.

(a) The Borrowers may, by written notice to the Administrative Agent, (x) at any time and from time to time following the date that is the earlier of (1) three months earlier than the Project Octavius Scheduled Completion Date and (2) the Commencement of Operations of Project Octavius, request Incremental Revolving Facility Commitments in an aggregate amount not to exceed $25 million from one or more Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Facility Commitments, as the case may be, in their own discretion, and (y) at any time and from time to time (but, in the case of any Incremental Term Loan Commitments, following the Commencement of Operations of Project Linq), request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion. Any such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5 million and a minimum amount of $10 million or equal to the remaining amount available pursuant to clause (x) or (y) of the foregoing sentence, as applicable), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (any such date, an “Increased Amount Date”), (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term B Loan Commitments or commitments to make term loans with interests rates and/or amortization and/or maturity and/or other terms different from the Term B Loans (“Other Term Loans”) and (iv) that the applicable Borrower is in compliance on such date in all material respects with all applicable material Construction Contracts in effect on such date and is adhering in all material respects to the then current Project Schedule (as defined in the Disbursement Agreement).

(b) The Borrowers and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that (i) except as to pricing, amortization and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso, be determined by the Borrowers and the Incremental Term Lenders in their sole discretion), the Other Term Loans shall have (x) the same terms as the Term B Loans, as applicable, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Term B Facility Maturity Date, (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans, (iv) with respect to the Octavius Borrower, prior to the Commencement of Operations of Project Octavius, all proceeds from Incremental Revolving Facility Loans and Incremental Term Loans shall be used to pay costs in connection with Project Octavius and, with respect to the Linq Borrower, prior to the Commencement of Operations of Project Linq, all proceeds from Incremental Revolving Facility Loans and Incremental Term Loans shall be used to pay costs in connection with Project Linq and (v) any Incremental Revolving Facility Lender shall be reasonably satisfactory to the Borrowers and the Administrative Agent; provided further that the interest rate margin (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Term Loan in the initial primary syndication thereof) in respect of any Other Term Loan shall be the same as that applicable to the Term B Loans except that the interest rate margin in respect of any Other Term Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Term Loan in the initial primary syndication thereof) may exceed the Applicable Margin for the Term B Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term B Loans in the initial primary syndication thereof), respectively, by no more than  1/2 of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such Applicable Margin (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term B Loans in the initial primary syndication thereof), such Applicable Margin shall be increased so that the interest rate margin in respect of such Other Term Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Term Loan in the initial primary syndication thereof), is no more than  1/2 of 1% higher than the Applicable Margin for the Term B Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term B Loans in the initial primary syndication thereof). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrowers shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) All Incremental Term Loans and Incremental Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under the Credit Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under the Credit Agreement and the other Loan Documents. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans) in the form of additional Term B Loans, when originally made, are included in each Borrowing of outstanding Term B Loans, as applicable, on a pro rata basis. The Borrowers agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

SECTION 2.22. Refinancing Term Loans.

(a) Either Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loans denominated in Dollars under this Agreement (“Refinancing Term Loans”), which Refinances any Term Loan under this Agreement on a dollar-for-dollar basis (but including any Refinancing Amount); provided, that prior to the Commencement of Operations of the Development, all of the Term Loans (and not any portion thereof) shall be required to be Refinanced, if at all. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which such Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) the weighted average life to maturity of such Refinancing Term Loans shall not be shorter than the then remaining weighted average life to maturity of the Term B Loans at the time of such refinancing (or if longer, shall have a minimum weighted average life to maturity required pursuant to any previously established Refinancing Term Loan Amendment or Extension Amendment);

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees and interest rates which shall be as agreed between the applicable Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term

Loans than, those applicable to the then outstanding Term Loans except to the extent such covenants and other terms apply solely to any period after the latest final maturity of the Term Loans and Incremental Revolving Facility Commitments in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Term Loans; and

(iv) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under the Credit Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under the Credit Agreement and the other Loan Documents and the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

(b) The applicable Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Series of Refinancing Term Loans made to the same Borrower.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

SECTION 2.23. Extended Term Loans.

(a) Either Borrower may at any time and from time to time request that all or any portion of the Term Loans under any Facility (an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be substantially identical to the Term Loans under the Existing Term Loan Facility from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans (including the maturity date) of such Existing Term Loan Facility to the extent provided in the applicable Term Loan Extension Amendment;

(ii) the interest margins with respect to the Extended Term Loans may be different than the interest margins for the Term Loans of such Existing Term Loan Facility and upfront fees may be paid to the Extending Term Lenders, in each case, to the extent provided in the applicable Term Loan Extension Amendment;

(iii) the Term Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity of the Term Loans and Incremental Revolving Facility Commitments in effect on the effective date of the Term Loan Extension Amendment immediately prior to the establishment of such Extended Term Loans; and

(iv) no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Term Loan Facility.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans converted from an Existing Term Loan Facility may, to the extent provided in the applicable Term Loan Extension Amendment, be designated as an increase in any previously establish Extension Series with respect to such Existing Term Loan Facility.

(c) The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Facility converted into Extended Term Loans pursuant to any Extension Request. Any Lender (an “Extending Term Lender”) wishing to have all or any portion of its Term Loans under the Existing Term Loan Facility subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Facility which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans under the Existing Term Loan Facility subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(d) Extended Term Loans shall be established pursuant to an amendment (a “Term Loan Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Term Loan Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. All Extended Term Loans and all obligations in respect thereof shall be Obligations under the Credit Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under the Credit Agreement and in connection with any Term Loan Extension Amendment, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

ARTICLE III

Representations and Warranties

On the date of each Credit Event, the Borrowers represent and warrant to each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, the Borrowers and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Borrowers and each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Closing Date Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Borrowers and such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Borrowers or any such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrowers or any such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in Section 3.02(b)(i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrowers or any such Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Closing Date Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan

Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such actions, consents and approvals under Gaming Laws or Liquor Laws or from Gaming Authorities or Liquor Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (e) such as have been made or obtained and are in full force and effect or will be timely made or obtained and be in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. The audited consolidated balance sheets of CEC as at December 31, 2008, 2009 and 2010, and the related audited consolidated statements of income and cash flows for such fiscal years, reported on by and accompanied by a report from Deloitte & Touche LLP, copies of which have heretofore been filed with the SEC, present fairly in all material respects the consolidated financial position of CEC as at such date and the consolidated results of operations and cash flows of CEC for the years then ended.

SECTION 3.06. No Material Adverse Effect. After the Closing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

In each case, as of the respective date set forth below, as applicable:

(a) As of the date of contribution of the applicable Contributed Assets, each of the Octavius Borrowers and its Subsidiaries (in the case of Contributed Assets with respect to Project Octavius) and the Linq Borrower and its Subsidiaries (in the case of Contributed Assets with respect to Project Linq) has (and, as of the Closing Date, has pursuant to the Asset Contribution Agreements, binding agreements such that the Borrowers, subject to the satisfaction of the conditions thereto, shall be able to acquire) valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) As of the Commencement of Operations of Project Octavius (in the case of the Octavius Borrower and its Subsidiaries) and as of the Commencement of Operations of Project Linq (in the case of the Linq Borrower as its Subsidiaries), none of the Borrowers or their Subsidiaries have defaulted under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Borrowers’ or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrowers and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Commencement of Operations of Project Octavius (in the case of the Octavius Borrower and its Subsidiaries) and as of the Commencement of Operations of Project Linq (in the case of the Linq Borrower as its Subsidiaries), each of the Borrowers and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrowers has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Borrowers, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

(d) As of the Closing Date, none of the Borrowers and the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of the Borrowers and the Subsidiaries is obligated as of the date of contribution of the applicable Contributed Assets, under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrowers and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrowers or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrowers or any of the Subsidiaries, except rights of employees to purchase Equity Interests in connection with the Transactions or as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrowers, threatened in writing against or affecting the Borrowers or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrowers and each Subsidiary are in compliance in all material respects with all Gaming Laws and Liquor Laws that are applicable to them and their businesses.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Borrowers and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of the Borrowers and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Borrowers will use the proceeds of the Term B Loans made on the Closing Date (a) to finance the Development and related Project Costs (including without limitation to fund fees, expenses, contingencies, debt service and financing costs related thereto), (b) after the Commencement of Operations of Project Octavius, to fund any working capital requirements and for other general corporate purposes, including debt service, and (c) to pay fees and expenses incurred in connection with the Term B Loans and the Transactions.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrowers and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct;

(b) Each of the Borrowers and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in Section 3.13(a) and all other Taxes or assessments that are due and payable (or made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due) with respect to all periods or portions thereof ending on or before the applicable Credit Event, including in its capacity as a withholding agent (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrowers or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of the Borrowers and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrowers or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrowers.

SECTION 3.15. Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrowers, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any material Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Borrowers, its Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan; and (vi) none of the Borrowers or their Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Borrowers or any Subsidiary to tax.

(b) Each of the Borrowers and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Borrowers, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liability to the Borrowers or any of their Subsidiaries.

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by the Borrowers or any of their Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrowers’ knowledge, threatened which allege a violation of any Environmental Laws, in each case relating to the Borrowers or any of their Subsidiaries, (ii) each of the Borrowers and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrowers’ knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased or formerly owned, operated or leased, by the Borrowers or any of their Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrowers or any of their Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrowers or any of their Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrowers or any of their Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Borrowers or any of their Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) Following the Post-Closing Collateral Requirement, the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 will be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Each of the Control Agreements, together with the Collateral Agreement, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the accounts described therein and the proceeds and products thereof; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. Upon the execution of the Collateral Agreement and each Control Agreement, each such Control Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the accounts described therein and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws.

(e) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the any foreign law pledge agreements (if any), neither the Borrowers nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) The Perfection Certificate completely and correctly identifies, in all material respects, as of the Closing Date all material Real Property owned by the Borrowers and the Subsidiary Loan Parties. As of the Closing Date, the Borrowers and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them in the Perfection Certificate.

(b) The Perfection Certificate lists correctly in all material respects, as of the Closing Date, all material Real Property that is leased by the Borrowers and the Subsidiary Loan Parties as the lessee and the addresses thereof. As of the Closing Date, the Borrowers and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them as the lessee in the Perfection Certificate.

SECTION 3.19. Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrowers and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers and their Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, the Borrowers do not intend to, and the Borrowers do not believe that they or any of their subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by them or any such subsidiary and the timing and amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrowers or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrowers or any of the Subsidiaries or for which any claim may be made against the Borrowers or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrowers or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrowers or any of the Subsidiaries (or any predecessor) is a party or by which the Borrowers or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.22. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.22, (a) the Borrowers and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrowers, the Borrowers and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened.

SECTION 3.23. Senior Debt. The Obligations will constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any subordinated Indebtedness permitted to be incurred hereunder or any Permitted Refinancing Indebtedness in respect thereof constituting subordinated Indebtedness.

ARTICLE IV

Conditions of Lending and Disbursement

The obligations of (a) the Lenders (including any Swingline Lender) to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions in Section 4.01 and Section 4.02:

SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each L/C Credit Extension:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or L/C Credit Extension, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing (subject to the immediately preceding paragraph) and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing or L/C Credit Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a favorable written opinion of (i) O’Melveny & Myers LLP, counsel for the Loan Parties and (ii) each local counsel specified on Schedule 4.02(b), in each case, (A) dated the Closing Date, (B) addressed to, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent’s counsel.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party; and

(iii) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) Except for matters to be completed following the Closing Date in accordance with Section 5.10(h) and/or as contemplated by the Post-Closing Collateral Requirements, the elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrowers, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.

(e) On the Closing Date, after giving effect to the Transactions which are to be completed on or prior to such date and the other transactions contemplated hereby, the Borrowers and their Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.01.

(f) The Lenders shall have received a solvency certificate substantially in the form of Exhibit B and signed by the Chief Financial Officer of each Borrower confirming the solvency of the Borrowers and their Subsidiaries on a consolidated basis after giving effect to the Transactions to occur on the Closing Date.

(g) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon and Reindel LLP, SNR Denton US LLP and Lewis and Roca LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(h) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than five (5) Business Days prior to the Closing Date.

(i) The Administrative Agent shall have received executed copies of the Lease Agreements and the Lease Guaranty, in each case in a form reasonably satisfactory to the Administrative Agent.

(j) Either (x) the Contributed Assets with respect to Project Octavius shall have been contributed to the Octavius Borrower or (y) an amount of the Cash Contributions equal to the aggregate amount of fees and expenses due and payable on the Closing Date by the Borrowers shall have been deposited in the Company Account.

(k) The Administrative Agent shall have received the executed copy of (x) the Completion Guarantee and (y) the Asset Contribution Agreements.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

SECTION 4.03. Linq Disbursement Conditions. On or prior to the date of the first disbursement from the Loan Proceeds Account with respect to proceeds earmarked for Project Linq (which may be drawn pursuant to the Disbursement Agreement upon the satisfaction of the conditions in this Section 4.03 and in the Disbursement Agreement with respect to Project Linq, regardless of the status of the conditions in Section 4.04), the Administrative Agent shall have received (or waived the applicable requirement, as applicable) with respect to Project Linq:

(a) Plans, Etc. A complete set of all available Project Linq Plans and Specifications requested to be delivered, including a site plan (showing all necessary approvals, utility connections and site improvements) and all available inspection and test records and reports made by or for the Loan Parties or their architects, evidencing compliance with the Minimum Opening Day Facilities (as defined in the Disbursement Agreement);

(b) Consultant’s Report. A report from the Construction Consultant to the effect that (i) it has received and reviewed the construction related items required by the Disbursement Agreement as of the date of such report in respect of Project Linq and certifications from the professionals of record asserting that (a) the available Project Linq Plans and Specifications have been approved to the extent required at such time by all applicable Governmental Authorities and (b) the improvements as shown by the Project Linq Plans and Specifications will comply with applicable zoning and other Laws in all material respects and (ii) construction of the improvements, along with all necessary roads and utilities, are expected to be finished on or before the Project Linq Scheduled Completion Date;

(c) Progress and Construction Schedules. A projected construction schedule showing the anticipated timeline for development of the Project Linq;

(d) Project Linq Budget. The Administrative Agent shall have received the Project Linq Budget;

(e) Insurance Coverage. Evidence of insurance required pursuant to Section 5.02 in respect of Project Linq along with certificates showing the Collateral Agent listed as an additional insured or loss payee, as applicable; and

(f) Contributed Assets; Post-Closing Collateral Requirements. A Certificate from a Responsible Officer of the Linq Borrower certifying that the Contributed Assets in respect of Project Linq have been contributed to the Linq Borrower and the Linq Borrower has completed all material Post-Closing Collateral Requirements with respect to Project Linq (other than such requirements for which the Administrative Agent has extended and/or waived the relevant completion).

SECTION 4.04. Octavius Disbursement Conditions. On or prior to the date of the first disbursement from the Loan Proceeds Account with respect to proceeds earmarked for Project Octavius (which may be drawn pursuant to the Disbursement Agreement upon the satisfaction of the conditions in this Section 4.04 and in the Disbursement Agreement with respect to Project Octavius, regardless of the status of the conditions in Section 4.03), the Administrative Agent shall have received (or waived the applicable requirement, as applicable) with respect to Project Octavius:

(a) Plans, Etc. A complete set of all available Project Octavius Plans and Specifications requested to be delivered, including a site plan (showing all necessary approvals, utility connections and site improvements) and all available inspection and test records and reports made by or for the Loan Parties or their architects;

(b) Consultant’s Report. A report from the Construction Consultant to the effect that (i) it has received and reviewed the construction related items required by the Disbursement Agreement as of the date of such report in respect of Project Octavius and certifications from the professionals of record asserting that (a) the available Project Octavius Plans and Specifications have been approved to the extent required at such time by all applicable Governmental Authorities and (b) the improvements as shown by the Project Octavius Plans and Specifications will comply with applicable zoning and other Laws in all material respects and (ii) construction of the improvements, along with all necessary roads and utilities, are expected to be finished on or before the Project Octavius Scheduled Completion Date;

(c) Progress and Construction Schedules. A projected construction schedule showing the anticipated timeline for development of the Project Octavius;

(d) Project Octavius Budget. The Administrative Agent shall have received the Project Octavius Budget;

(e) Insurance Coverage. Evidence of insurance required pursuant to Section 5.02 in respect of Project Octavius along with certificates showing the Collateral Agent listed as an additional insured or loss payee, as applicable; and

(f) Contributed Assets; Post-Closing Collateral Requirements. A Certificate from a Responsible Officer of the Octavius Borrower certifying that the Contributed Assets in respect of Project Octavius have been contributed to the Octavius Borrower and the Octavius Borrower has completed all material Post-Closing Collateral Requirements with respect to Project Octavius (other than such requirements for which the Administrative Agent has extended and/or waived the relevant completion).

ARTICLE V

Affirmative Covenants

The Borrowers covenant and agree with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrowers will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrowers, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrowers may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by a Borrower or a Wholly-Owned Subsidiary of a Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Required Insurance Coverage.

(a) The Borrowers, at their expense, shall maintain and deliver to the Administrative Agent certificates of insurance evidencing the following:

(i) commercial general liability insurance with limits of not less than $1,000,000 per occurrence combined single limit and $2,000,000 in the aggregate where applicable for the policy period extended to cover: (i) contractual liability assumed by the Borrowers, (ii) independent contractors liability , (iii) broad form property damage liability, (iv) products & completed operations coverage on an “if any” basis, (v) waiver of subrogation against the Collateral Agent, (vi) severability of interest provision, and (vii) personal & advertising injury liability;

(ii) automobile liability insurance including coverage on owned, hired and non-owned automobiles with bodily injury and property damage limits of not less than $1,000,000.00 per occurrence combined single limit, with a waiver of subrogation against the Collateral Agent;

(iii) umbrella/excess liability in excess of commercial general liability, automobile liability and employers’ liability coverages with a limit of liability of not less than $50,000,000.00 per occurrence;

(iv) all-risk property (special cause of loss) insurance on the improvements and betterments in an amount not less than the full insurable value on a replacement cost basis of the insured improvements and personal property related thereto. During the construction period, if the general property insurance coverage does not apply, property insurance shall be written in a so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to occupy prior to completion to the extent commercially available;

(v) terrorism insurance for certified acts of terrorism on the improvements and betterments in an amount not less than the full insurable value on a replacement cost basis of the insured improvements and personal property related therto to the extent that such coverage is commercially available at a commercially reasonable price. It is further understood that such coverage may be provided by a captive insurance company (a “Captive Insurance Company”) except with respect to losses which are not reinsured by the federal government under TRIA which shall be reinsured by an insurance company having an A.M. Best rating of not less than A- VII. Such reinsurance agreements between such Captive Insurance Company and all such reinsurance companies providing the referenced reinsurance shall provide for direct access to such reinsurers through a direct access cut-through endorsement for all named insureds, loss payees and mortgagees. The Agents and Lenders hereby acknowledge and agree that Romulus Risk and Insurance Company, Inc. is an acceptable Captive Insurance Company for providing such certified terrorism coverage for the Borrowers;

(vi) workers’ compensation and employers’ liability insurance in accordance with the applicable laws of the state of Nevada. The policy limit under the employers’ liability insurance section shall not be less than $1,000,000 for any one accident; and

(vii) If the property, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development flood insurance shall be carried for the duration of the Loans in the amount of $250,000,000, or the outstanding principal balance of the Loans, whichever is less.

(b) Policy Requirements. All insurance policies shall (i) be issued by an insurance company having a rating of “A-” VII or better by A.M. Best Co., in Best’s Rating Guide (except for terrorism coverage as discussed in Section 5.02(a)(v)), (ii) include “JPMorgan Chase Bank, N.A., as Collateral Agent, its successors and/or assigns as their interest may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on property and flood insurance (as applicable), (iii) be endorsed to show that the Borrowers’ insurance shall be primary and all insurance carried by the Collateral Agent or Lenders is strictly excess and secondary and shall not contribute with the Borrowers’ insurance as it relates to the Mortgaged Property, (iv) provide that the Collateral Agent is to receive thirty (30) days written notice prior to cancellation in accordance with the applicable policy’s provisions or as required by law, (v) be evidenced by a certificate of insurance to be provided to the Collateral Agent, (vi) include either policy or binder numbers on the ACORD form, and (vii) be in amounts as described in the requirements above. It is agreed and understood that all policies required by the Loan Documents including this Section 5.2, shall be subject to commercially reasonable deductibles and/or retentions for businesses of similar size and quality. It is further agreed and understood that all insurance coverage required by the Loan Documents including this Section 5.2, may be effected under blanket policies covering the Mortgaged Property and other property and assets of CEC and its Subsidiaries not part of the Mortgaged Property.

(c) Evidence of Insurance; Payment of Premiums. The Borrowers shall deliver to the Administrative Agent, as soon as practicable with the endeavor to be at least five (5) days before the expiration of an existing policy, evidence acceptable to the Administrative Agent of the continuation of the coverage of the expiring policy. If the Administrative Agent has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, the Administrative Agent shall notify the Borrowers of such situation and provide the Borrowers with 30 days to cure such situation. If the situation has not be cured within that 30 day period, the Administrative Agent shall have the right, but not the obligation, to purchase such insurance for the Administrative Agent’s interest only. Any amounts so disbursed by the Administrative Agent pursuant to this Section shall be repaid by the Borrowers within 10 days after written demand therefor. Nothing contained in this Section shall require the Agents or the Lenders to incur any expense or take any action hereunder, and inaction by the Agents or the Lenders shall never be considered a waiver of any right accruing to the Agents or the Lenders on account on this Section. The payment by the Administrative Agent of any insurance premium for insurance which the Borrowers are obligated to provide hereunder but which the Administrative Agent believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. The Borrowers agree to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Mortgaged Property which would wholly or partially invalidate any insurance thereon.

(d) No Liability. The Administrative Agent shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and the Borrowers hereby expressly assume full responsibility therefor and all liability, if any, thereunder.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) the Borrowers or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 105 days, following the end of each fiscal year (commencing with the fiscal year beginning after the Commencement of Operations of Project Octavius), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrowers and their Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, commencing with the second fiscal year beginning after the Commencement of Operations of Project Octavius, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of the Borrowers or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrowers of annual reports on Form 10-K of the Borrowers and their consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein); provided that, (i) following the Commencement of Operations of Project Octavius and prior to the Commencement of Operations of Project Linq, such financial statements provided under this Section 5.04(a) shall be for the Octavius Borrower and its subsidiaries on a consolidated basis and (ii) following the Commencement of Operations of the Development, such financial statements provided under this Section 5.04(a) shall be for the Borrowers and their subsidiaries on a consolidated basis;

(b) Within 60 days (or, in the case of the first fiscal quarter for which quarterly financial statements are required to be delivered hereunder, within 75 days following the end of such fiscal quarter), following the end of each of the first three fiscal quarters of each fiscal year (commencing with the first full fiscal quarter after the Commencement of Operations of Project Octavius), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrowers and their Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth (commencing with the second fiscal year after the Commencement of Operations of Project Octavius) in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of a Borrower on behalf of the Borrowers as fairly presenting, in all material respects, the financial position and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrowers of quarterly reports on Form 10-Q of the Borrowers and their consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein); provided that, (i) following the Commencement of Operations of Project Octavius and prior to the Commencement of Operations of Project Linq, such financial statements provided under this Section 5.04(b) shall be for the Octavius Borrower and its subsidiaries on a consolidated basis and (ii) following the Commencement of Operations of the Development, such financial statements provided under this Section 5.04(b) shall be for the Borrowers and their subsidiaries on a consolidated basis;

(c)(x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of a Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal quarter in which the Financial Performance Covenants are applicable, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenants and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrowers or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrowers;

(e) within 105 days after the beginning of each fiscal year (commencing with the fiscal year beginning after the Commencement of Operations of Project Octavius, with respect to the Octavius Borrower and its Subsidiaries, and commencing with the fiscal year beginning after the Commencement of Operations of Project Linq, with respect to the Linq Borrower and its Subsidiaries), a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the applicable Borrowers and their Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of a Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(h) promptly upon request by the Administrative Agent on behalf of the Lenders from time to time, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act; and

(i) on the Closing Date and within 30 days of the end of each fiscal month of the Borrowers (or, if earlier, at the time of making any Disbursement Request under the Disbursement Agreement with respect to such fiscal month, if any) thereafter through the Commencement of Operations of the Development, deliver to the Administrative Agent an In-Balance Test Certificate, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as the Administrative Agent or the Construction Consultant shall reasonably request and such other information as the Administrative Agent or the Construction Consultant shall reasonably request in connection with the calculation of the In-Balance Test.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of a Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority (including any action, suit or proceeding by or subject to decision by any Gaming Authority) or in arbitration, against a Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrowers or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the development or occurrence of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect; and

(e) promptly after the same are available, copies of any written communication to Borrowers or any of their Subsidiaries from any Gaming Authority advising it of a material violation of, or material non-compliance with, any Gaming Law by a Borrower or any of its Subsidiaries.

SECTION 5.06. Compliance with Laws; Compliance with Construction Contracts.

(a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Gaming Laws and Liquor Laws, except that the Borrowers and their Subsidiaries need not comply with any laws, rules, regulations and orders of any Governmental Authority then being contested by any of them in good faith by appropriate proceedings, and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

(b) Comply in all respects with its respective obligations and enforce all of its respective rights under all Construction Contracts, except where the failure to so comply or enforce its rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrowers or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrowers, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrowers to discuss the affairs, finances and condition of a Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans in the manner set forth in Section 3.12.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied (including, in connection with any collateral assignment to the Agent of any Construction Contract the counterparty to which is a general construction manager, general contractor or architect (if there is an architect of record) and such contract governs Project Costs in excess of $50,000,000, the use of commercially reasonable efforts to obtain from such counterparty a customary, as determined by the Linq Borrower in good faith, consent to such assignment or such consent that is reasonably acceptable to the Agent), all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below.

(b) If any asset (other than Real Property, which is covered by paragraph (c) below) that has an individual fair market value (as determined in good faith by the applicable Borrower) in an amount greater than $1 million is acquired by such Borrower or any Subsidiary Loan Party after the Closing Date, including pursuant to the contributions of the Contributed Assets (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) will (i) as promptly as practicable notify the Collateral Agent thereof and (ii) take or cause the Subsidiary Loan Parties to take such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition (which for this Section 5.10(c) shall include the improvement of any Real Property that was not Owned Real Property that results in it qualifying as Owned Real Property) of and will grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such Owned Real Property of the Borrowers or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date, including pursuant to the contributions of the Contributed Assets, pursuant to documentation substantially in the form of the Mortgages or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof, record or file, and cause each such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrowers shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy and a survey and otherwise comply with the Collateral and Guarantee Requirements applicable to Mortgages and Mortgaged Property.

(d) If any additional direct or indirect Subsidiary of a Borrower is formed or acquired after Closing Date, including pursuant to the contributions of the Contributed Assets and if such Subsidiary is a Wholly-Owned Domestic Subsidiary (other than a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary and other than, at a Borrower’s option, any Immaterial Subsidiary), within ten (10) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within twenty (20) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Domestic Subsidiary and with respect to any Equity Interest in or Indebtedness of such Domestic Subsidiary owned by or on behalf of a Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(e) If any additional Foreign Subsidiary of a Borrower is formed or acquired after the Closing Date, including pursuant to the contributions of the Contributed Assets and if such Subsidiary is a “first tier” Foreign Subsidiary, within ten (10) Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within twenty (20) Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of a Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(f) Furnish to the Collateral Agent promptly (and in any event within 30 days after such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number or (D) in any Loan Party’s jurisdiction of organization; provided, that the Borrowers shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change (it being understood that, subject to the foregoing, any Loan Party may change the name under which it conducts its business or its corporate name, trade name, trademarks, brand name or other public identifiers).

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to (i) any Real Property held by the Borrowers or any of their Subsidiaries as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property owned in fee that does not have an individual fair market value (as determined in good faith by the applicable Borrower) of at least $1 million, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts (other than the Interest Reserve Account, the Loan Proceeds Account, the Draw Account and the Company Account) (it being understood and agreed (1) that the Lien of the Collateral Agent may extend to such assets pursuant to the terms of the Collateral Agreement, but that such Lien need not be perfected to the extent perfection requires any action other than the filing of customary financing statements (and all representations, warranties, covenants and other terms of the Loan Documents with respect to Collateral shall be construed accordingly) and (2) that there shall be no lockbox arrangements nor any control agreements relating to the Borrowers’ and their subsidiaries’ bank accounts) (other than the Interest Reserve Account, the Loan Proceeds Account, the Draw Account and the Company Account), (iv) any Equity Interests owned on or acquired after Closing Date (other than (x) Equity Interests in the Borrowers or, (y) in the case of any person which is a Wholly-Owned Subsidiary, Equity Interests in such person issued or acquired after such person became a Wholly-Owned Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as doing so would violate applicable law or regulation (including any Gaming Law or regulation) or a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code and other applicable law) binding on such Equity Interests, (v) any assets owned on or acquired after Closing Date, to the extent that, and for so long as, taking such actions would violate applicable law or regulation (including any Gaming Law or regulation) or an enforceable contractual obligation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law) binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (1) owned on Closing Date or (2) acquired after the Closing Date with Indebtedness of the type permitted pursuant to Section 6.01(i) that is secured by a Permitted Lien) permitted by this Agreement or (vi) those assets as to which the Administrative Agent and the Borrowers shall reasonably determine that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby. Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrowers and (iii) the Administrative Agent and the Borrowers may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments, as are reasonable or necessary in connection with the Site Preparation and/or otherwise in connection with the Development.

(h) The Borrowers shall or shall cause the applicable Subsidiary Loan Parties to take such actions set forth on Schedule 5.10(h) within the timeframes set forth for the taking of such actions on Schedule 5.10(h) (or within such longer timeframes as the Administrative Agent shall permit in its reasonable discretion) (it being understood and agreed that all representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the non-completion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.10(h)).

SECTION 5.11. Contribution of Contributed Assets. Use commercially reasonable efforts to cause the contribution of the Contributed Assets to the applicable Borrower as promptly as practicable after the Closing Date.

SECTION 5.12. Rating. Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term B Loans.

SECTION 5.13. Accounts. Maintain, and cause each of the other Loan Parties to maintain, the Loan Proceeds Account, the Construction Disbursement Account, the Draw Account, the Company Account and other accounts specifically required under this Agreement or the Disbursement Agreement, if any, with JPMorgan Chase Bank, N.A. (or, following the Commencement of Operations of the Development or such other time requested by the Administrative Agent, such other financial institution reasonably acceptable to the Administrative Agent).

SECTION 5.14. Support Services and Customer Lists. Pursuant to the terms of the Octavius Lease, automatically upon any termination of the Octavius Lease, the Octavius Borrower shall provide the Administrative Agent with a copy of the list of customers (and identifying information) that have been guests of the Octavius Tower rooms and suites within the one (1) year period prior to such date. Immediately prior to any termination of the Linq Lease, the Linq Borrower shall provide the Administrative Agent with a copy of the list of its Total Rewards program members (and identifying information) that have used the Total Rewards program at Project Linq gaming spaces within the one (1) year period prior to such date.

ARTICLE VI

Negative Covenants

The Borrowers covenant and agree with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrowers will not, and will not permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of a Borrower or any Subsidiary pursuant to Swap Agreements not entered into for speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to a Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of a Borrower to any Subsidiary and of any Subsidiary to a Borrower or any other Subsidiary; provided, that other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrowers and the Subsidiaries, (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to a Borrower or any Subsidiary Loan Parties shall be subject to Section 6.04(b) or (ee) and (ii) Indebtedness of a Borrower to any Subsidiary and Indebtedness of a Borrower or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the connection with the Development or in the ordinary course of business, including those incurred to secure health, safety and environmental obligations;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h)(i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with a Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets (other than the Contributed Assets), which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrowers shall be in Pro Forma Compliance;

(i)(i) Capital Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by a Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Borrowers shall be in Pro Forma Compliance, and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this Section 6.01(i) shall not, at any time prior to the Commencement of Operations of the Development, exceed $50 million;

(j) Capital Lease Obligations incurred by a Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness in an aggregate principal amount outstanding not to exceed $30 million;

(l) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with the Development, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided, that no such agreements shall give rise to Indebtedness for borrowed money);

(m) after the Commencement of Operations of the Development, (i) Guarantees by a Borrower or any Subsidiary Loan Party of any Indebtedness of a Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement (subject to the proviso at the end of this Section 6.01(m)), (ii) by a Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees by a Borrower or any Subsidiary Loan Party under this Section 6.01(m) shall be permitted prior to the Commencement of Operations of the Development to the extent such Guarantees are of Indebtedness of a Borrower or any Subsidiary Loan Party or are subordinated to the Obligations;

(n) Indebtedness arising from agreements of a Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) after the Commencement of Operations of the Development, (i) other Indebtedness so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.0 to 1.0 and (ii) Permitted Refinancing Indebtedness in respect thereof; provided, however, that Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is outstanding pursuant to clause (r)(i) shall not at any time exceed $10 million in the aggregate;

(s) [reserved];

(t) unsecured Indebtedness in respect of obligations of a Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees of a Borrower or any Subsidiary incurred in the ordinary course of business;

(v) [reserved];

(w) Indebtedness of the Borrowers and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for the Borrowers’ and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured under the Security Documents;

(x) Indebtedness incurred on behalf of (or, after the Commencement of Operations of the Development, representing Guarantees of Indebtedness thereof) joint ventures not in excess, at any one time outstanding, of $5.0 million; provided that the Guarantees of such Indebtedness shall be permitted to the extent such Guarantees are subordinated to the Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(y) Indebtedness consisting of obligations of a Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (y) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (z) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (z), the Borrowers shall, in their sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrowers and the Subsidiaries or on the Contributed Assets existing on the Closing Date (provided that any Liens securing Indebtedness in excess of $1.0 million individually and $5.0 million in the aggregate shall only be permitted under this paragraph (a) to the extent such Lien is set forth on Schedule 6.02(a)), and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of a Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of Swap Agreements and the Overdraft Line secured pursuant to the Security Documents) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of a Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to the Contributed Assets or any other property or assets of the Borrowers or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder and require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, a Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to a Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in connection with the Transactions or in the ordinary course of business, including those incurred to secure health, safety and environmental obligations;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in connection with the Transactions (to the extent such encumbrances would not reasonably be expected to materially impair the completion or operation of the Development) or in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of a Borrower or any Subsidiary;

(i) Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Section 6.01(i) (limited to the assets financed with such Indebtedness and any accessions thereto and the proceeds and products thereof and related property; provided that (i) individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Sections 6.01(i)) and (ii) no such Lien shall consist of a mortgage on the Mortgaged Properties comprising Contributed Assets that is senior in priority to or pari passu with the Mortgages securing the Obligations;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds and products thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens described on Schedule 6.02(a), and any modifications, replacements, renewals or extensions thereto and/or Liens in respect of arrangements similar thereto; provided that any modification, replacement, renewal, extension or arrangement similar thereto is not adverse to the interests of the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower);

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by a Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of a Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of a Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of a Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrowers and their Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by a Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 6.01;

(u) after the Commencement of Operations of the Development, other Liens with respect to property or assets of a Borrower or any Subsidiary; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 3.5 to 1.0, (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, and (iv) if such Liens extend to all or any portion of the Collateral, such Liens shall be subordinated to the Liens granted under the Loan Documents pursuant to a Second Lien Intercreditor Agreement or on customary terms pursuant to an other intercreditor agreement reasonably satisfactory to the Administrative Agent;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint ventures;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Permitted Encumbrances; provided that the same do not (i) materially interfere with the development, construction or operation of the Development on the Linq Project Site or Octavius Project Site or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Properties;

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of a Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of such Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of a Borrower or any Subsidiary Loan Party; provided, that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;

(dd) Liens on deposits securing Swap Agreements that were entered into in the ordinary course of business and not entered into for speculative purposes;

(ee) other Liens with respect to property or assets of a Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $20 million; provided that if such Liens extend to all or any portion of the Collateral, such Liens shall be subordinated to the Liens granted under the Loan Documents pursuant to a Second Lien Intercreditor Agreement or on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(ff) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of a Borrower or any Subsidiary;

(gg) the Venue Easements and any other easements, covenants, rights of way or similar instruments which do not materially impact the Development in an adverse manner granted in connection with the leases contemplated under Section 6.05(n) or otherwise entered into in connection with the Transactions;

(hh) Second Priority Liens on Collateral;

(ii) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Loan Parties designed (A) to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect or (B) to separate one or more of the parcels thereof together so long as (i) the entirety of each resulting parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property ceases to be subject to a Mortgage and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(jj) from and after the lease or sublease of any interest pursuant to Section 6.05(n) or (p), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(kk) Liens on cash and Permitted Investments on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Borrowers or any of their Subsidiaries; and

(ll) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Section 6.02(a) through (ll) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ll), the Borrowers shall, in their sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned (i) by a Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (ii) by any Foreign Subsidiary regardless of when such property was acquired and (b) with respect to any property owned by a Borrower or any Domestic Subsidiary, (i) if at the time the lease in connection therewith is entered into, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the entering into of such lease, the Borrowers shall be in Pro Forma Compliance and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrowers or any Domestic Subsidiary as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b); provided, further, that the applicable Borrower or the applicable Domestic Subsidiary shall receive at least fair market value (as determined by the applicable Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to Section 6.03(a)(i) or (b) (as approved by the Board of Directors of such Borrower in any case of any property with a fair market value in excess of $5 million); provided, further that (x) the Net Proceeds of Sale and Lease-Back Transactions permitted by this Section 6.03 in any fiscal year shall not, at any time prior to the Commencement of Operations of the Development, exceed $10.0 million and (y) any such Net Proceeds received prior to the Commencement of Operations of the Development are used to repay the Term B Loans.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b) (i) Investments by a Borrower or any Subsidiary in the Equity Interests of a Borrower or any Subsidiary; (ii) intercompany loans from a Borrower or any Subsidiary to a Borrower or any Subsidiary; and (iii) Guarantees by a Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of a Borrower or any Subsidiary; provided, that the sum of (A) Investments made after the Closing Date by a Borrower or any Subsidiary Loan Party pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, and (B) intercompany loans made after the Closing Date by a Borrower or any Subsidiary Loan Party to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii) and (C) Guarantees after the Closing Date by a Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii) shall not (1) prior to the Commencement of Operations of the Development, be permitted and (2) thereafter exceed an aggregate net amount outstanding equal to (i) the greater of $25 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (b)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 6.04(b)(ii)); and provided further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of the Borrowers and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by a Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05 (other than Section 6.05(h));

(e) loans and advances to officers, directors, employees or consultants of a Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $1 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to a Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date consisting of intercompany loans or as set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this paragraph (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (dd);

(j) other Investments by a Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $25 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the applicable Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this paragraph (j) is made in any person that is not a Subsidiary of a Borrower at the date of the making of such Investment and such person becomes a Subsidiary of a Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (j) for so long as such person continues to be a Subsidiary of a Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) [reserved];

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by a Borrower as a result of a foreclosure by such Borrowers or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) after the Commencement of Operations of the Development, Investments of a Subsidiary acquired after the Closing Date or of an entity merged into a Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by a Borrower of obligations of one or more officers or other employees of any Parent Entity, a Borrower or their Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by a Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by a Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by a Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of a Borrower or any Parent Entity;

(r) Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within the Development, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Sections 6.05(p) or received in consideration for dispositions under Sections 6.05(p);

(s) Investments consisting of Restricted Payments permitted by Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) [reserved];

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Borrowers or the applicable Subsidiary;

(x) Investments by the Borrowers and their Subsidiaries, including loans and advances to any direct or indirect parent of the Borrowers, if the Borrowers or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(y) [reserved];

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(bb) Investments received substantially contemporaneously in exchange for or with the proceeds of Qualified Equity Interests of a Borrower; provided that such Investments are not included in any determination of the Cumulative Credit;

(cc) to the extent constituting Investments, any Loan Party may consummate a transaction permitted by Section 6.05 and any Loan Party may take actions permitted pursuant to Section 6.07;

(dd) any Investment made pursuant to an Operations Management Agreement; and

(ee) any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrowers and the Subsidiaries and (iii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business.

Any Investment in any person other than a Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrowers or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by a Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by a Borrower), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by a Borrower or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with a Borrower in a transaction in which the applicable Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than a Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrowers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to a Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Borrower or a Subsidiary Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall not (1) prior to the Commencement of Operations of the Development, be permitted and (2) thereafter, in the aggregate exceed, (x) in any fiscal year of the Borrowers, $3.5 million and (y) $10 million unless, with respect to clause (y) above, no Default or Event of Default exists or would result therefrom and immediately after giving effect to such sales, transfers, leases or other dispositions, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 3.5 to 1.0;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that (i) no Default or Event of Default exists or would result therefrom, (ii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including noncash proceeds) in excess of $10 million, immediately after giving effect thereto, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 4.0 to 1.0, (iii) the Net Proceeds thereof are applied in accordance with Section 2.11(b), (iv) with respect to any sale, transfer or other disposition in excess of $5.0 million, such disposition is for at least 75% cash consideration; provided, that for purposes of this clause (iv), (1) the amount of any liabilities (as shown on a Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of a Borrower or any Subsidiary of a Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (2) any notes or other obligations or other securities or assets received by a Borrower or a Subsidiary of a Borrower from such transferee that are converted by such Borrower or such Subsidiary of a Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), (3) any Designated Non-Cash Consideration received by a Borrower or any of the Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by a Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $25 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (4) with respect to any lease of assets by a Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the applicable Borrower) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash and (v) prior to the Commencement of Operations of the Development, the aggregate gross proceeds (including noncash proceeds) of dispositions pursuant to this Section 6.05(g) shall not exceed $10.0 million in any fiscal year of the Borrowers;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving a Borrower, the applicable Borrower is the surviving corporation;

(i) leases, licenses, easements, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of a Borrower and its Subsidiaries determined by the management of such Borrower to be no longer useful or necessary in the operation of the business of the Borrowers or their Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of the definition of “Net Proceeds”;

(l) [reserved];

(m) [reserved];

(n) subject to the last paragraph of this Section 6.05, the Borrower and its Restricted Subsidiaries may enter into any leases, subleases, easements or licenses with respect to any of its Real Property;

(o) any disposition made pursuant to an Operations Management Agreement;

(p) the (i) lease, sublease or license of any portion of the Development to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation, spa, pool, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within the Development and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such lease and subleases generally and/or entered into connection with the Development (collectively, the “Venue Easements”, and together with any such leases or subleases, collectively the “Venue Documents”); provided that (A) no Event of Default shall exist and be continuing at the time any such Venue Document is entered into or would occur as a result of entering into such Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (C) no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Development; provided further that upon request by a Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit G-1 or Exhibit G-2 hereto, as applicable, or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party;

(q) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Development; provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Development;

(r) the granting of easements, rights of way, rights of access and/or similar rights to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to the Development, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Development or the Real Property; and

(s) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than a Borrower and their Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

Notwithstanding the foregoing provisions of this Section 6.05, subsection (n) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease, sublease, easement or license is entered into, (b) such transaction, lease, sublease, easement or license would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Development, and (c) no lease, sublease, easement nor license may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any such lease or sublease or licensee under any such license or easement holder under such easement (at the request of the Borrower) with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit G-1 or Exhibit G-2 hereto, as applicable, with such changes as the Collateral Agent may reasonably approve or in such other form as is reasonably satisfactory to the Collateral Agent. To the extent any Collateral is sold or disposed of in a transaction expressly permitted by this Section 6.05 to any person other than a Borrower or any Subsidiary Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Borrowers or such Subsidiary Loan Party will not be so released), and the Administrative Agent shall take, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrowers in order to evidence the foregoing.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of a Borrower may make Restricted Payments to a Borrower or to any Wholly-Owned Subsidiary of a Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to a Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the applicable Borrower or such Subsidiary) based on their relative ownership interests);

(b)(x) a Borrower may make Restricted Payments in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of the Borrowers’ (and any Parent Entity’s) existence and any Parent Entity’s ownership of the Borrowers, (iv) payments permitted by Section 6.07(b) (other than clauses (vii) and (xxiii) thereof), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrowers and their subsidiaries and (y) a Borrower may make Restricted Payments to any direct or indirect parent company of such Borrower that files a consolidated U.S. federal tax return that includes the Borrowers and their Subsidiaries, in each case in an amount not to exceed the amount that the Borrowers and their Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Borrowers and their Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group); provided further that Restricted Payments permitted by Section 6.06(b)(x)(i) and (ii) shall not in the aggregate exceed $5.0 million in any fiscal year of the Borrowers;

(c) Restricted Payments in an aggregate amount not to exceed the amount of Lease Bridge Payments (as defined in the Disbursement Agreement) made on the terms contemplated by the Disbursement Agreement;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) from and after the Commencement of Operations of the Development, a Borrower may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the applicable Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of such Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that, after giving effect to such Restricted Payment, the Borrowers and their Subsidiaries shall be in Pro Forma Compliance;

(f) a Borrower may make non-cash Restricted Payments in connection with the consummation of the Transactions;

(g) [reserved];

(h) [reserved];

(i) to the extent constituting Restricted Payments, the Loan Parties may pay Project Costs as permitted pursuant to the Disbursement Agreement;

(j) any Restricted Payment made under any Operations Management Agreement;

(k) Restricted Payments out of Declined Proceeds not applied to the prepayment of Term Loans in an aggregate amount not to exceed $2 million;

(l) a Borrower may make Restricted Payments to any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04 (other than an Investment consisting of the purchase of the Equity Interests of any Parent Entity); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to a Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into a Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10; and

(m) Restricted Payments up to an amount contributed as capital contributions to a Borrower or received through issuances of Equity Interests and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of a Borrower in a transaction involving aggregate consideration in excess of $5 million, unless such transaction is (i) otherwise required under this Agreement or (ii) upon terms no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of a Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of a Borrower;

(ii) loans or advances to employees or consultants of any Parent Entity, a Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrowers or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrowers and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrowers and their Subsidiaries);

(v) transactions pursuant to the Transaction and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5 million, set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the a Borrower) and other transactions, agreements and arrangements described on Schedule 6.07, and any amendment thereto or similar transactions, agreements or arrangements entered into by a Borrower or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the a Borrower);

(vi)(A) any employment agreements entered into by a Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(viii) any purchase by a Parent Entity of the Equity Interests of a Borrower;

(ix) [reserved];

(x) transactions with Wholly-Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi) any transaction in respect of which a Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of such Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of such Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to such Borrower or such Subsidiary, as applicable, from a financial point of view;

(xii) the payment of all fees, expenses, bonuses and awards related to the Transactions;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv) [reserved];

(xv) any transactions made pursuant to any Operations Management Agreement;

(xvi) the issuance, sale, transfer of Equity Interests of a Borrower to any Parent Entity in connection with capital contributions by such Parent Entity to such Borrower;

(xvii) the issuance of Equity Interests to the management of any Parent Entity, a Borrower or any Subsidiary in connection with the Transaction;

(xviii) payments by any Parent Entity, the Borrowers and the Subsidiaries pursuant to tax sharing agreements among such Parent Entity, the Borrowers and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the consolidated, combined or similar income tax and franchise liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;

(xix) [reserved];

(xx) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of the a Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xxi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrowers or the Subsidiaries;

(xxii) transactions between a Borrower or any of its Subsidiaries and any person, a director of which is also a director of such Borrower or any direct or indirect parent company of such Borrower, provided, however, that (A) such director abstains from voting as a director of such Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of such Borrower for any reason other than such director’s acting in such capacity;

(xxiii) transactions permitted by, and complying with, the provisions of Section 6.04(b), 6.04(h), 6.04(o), 6.04(x), 6.05(b) or 6.06;

(xxiv) transactions undertaken in good faith (in the reasonable opinion of the Borrowers) for the purpose of improving the consolidated tax efficiency of CEC and the Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Borrowers and the Subsidiaries);

(xxv) [reserved]; or

(xxvi) the payment of Project Costs as permitted pursuant to the Disbursement Agreement and the reimbursement of Affiliates of the Loan Parties permitted under Section 4.3 of the Disbursement Agreement.

Notwithstanding the foregoing, for purposes of the restrictions set forth in this Section 6.07, CEC and its Affiliates (other than the Borrowers and their Subsidiaries) shall not be considered Affiliates of the Borrowers or their Subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business, or pursuant to the Linq Lease or the Octavius Lease or pursuant to a management agreement or shared services agreement entered into with either or both Borrowers and/or their Subsidiaries or, in each case, amendments thereto that are not materially adverse to the Borrowers or their Subsidiaries.

SECTION 6.08. Business of the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted or anticipated to be conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, or any business or activity pursuant to any Operations Management Agreement.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrowers), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrowers)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of a Borrower or any Subsidiary Loan Party.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of a Borrower or any Subsidiary that is expressly subordinate to the Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with Permitted Refinancing Indebtedness permitted by Section 6.01, (B) payments of regularly scheduled interest and fees due thereunder, other non-accelerated and non-principal payments thereunder, scheduled payments thereon necessary to avoid the Junior Financing to constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment of principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to a Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Qualified Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of a Borrower or any Parent Entity, and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrowers would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the portion, if any, of the Cumulative Credit on the date of such election that a Borrower elects to apply to this Section 6.09(b)(i)(E), such election to be specified in a written notice of a Responsible Officer of such Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders taken as a whole (as determined in good faith by the Borrowers) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders taken as a whole (as determined in good faith by the Borrowers) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to a Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrowers or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Loan Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of a Borrower, so long as the applicable Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of a Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(Q) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Sections 6.09(b)(A) through (P); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Financial Performance Covenants.

(a) Permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter (beginning with the fourth full fiscal quarter ending after the Commencement of Operations of the Development) to exceed 4.75 to 1.00.

(b) Permit EBITDA for any fiscal quarter specified below to be less than the amount specified below for such fiscal quarter:

Fiscal Quarter	Minimum EBITDA
The first full fiscal quarter ending after the Commencement of Operations of the Development	$12.5 million

The second full fiscal quarter ending after the Commencement of Operations of the Development	$15.0 million

The third full fiscal quarter ending after the Commencement of Operations of the Development	$17.5 million

SECTION 6.11. Fiscal Year. Change the fiscal year-end of the Borrowers to a date other than December 31; provided, however, that the Borrowers may, upon written notice to the Administrative Agent, change their fiscal year to end on any other day reasonably acceptable to the Administrative Agent, in which case the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year end.

SECTION 6.12. Capital Expenditures. Solely during the period beginning on the date of the Commencement of Operations of Project Octavius and ending on the date of the Commencement of Operations of Project Linq, make any Maintenance Capital Expenditure except:

(a) During each fiscal year of the Borrowers falling partially or completely within the period described above, a Borrower or any Subsidiary may make Maintenance Capital Expenditures so long as the aggregate amount thereof (excluding expenditures made pursuant to Sections 6.12(b) and (c)) does not exceed for such fiscal year an amount equal to the greater of (i) $7.5 million and (ii) 0.75% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the making of such Maintenance Capital Expenditures.

(b) Notwithstanding anything to the contrary contained in this Section 6.12, to the extent that the aggregate amount of Maintenance Capital Expenditures made by the Borrowers and the Subsidiaries in any fiscal year of the Borrowers pursuant to Section 6.11(a) is less than the amount permitted for such fiscal year, the amount of such difference may be carried forward and used to make Maintenance Capital Expenditures in the immediately following fiscal year.

(c) In addition to the Maintenance Capital Expenditures permitted pursuant to Section 6.12(a), the Borrowers and any of the Subsidiaries may make Maintenance Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Cumulative Credit on the date of such Maintenance Capital Expenditure that the applicable Borrower elects to apply to this Section 6.12(c) such election to be specified in a written notice of a Responsible Officer of such Borrower.

ARTICLE VI(A)

CEC Covenants and Guarantees

CEC covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

(a) Performance Guarantee.

(i) CEC hereby agrees to exercise or cause to be exercised from time to time the Cure Right under Section 7.03 to the extent required with respect to any fiscal quarter of the Borrowers in order for the Borrowers to comply with the Financial Performance Covenant in Section 6.10(a) with respect to such fiscal quarter. Notwithstanding the foregoing, the maximum aggregate liability of CEC and its Affiliates (and the maximum aggregate amount of cash required to be expended) under or pursuant to the Performance Guarantee shall be $50 million.

(ii) CEC shall deliver to the Administrative Agent within 30 days of the end of each fiscal month of CEC a certificate of a Responsible Officer of CEC reporting CEC’s Net Worth with respect to such fiscal month (commencing with the first full fiscal month of CEC after the Closing Date). If CEC’s Net Worth is less than $350 million as of the last day of any such month (as reported on such certificate), then (unless CEC shall have already provided such credit support in a prior fiscal month) CEC shall promptly following delivery of such certificate provide to the Administrative Agent cash collateral and/or letters of credit (in form and substance reasonably satisfactory to the Administrative Agent) in an aggregate amount of $50 million (or, if the Cure Right shall have previously been exercised, an amount equal to $50 million less the aggregate amount of cash previously contributed pursuant to the exercise of such Cure Rights) to be held by the Administrative Agent as security for, and to be used to fund as required, the Performance Guarantee (such cash and/or letters of credit, the “Credit Support”). If CEC is obligated to exercise a Cure Right at any time when the Administrative Agent is holding Credit Support, the Administrative Agent shall upon the request of CEC return cash to CEC in an aggregate amount equal to the lesser of the relevant Cure Amount at such time and the amount of cash constituting Credit Support at such time (or, in the case of Credit Support constituting letters of credit, promptly return and/or agree to reduce such letters of credit in an amount equal to the lesser of relevant Cure Amount at such time and the face amount of letters of credit constituting Credit Support at such time). If CEC’s Net Worth is greater than or equal to $350 million as of the last day of any fiscal month of CEC (as reported on any certificate of a Responsible Officer of CEC) at any time when the Administrative Agent is holding Credit Support, then the Administrative Agent shall promptly return to CEC all cash and/or letters of credit then constituting Credit Support at such time.

(iii) The obligations and liabilities of CEC and any Applicable Subsidiary under the Performance Guarantee shall automatically terminate without delivery of any instrument or performance of any act by any party as of the earliest of (i) so long as no Default or an Event of Default exists and is continuing, the first date upon which the Senior Secured Leverage Ratio of the Borrowers is less than or equal to 3.75 to 1.0 for a period of two consecutive fiscal quarters of the Borrowers and (ii) the date on which the aggregate Cure Amounts that have been contributed to the Borrowers pursuant to the exercise of any Cure Rights is equal to or greater than $50 million, and neither CEC nor any Applicable Subsidiary shall have any liability under this clause (a) of this Article VI(A) from and after such date.

(b) Cash Contributions.

(i) CEC shall make or shall cause to be made from time to time on or following the Closing Date the Cash Contributions as and when required pursuant to the Disbursement Agreement. Notwithstanding the foregoing, CEC shall deliver to the Administrative Agent within 30 days of the end of each fiscal month of CEC a certificate of a Responsible Officer of CEC reporting CEC’s Consolidated Net Worth with respect to such fiscal month (commencing with the first full fiscal month of CEC after the Closing Date). If CEC’s Consolidated Net Worth is less than $750 million as of the last day of any such month (as reported on such certificate), then (unless the Cash Contributions shall have previously been funded in full) CEC shall make or shall cause to be made the full amount of the remaining Cash Contributions within five (5) Business Days following delivery of such certificate.

(ii) The obligations and liabilities of CEC under clause (b) of this Article VI(A) shall automatically terminate without delivery of any instrument or performance of any act by any party as of the date upon which the Cash Contributions shall have been funded in full, and CEC shall have no liability under this clause (b) of this Article VI(A) from and after such date. The maximum aggregate liability of CEC and its Affiliates (and the maximum aggregate amount of cash required to be expended) under or pursuant to clause (b) of this Article VI(A) at any time shall be the remaining amount of the Cash Contributions that have not been funded at such time.

(c) Interest Guarantee.

(i) CEC hereby unconditionally guarantees to the Administrative Agent, as a primary obligor and not merely as a surety, the due and punctual payment of the Guaranteed Interest Obligations for the benefit of the Secured Parties. CEC waives presentment to, demand of payment from and protest to the Borrowers or any other Loan Party of any of the Guaranteed Interest Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. CEC further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Guaranteed Interest Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrowers or any other person.

(ii) The obligations of CEC under clause (c) of this Article VI(A) and guarantees made herein shall automatically terminate without delivery of any instrument or performance of any act by any party as of the date of the Commencement of Operations of the Development, and CEC shall have no liability under this clause (c) of this Article VI(A) from and after such date.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made; provided, that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(d) default shall be made in the due observance or performance by a Borrower of any covenant, condition or agreement contained in Sections 5.01(a) (with respect to such Borrower), 5.05(a) or 5.08 or in Section 6.10;

(e) default shall be made in the due observance or performance by a Borrower or any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrowers; provided, that the failure to perform or comply with any such provision of the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to perform or to comply constitutes a Disbursement Agreement Event of Default;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrowers or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this Section 7.01(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Borrower or any Material Subsidiary, or of a substantial part of the property or assets of a Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Material Subsidiary or for a substantial part of the property or assets a Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of a Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) a Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Material Subsidiary or for a substantial part of the property or assets of a Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by a Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $10 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties a Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) a Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) a Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject a Borrower or any Subsidiary to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)(i) any material provision of any Loan Document shall for any reason be asserted in writing by a Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to the Borrowers and the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by a Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the guarantees pursuant to the Guarantee Agreement or the pledges pursuant to the Security Documents by the Borrowers and the Subsidiary Loan Parties securing any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by a Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m) the occurrence of a License Revocation with respect to a license issued to a Borrower or any Subsidiary by any Gaming Authority with respect to, gaming operations at any gaming facility of a Borrower or any Subsidiary that continues for 30 calendar days to the extent that such License Revocation, together with all prior License Revocations that are still in effect, would reasonably be expected to have a Material Adverse Effect; or

(n) the Commencement of Operations of the Development shall not have occurred on or prior to October 31, 2014; provided, that, to the extent that the Commencement of Operations of the Development has not occurred as of such date due to the failure to complete the Wheel Component (as defined in the Disbursement Agreement) of Project Linq as of such date (and not due to the failure to complete Project Octavius or the other components of Project Linq as of such date), then such event shall not constitute a Default or Event of Default hereunder or a Disbursement Agreement Event of Default unless and until the Commencement of Operations of the Development shall not have occurred on or prior to March 31, 2015;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(g); and in any event with respect to a Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Remedies upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders provided for elsewhere in this Agreement, the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, on behalf of the Lenders, may take possession of the Mortgaged Properties to complete the Development, pay all Project Costs and commence the operation thereof, acquire or exercise any rights under the Loan Documents to take title to any portions of the Contributed Assets not yet contributed, cure any defaults by the Borrowers under the Mortgages and do anything which is necessary or appropriate in its sole judgment, acting on behalf of the Lenders and as directed from time to time by the Required Lenders, to fulfill the obligations of the Borrower to the Lenders under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing Construction Contracts or let any Construction Contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, the Administrative Agent, on behalf of the Lenders, is permitted, in its capacity as agent or through any sub-agents or subcontractors, upon taking possession of the Mortgaged Properties, whether directly or through the appointment of a receiver: to complete the Development and commence the operation thereof; to acquire or exercise any rights under the Loan Documents to take title to any portions of the Contributed Assets not yet contributed or to acquire any other interests in real property necessary for or useful in the completion of the Development; to use undisbursed funds remaining in the Loan Disbursement Account, the Construction Disbursement Account, the Draw Account or the Company Account or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the Term B Loan Commitment, to complete the Development, pay all Development Costs and commence the operation thereof; to make changes in the “Final Plans and Specifications” (as such term is defined in the Disbursement Agreement) which shall be necessary or desirable to complete the construction of the Development in substantially the manner contemplated by such Final Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming Liens against the Mortgaged Properties; to execute all applications and certificates, to prosecute and defend all actions or proceedings in connection with the construction and operation of the Development; to take action and require such performance as it deems necessary under any of the bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act in furtherance of the foregoing as it shall deem reasonable and necessary in its sole discretion.

(b) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may withhold further disbursement of the proceeds of the Loan from the Loan Proceeds Account or the Draw Account.

(c) Upon the occurrence and during the continuance of any Event of Default, the Required Lenders may direct the Administrative Agent and the Collateral Agent to, and the Administrative Agent and Collateral Agent thereupon shall, on behalf of the Lenders, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by the Borrowers (except as to notices expressly provided for in any Loan Document), proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against the Borrowers and any other Loan Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Required Lenders and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied as provided for herein. No application of payments under this clause (d) will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

SECTION 7.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fail (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of any Financial Performance Covenant, until the expiration of the 20th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), any Parent Entity and/or any Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of any Parent Entity and/or any Borrower (and, with respect to any Parent Entity, in each case, to contribute any such cash to the capital of a Borrower (collectively, the “Cure Right”), and upon the receipt by a Borrower of such cash (the “Cure Amount”) pursuant to the exercise by any Parent Entity and/or a Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which a Voluntary Cure Right is not exercised, (ii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants and (iii) for the avoidance of doubt, in connection with the recalculation of the Senior Secured Leverage Ratio as of the end of such applicable quarter, the cash received in connection with the exercise of the Cure Right after the end of such fiscal quarter shall not be included in the determination of the Total First Lien Senior Secured Net Debt used in such recalculation. If, after giving effect to the adjustments in this paragraph, the Borrowers shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of the Agreement.

SECTION 7.04. Termination of Leases. The Administrative Agent, on behalf of the Lenders, shall have the right, upon the occurrence and during the continuance of any Event of Default hereunder or any “Event of Default” under Article 12 of the Linq Lease or of the Octavius Lease, as applicable, to terminate the Linq Lease and/or the Octavius Lease, as applicable, with ninety (90) days’ prior written notice to the Linq Borrower and Linq Lessee and/or the Octavius Borrower and Octavius Lessee, as applicable; provided, however if such Event of Default hereunder or “Event of Default” under Article 12 of the Linq Lease or of the Octavius Lease is waived and/or cured in accordance with the terms of this Agreement, the Linq Lease or the Octavius Lease, as applicable, during such ninety (90) day period, such termination shall not be effective and such notice of termination shall be deemed to have not been given.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, including any duty to give direction to the Disbursement Agent under the Disbursement Agreement, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) (it being understood and agreed that the Administrative Agent shall have the right but not the obligation to request any such direction), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of the other Loan Parties that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b) The Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of the other Loan Parties that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

SECTION 8.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care and the exculpatory provisions below shall apply to such agents or attorneys in-fact.

SECTION 8.03. Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except for its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by a Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of a Borrower or any other Loan Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The provisions of this Article VIII (other than Section 8.09 which benefits, and may be enforced by, the Loan Parties) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.04. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may also rely upon the statements made to it orally or by telephone and believed by it to be made by the proper person and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action, provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable requirements of law. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

SECTION 8.05. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08).

SECTION 8.06. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of a Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any L/C Issuer. Each Lender, the Swingline Lender and each L/C Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower or any other Loan Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective portions of the total Term Loans and Incremental Revolving Facility Commitments (or, if the Incremental Revolving Facility Commitments shall have terminated, in accordance the Incremental Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agents in Their Individual Capacity. The Administrative Agent, the Collateral Agent and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with a Borrower or any other Loan Party as though such persons were not the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents. If the Administrative Agent or the Collateral Agent is at any time also a Lender hereunder, with respect to the Loans made by it, the Administrative Agent and the Collateral Agent shall each have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.

SECTION 8.09. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrowers so long as no Event of Default under Section 7.01(b), (c), (h) or (i) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by an Administrative Agent pursuant to this Section who is also an L/C Issuer and/or Swingline Lender shall also constitute its resignation as L/C Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 8.10. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

SECTION 8.12. Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize each of the Collateral Agent and Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document and the guarantees provided by the Loan Parties or any guarantor under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 9.08, if the release of such Lien is approved, authorized or ratified in writing in accordance with Section 9.08, (iv) pursuant to Section 9.18, or (v) if the property subject to such Lien is owned by CEC or any guarantor under the Guarantee Agreement or Lease Guaranty, upon release of CEC or such other guarantor from its guaranty obligations pursuant to Section 9.18, Article VI(A), the Guarantee Agreement or the Lease Guaranty as the case may be. Without in any way diminishing the authority granted to the Collateral Agent under the preceding sentence, within ten (10) days after written request by the Collateral Agent at any time, each of the Lenders agrees to confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section and the failure of any Lender to deliver any such requested confirmation shall be deemed to be a confirmation by such Lender of the Collateral Agent’s authority.

SECTION 8.13. Agents and Arrangers. Neither the Syndication Agent nor any of the Co-Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.14. Intercreditor Matters. The Administrative Agent and Collateral Agent shall be authorized from time to time on and after the Closing Date, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, any Second Lien Intercreditor Agreement and additional and replacement intercreditor agreements, in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Second Priority Liens or other Liens junior to the Obligations, that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Second Priority Liens or other Liens junior to the Obligations. Without in any way diminishing the authority granted to the Collateral Agent under the preceding sentence, within ten (10) days after written request by the Collateral Agent at any time, each of the Lenders agrees to confirm in writing the Collateral Agent’s authority to execute and deliver such documents in accordance with this Section and the failure of any Lender to deliver any such requested confirmation shall be deemed to be a confirmation by such Lender of the Collateral Agent’s authority.

SECTION 8.15. Observation; the Construction Consultant.

(a) Exculpation. It is expressly understood and agreed that no Agent is under any duty to supervise or to observe the work of construction, and that any such observation by or on behalf of any Agent is for the sole purpose of protecting the interests of Agents and the Lenders with respect to the Mortgaged Properties. Failure to observe the work or any part thereof shall not constitute a waiver of any Agent’s rights hereunder. Observation not followed by notice of Default shall not constitute a waiver of any Default then existing; nor shall it constitute an acknowledgment that there has been or will be compliance with the Project Octavius Plans and Specifications, the Project Linq Plans and Specifications or applicable legal requirements or that the construction is free from defective materials or workmanship.

(b) Authority of Construction Consultant. The Borrowers acknowledge that (i) the Construction Consultant has been retained by Administrative Agent and Disbursement Agent on behalf of, and with the consent of, the Lenders, to act as a consultant and only as a consultant to Administrative Agent and Disbursement Agent in connection with the construction of Project Linq and Project Octavius, (ii) except as provided in the Loan Documents, the Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Administrative Agent and Disbursement Agent or the Lenders and any such purported decision, approval, consent, act or thing by the Construction Consultant on behalf of the Administrative Agent and the Disbursement Agent or the Lenders shall be void and of no force or effect, (iii) except as provided in the Loan Documents, notwithstanding the recommendations of the Construction Consultant, the Administrative Agent, the Disbursement Agent and the Lenders reserve the right to make any and all decisions required to be made by the Administrative Agent, the Disbursement Agent and the Lenders under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Administrative Agent, Disbursement Agent or the Lenders under this Agreement and to accept or not accept any matter or thing required to be accepted by the Administrative Agent, the Disbursement Agent or the Lenders under this Agreement, without in any instance being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, confirmation form or report provided or not provided, by the Construction Consultant to the Administrative Agent, the Disbursement

Agent, the Lenders or any other Person with respect thereto, and (iv) except as provided in the Loan Documents, the Administrative Agent, the Disbursement Agent and the Lenders reserve the right in their sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, confirmation form or report furnished or provided by the Construction Consultant to the Administrative Agent, the Disbursement Agent, the Lenders or any other Person. Notwithstanding the foregoing, the parties acknowledge that the Administrative Agent and Disbursement Agent are unwilling to be responsible for making certain decisions relating to the administration and disbursement of the Term B Facility and that therefore the right to grant (or withhold) certain approvals as specified herein or in the Disbursement Agreement has been expressly given to the Construction Consultant by the Borrowers and Lenders. The Construction Consultant has not been selected by the Administrative Agent, the Collateral Agent or the Disbursement Agent and shall not be deemed to be a sub-agent of the Administrative Agent, the Collateral Agent or the Disbursement Agent. No grossly negligent acts or willful omissions of the Construction Consultant shall be deemed to be in any way undertaken on behalf of, attributed to, or ratified or adopted by, the Administrative Agent, the Collateral Agent or the Disbursement Agent and such Agents shall have no liability for such grossly negligent acts or willful omissions of the Construction Consultant.

(c) Acceptance of Construction Documents. Any Agent’s receipt, review or acceptance of the Project Octavius Plans and Specifications, Project Linq Plans and Specifications, the Construction Contracts, subcontracts, bonds and other related agreements shall not be deemed in any respect a representation or warranty, express or implied, that the Development will be structurally sound, have a value of any particular magnitude or otherwise satisfy a particular standard, and no Agent shall have any duty to inform the Borrowers of such Agent’s assessment of any such construction document.

SECTION 8.16. Withholding Tax. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender any applicable withholding taxes. Without limiting or expending the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent, within 10 calendar days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold any tax from amounts paid to or for the account of such Lenders for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered an exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.16. The agreements in this Section 8.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable under the Loan Documents. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 8.16, include any L/C Issuer.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrowers shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for certificates required by

Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Obligation or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17, 8.07 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by CEC, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of CEC, the Borrowers, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrowers; provided, that no consent of the Borrowers shall be required for an assignment from a Term Lender to a Term Lender, an affiliate of a Term Lender, or an Approved Fund (as defined below) with respect to a Term Lender or an assignment from an Incremental Revolving Facility Lender to a Incremental Revolving

Facility Lender, an affiliate of an Incremental Revolving Facility Lender, or an Approved Fund with respect to an Incremental Revolving Facility Lender; provided, further, that no assigment shall be permitted to a Competitor without the prior written consent of the Borrowers (it being acknowledged that the withholding of consent in respect of any assignment to a Competitor shall not be unreasonable); and

(B) the L/C Issuer and the Swingline Lender; provided, that no consent of the L/C Issuer and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Term Loans (and shall be in an amount of an integral multiple thereof) and (y) $5.0 million in the case of Incremental Revolving Facility Loans or Incremental Revolving Facility Commitments, unless each of the Borrowers and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrowers shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this Section 9.04(ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the L/C Issuer and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b)(v).

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.08(b)(i), (ii), (iii) or (vi) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to Section 9.04(c)(iii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections (including, for the avoidance of doubt, subsections (e) and (f) of Section 2.17) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (not to be unreasonably withheld).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or its Affiliates, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender or its Affiliates, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent. Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrowers wish to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to

Section 9.05(b) and any amounts that would be owing pursuant to Section 2.11(a)(ii) at such time if such Loans were being repaid at such time pursuant to Section 2.11(a)(ii) rather than being assigned pursuant to this Section 9.04(g). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything to the contrary herein, no assignment may be made or participation sold to an Ineligible Institution. Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignments and grant participations shall be subject to the approval of any Gaming Authority, to the extent required by applicable Gaming Laws.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to any Affiliate Lender, provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(C) no Term Loan may be assigned to an Affiliate Lender pursuant to this Section 9.04(i) if, after giving effect to such assignment, Affiliate Lenders in the aggregate would own Term Loans with a principal amount in excess of 20% of the principal amount of all Term Loans then outstanding;

(D) Affiliate Lenders will be subject to the restrictions specified in Section 9.23; and

(E) except as previously disclosed in writing to the Administrative Agent and the Lenders, each Affiliate Lender shall represent and warrant as of the date of any assignment to such Affiliate Lender pursuant to this Section 9.04(i), that such Affiliate Lender does not have any non-public Material Information (“MNPI”) with respect to any Borrower or its Subsidiaries or their securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to any Borrower or its Subsidiaries or securities) on or prior to such date.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrowers agree to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and the Co-Lead Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and SNR Denton US LLP, as co-counsel for the Administrative Agent, the Collateral Agent and the Co-Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other

Taxes) incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders (limited to the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents and the Co-Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction).

(b) The Borrowers agree to indemnify the Administrative Agent, the Agents, the Co-Lead Arrangers, each L/C Issuer, each Lender, each of their respective Affiliates and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrowers or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes this proviso only, each of the Administrative Agent, any Co-Lead Arranger, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and the Borrowers or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any Real Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (other than advisors). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsors, the Borrowers or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Co-Lead Arranger, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes, except taxes that represent damages or losses resulting from a non-Tax claim.

(d) To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such L/C Issuer to or for the credit or the account of a Borrower or any Subsidiary against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.21, 2.22, 2.23 and 6.11, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by CEC, the Borrowers and the Administrative Agent (and consented to by the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document), the Disbursement Agent (in the case of the Disbursement Agreement), the Loan Party or Loan Parties that are party thereto and, to the extent required thereby, consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, or extend the stated expiration of any Letter of Credit beyond the Incremental Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this Section 9.08(b)(i),

(ii)(x) increase or extend the Commitment of any Lender or (y) decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, in the case of clause (y), such consent of such Lender shall be the only consent required hereunder to make such modification) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 5.02 of the Collateral Agreement, or any analogous provision of any other Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v) reduce the voting rights of any Lender under this Section 9.08 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of such Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release all or substantially all of the value of the guarantees by the Subsidiary Loan Parties under the Guarantee Agreement, unless, in each case, to the extent sold or otherwise disposed of in a transaction permitted by this Agreement or the other Loan Documents, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lender participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.11 so long as the application of any prepayment still required to be made is not changed);

provided, further, that no such amendment shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Swingline Lender or an L/C Issuer hereunder without the prior written consent of the Administrative Agent, Swingline Lender or such L/C Issuer acting as such at the effective date of such amendment, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.

(c) Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Incremental Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Required Lenders or Majority Lenders.

(e) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Borrowers, the Administrative Agent and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term B Loans (“Replaced Term Loans”) with one or more replacement “B” term loan tranche(s) hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent (1) if such modifications are not materially adverse to the Lenders and are requested by Gaming Authorities and (2) to the extent necessary (A) to integrate any Incremental Term Loans, any Refinancing Term Loans or any Extended Term Loans on substantially the same basis as the Term Loans, (B) to integrate any Incremental Revolving Facility Commitments or (C) to cure any ambiguity, omission, defect or inconsistency.

(g) Notwithstanding anything in this Section 9.08 to the contrary, (i) in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, to the extent otherwise consistent with the requirements of the Loan Documents, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrowers to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise and (ii) the Agents are authorized by the Lenders to enter into the agreements and instruments permitted under Section 6.05.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.16. Confidentiality. Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to any Parent Entity, the Borrowers and any Subsidiary furnished to it by or on behalf of any Parent Entity, the Borrowers or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to any Parent Entity, the Borrowers or any other Loan Party) and shall not reveal the same other than to its affiliates, directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section 9.16) and (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section 9.16).

SECTION 9.17. Platform; Borrower Materials. The Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Co-Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.18. Release of Liens, Guarantees and Pledges. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any Equity Interests or assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released) and the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, such Subsidiary Loan Party’s obligations under the Loan Documents shall be automatically terminated and the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers to terminate or evidence the termination of such Subsidiary Loan Party’s obligations under the Loan Documents. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by (i) the Borrowers and at the Borrowers’ expense to terminate or evidence the termination the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated and (ii) CEC and at CEC or the Borrowers’ expense to terminate or evidence the termination of any guaranty, liability, obligation, Liens or security interests created by the Loan Documents in connection with CEC’s obligations pursuant to Article VI(A) upon the termination of any such obligations pursuant to the terms of Article VI(A).

In addition, the Administrative Agent and the Collateral Agent shall, upon the request of the Borrowers, and is hereby irrevocably authorized by the Lenders to:

(i) release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i), to the extent required by the terms of the obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing and recording of, where appropriate) (x) the grant of easements, covenants, conditions, restrictions, declarations and/or rights to use common areas and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases or licensees under licenses or easement holders under easements of any portion of the Development, as applicable, in connection with the transactions contemplated by Section 6.05(n), (p) and (r); and

(iii) subordinate any Mortgage to any easements, rights of way, covenants, conditions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.06(p) and (r); provided that such actions shall be taken only to the extent that the material terms thereof are either substantially similar to forms of similar documents attached to the Loan Documents or are otherwise reasonably acceptable to the Administrative Agent.

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, such Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrowers (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrowers acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Co-Lead Arrangers and the Lenders, on the other hand, and the Borrowers and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Co-Lead Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrowers, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Co-Lead Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrowers or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Co-Lead Arranger or any Lender has advised or is currently advising the Borrowers or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Co-Lead Arranger or any Lender has any obligation to any of the Borrowers, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Co-Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and the other Loan Parties and their respective Affiliates, and none of the Agents, any Co-Lead Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Co-Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrowers each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Co-Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.22. Application of Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to Gaming Laws. Without limiting the foregoing, the Lenders, Agents and Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, in their discretion, for licensing or findings of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral, the Mortgaged Properties and the ownership and operation of facilities are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and Liquor Authorities.

(b) Lenders, Agents and Secured Parties agree to cooperate with all Gaming Authorities and Liquor Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities and Liquor Authorities relating to the Loan or Loan Documents.

(c) Lenders acknowledge and agree that if the Borrowers receive a notice from any applicable Gaming Authority that any Lender is a disqualified holder (and such Lender is notified by the Borrowers in writing of such disqualification), the Borrowers shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Lender to retain its Loans or Commitments pending appeal of such determination), have the right to (i) cause such disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loans and Commitments or (ii) in the event that (A) the Borrowers are unable to assign such Loan after using its best efforts to cause such an assignment and (B) no Default or Event of

Default has occurred and is continuing, prepay such disqualified holder’s Loan. Notice to such disqualified holder shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any disqualified holder, the Borrowers will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the principal amount of such Loan and interest to the date such Lender or holder became a disqualified holder (plus any fees and other amounts accrued for the account of such disqualified holder to the date such Lender or holder became a disqualified holder).

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents it shall become necessary or, in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found suitable under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Agents, Secured Parties and the Lenders under the Loan Documents, the Borrowers hereby agree to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

SECTION 9.23. Affiliate Lenders.

(a) Each Lender who is an Affiliate of CEC (with any Person having beneficial ownership of more than 20% of the voting Equity Interests of CEC deemed an Affiliate of CEC for purposes of this Section 9.23) (an “Affiliate Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clauses (i), (ii) or (iii) of the first proviso of Section 9.08(b) or that adversely affects such Affiliate Lender in any material respect as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Subject to clause (c) below, the Borrowers and each Affiliate Lender hereby agree that if a case under Title 11 of the United States Code is commenced against the Borrowers, the Borrowers, with respect to any plan of reorganization that does not adversely affect any Affiliate Lender in any material respect as compared to other Lenders, shall seek (and each Affiliate Lender shall consent) to designate the vote of any Affiliate Lender and the vote of any Affiliate Lender with respect to any such plan of reorganization of the Borrowers or any Affiliate of the Borrowers shall not be counted. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (b) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives, or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

CAESARS LINQ, LLC

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

CAESARS OCTAVIUS, LLC

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: President and Treasurer

JP MORGAN CHASE BANK, N.A.

By:	/s/ Marc E. Costantino
Name: Marc E. Costantino
Title: Executive Director

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:[1]	[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrowers:	Caesars Linq, LLC and Caesars Octavius, LLC

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement.

5.	Credit Agreement:	Credit Agreement dated as of [ ], 20[ ], among Caesars Entertainment Corporation (“CEC”), a Delaware corporation, Caesars Linq, LLC (the “Linq Borrower”), a Delaware limited liability company, Caesars Octavius, LLC, a Delaware limited liability company, (the “Octavius Borrower” and, together with the Linq Borrower, the “Borrowers”), the Lenders and other parties from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

[1]	Assignee cannot be an Ineligible Institution.
[2]	Select as applicable.

1

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/ Loans	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[3]
Term B Loans	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2

Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to:

CAESARS LINQ, LLC

By:
Name:
Title:

Consented to:

CAESARS OCTAVIUS, LLC

By:
Name:
Title:

[Consented to:][4]

[ISSUING BANK]

By:
Name:
Title:

[4]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

A-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

1

EXHIBIT B

[FORM OF]

SOLVENCY CERTIFICATE

[            ], 20[    ]

This Solvency Certificate is delivered pursuant to Section 4.02(g) of the Credit Agreement dated as of [            ], 20[    ] (as the same may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), among Caesars Entertainment Corporation (“CEC”), a Delaware corporation, Caesars Linq, LLC (the “Linq Borrower”), a Delaware limited liability company, Caesars Octavius, LLC, a Delaware limited liability company, (the “Octavius Borrower” and, together with the Linq Borrower, the “Borrowers”), the Lenders and other parties from time to time party thereto (“Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer, as follows:

1. I am the [Chief Financial Officer] of the Borrowers. I am familiar with the Transactions, and have reviewed such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions that occur on the Closing Date, on and as of such date (i) the fair value of the assets of the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrowers and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers and their Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, the Borrowers do not intend to, and the Borrowers do not believe that they or any of their subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by them or any such subsidiary and the timing and amounts of cash to be payable on or in respect of their debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrowers and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

CAESARS LINQ, LLC

By:
Name: Title: [Chief Financial Officer]

CAESARS OCTAVIUS, LLC

By:
Name: Title: [Chief Financial Officer]

B-2

EXHIBIT C

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

as Administrative Agent for

the Lenders referred to below

[                     ]

New York, NY [                    ]

Attention: [                     ]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [                 ], 2011, among Caesars Entertainment Corporation (“CEC”), a Delaware corporation, Caesars Linq, LLC (the “Linq Borrower”), a Delaware limited liability company, Caesars Octavius, LLC, a Delaware limited liability company, (the “Octavius Borrower” and, together with the Linq Borrower, the “Borrowers”), the Lenders and other parties from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day)

(B)	Principal Amount of Borrowing

(C)	Class[1]

(D)	Type of Borrowing[2]

(E)	Interest Period and the last day thereof[3] (in the case of a Eurocurrency Borrowing)

(F)	Account Number and Location

[1]	Specify a Term B Borrowing or Borrowing of Other Term Loans or Incremental Revolving Facility Borrowing.
[2]	Specify a Eurocurrency Borrowing or an ABR Borrowing.
[3]	The initial Interest Period applicable to a Eurocurrency Borrowing shall be subject to the definition of “Interest Period” in the Credit Agreement.

C-1

CAESARS LINQ, LLC

By:
Name: Title:

CAESARS OCTAVIUS, LLC

By:
Name: Title:

C-2

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

383 Madison Avenue, FL 24

New York, NY 10017

Attention: Max E. Constantino

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [            ], 20[    ], among Caesars Entertainment Corporation (“CEC”), a Delaware corporation, Caesars Linq, LLC (the “Linq Borrower”), a Delaware limited liability company, Caesars Octavius, LLC, a Delaware limited liability company, (the “Octavius Borrower” and, together with the Linq Borrower, the “Borrowers”), the Lenders and other parties from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable (an “Election”), under Section 2.07 of the Credit Agreement, and the Borrowers hereby irrevocably notify the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

(i)	Borrowing to which Interest Election applies:
Principal Amount:
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency):

(ii)	Effective Date of Election (which shall be a Business Day):

(iii)	Resulting Borrowings(s)
Resulting Borrowing (1)
Principal Amount (or % of
Borrowing in (i)):
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency)[1]:

[1]	The Interest Period applicable to a Eurocurrency shall be subject to the definition of “Interest Period” in the Credit Agreement.

D-1

Resulting Borrowing (2)[2]
Principal Amount (or % of
Borrowing in (i)):
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency)[3]:

CAESARS LINQ, LLC

By:
Name: Title:

CAESARS OCTAVIUS, LLC

By:
Name: Title:

[2]	Add as many resulting Borrowings as applicable.
[3]	The Interest Period applicable to a Eurocurrency shall be subject to the definition of “Interest Period” in the Credit Agreement.

D-2

EXHIBIT E

APN(s): a portion of [                    ]

When Recorded Mail To:

Athy A. Mobilia, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Mail property tax statements to:

c/o Caesars Entertainment Operating Company

7216 Cherry Road Cordova, TN 38016

Attention: Property Tax Department, Jerry Sanders

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

by and from

[]

as “Grantor”

to

Chicago Title Agency of Nevada, Inc., a Nevada corporation,

as “Trustee” for the benefit of

[            ], in its capacity as Collateral Agent, “Beneficiary”

Dated as of                     , 2011

County: Clark County
State: Nevada

THIS INSTRUMENT IS TO BE FILED AND INDEXED IN THE REAL ESTATE RECORDS AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OF CLARK COUNTY, NEVADA UNDER THE NAMES OF [1], AS “DEBTOR” AND

[            ], AS COLLATERAL AGENT, AS “SECURED PARTY.” GRANTOR’S ORGANIZATIONAL NUMBER IS DELAWARE FILE NUMBER [            ]. INFORMATION

CONCERNING THE SECURITY INTEREST MAY BE OBTAINED FROM BENEFICIARY AT THE ADDRESS SET FORTH BELOW.

THIS DEED OF TRUST IS GOVERNED BY NRS §§ 106.300 TO 106.400 AND SECURES FUTURE ADVANCES OF PRINCIPAL AS PROVIDED IN SUCH SECTIONS. THE MAXIMUM AMOUNT OF “PRINCIPAL” (AS DEFINED IN NRS § 106.345) SECURED HEREBY (INCLUDING DISBURSEMENTS THAT [AGENT AND SECURED PARTIES] MAY, BUT SHALL NOT BE OBLIGATED TO, MAKE UNDER THIS DEED OF TRUST, THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT WITH RESPECT THERETO) SHALL NOT EXCEED $1,000,000,000.00. THIS DEED OF TRUST SHALL BE VALID AND HAVE PRIORITY TO THE EXTENT OF THE MAXIMUM AMOUNT SECURED HEREBY OVER ALL SUBSEQUENT LIENS AND ENCUMBRANCES, INCLUDING STATUTORY LIENS, EXCEPTING SOLELY TAXES AND ASSESSMENTS LEVIED ON THE PROPERTY AND OTHER STATUTORY LIENS ON THE PROPERTY GIVEN PRIORITY BY LAW.

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DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND

LEASES AND FIXTURE FILING

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Deed of Trust”), dated as of _______ __, 2011, is made by and from, [ ], a Delaware limited liability company, as grantor, mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, “Grantor”), whose address is One Caesars Palace Dr., Las Vegas, NV 89109, in favor of Chicago Title Agency of Nevada, Inc., a Nevada corporation, having an office at 9500 W. Flamingo Road, Suite 104, Las Vegas, NV 89147, as trustee under this Deed of Trust (together with any successors in such capacities, “Trustee”) for the benefit of [            ], as Collateral Agent (in such capacity, “Agent”) for the Secured Parties (as defined in the Collateral Agreement referred to below), as beneficiary, assignee and secured party (in such capacities and, together with its successors and assigns in such capacities, “Beneficiary”) having an address at [            ].

Reference is made to the Credit Agreement dated as of _______ __, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Grantor, [Linq Borrower or Octavius Borrower] (and together with Grantor, the “Borrowers”), Caesars Entertainment Corporation, a Delaware corporation (“CEC”), the Lenders party thereto from time to time, the Agent (as administrative agent and collateral agent), and _________, as syndication agent.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the future execution and delivery by Grantor of this Deed of Trust. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Deed of Trust. As used herein, the following terms shall have the following meanings:

(a) “Charges”: means any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law); judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.

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(b) “Mortgaged Property”: means the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Grantor and all of Grantor’s right, title and interest in, to and under all rights, privileges, tenements, hereditaments, rights-of-way, streets and ways adjacent to the land, easements, appendages and appurtenances appertaining to the foregoing in each case whether now owned or hereinafter acquired, including without limitation all riparian, littoral, water rights, mineral, oil and gas rights, air rights, development rights, rights of Grantor as declarant or owner under any covenants, conditions, restrictions or easements, plats and agreements (including, without limitation, all “special declarative rights”, as defined in NRS 116.89, if any) (collectively, the “Land”), and all of Grantor’s right, title and interest now or hereafter acquired in, to and under (1) all buildings, structures and other improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon, or affixed or permanently moored to, the Land, and, in each case, all appurtenances thereof (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Grantor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other applicable Loan Documents and all of Grantor’s right, title and interest in all reserves, deferred payments, deposits, refunds and claims of any nature relating to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, indemnities, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (9) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (10) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”), (11) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any

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governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”) and (12) any and all right, title and interest of Grantor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Property Agreement (the “Records”). As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(c) “Nevada Gaming Authorities”: means collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and all other state and local regulatory and licensing bodies with authority over gaming in the State of Nevada and its political subdivisions.

(d) “Nevada Gaming Laws”: means all laws pursuant to which any Nevada Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of Nevada, including, without limitation, the Nevada Gaming Control Act, as codified in NRS Chapter 463, as amended from time to time, the regulations promulgated thereunder, as amended from time to time, and the Clark County Code, as amended from time to time.

(e) “NRS”: means Nevada Revised Statutes, as amended from time to time.

(f) “Obligations”: means the “Obligations” as defined in the Collateral Agreement.

(g) “Permitted Liens”: means Permitted Liens as defined in the Credit Agreement.

(h) “person”: means person as defined in the Credit Agreement.

(i) “Secured Parties”: means Secured Parties as defined in the Collateral Agreement.

(j) “UCC”: means the Uniform Commercial Code of Nevada or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than Nevada, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE II

GRANT

Section 2.1 Grant. To secure the full and timely payment and performance of the Obligations for the benefit of the Secured Parties, Grantor GRANTS, PLEDGES, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Trustee, its successors and assigns, in trust, with power of sale for the use and benefit of Beneficiary and hereby grants to Beneficiary (for its benefit and for the benefit of the other Secured Parties) a

15

security interest in and upon all of Grantor’s estate, right, title and interest in and to the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to (i) Trustee and its substitutes and successors, to the same extent the same constitutes real property or an interest therein; provided that the conveyance to Trustee of the Rents shall be subject to the assignment of such Rents to Beneficiary as provided herein, and (ii) Beneficiary, to the extent the same does not constitute real property or an interest therein, in either case for the benefit of Beneficiary and Beneficiary’s successors and assigns, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto each of Trustee and Beneficiary.

Section 2.2 Secured Obligations. This Deed of Trust secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Obligations.

Section 2.3 Future Advances. This Deed of Trust shall secure all Obligations, including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not Grantor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Deed of Trust.

Section 2.4 Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Deed of Trust is One Billion Dollars ($1,000,000,000) (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the Lien hereof, and expenses incurred by each of Trustee and Beneficiary by reason of any default by Grantor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

Section 2.5 Last Dollar Secured. So long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

Section 2.6 No Release. Nothing set forth in this Deed of Trust shall relieve Grantor from the performance of any term, covenant, condition or agreement on Grantor’s part to be performed or observed under or in respect of any of the Mortgaged Property

16

or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on Trustee, Beneficiary or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Grantor’s part to be so performed or observed or shall impose any liability on Trustee, Beneficiary or any other Secured Party for any act or omission on the part of Grantor relating thereto or for any breach of any representation or warranty on the part of Grantor contained in this Deed of Trust or any other applicable Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of Grantor contained in this Section 2.6 shall survive the termination hereof and the discharge of Grantor’s other obligations under this Deed of Trust and the other applicable Loan Documents.

ARTICLE III

WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Trustee and Beneficiary as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Grantor has good and marketable fee simple title to the Mortgaged Property free and clear of any Liens, except the Permitted Encumbrances and the Permitted Liens. This Deed of Trust creates valid, enforceable first priority Liens and security interests in favor of Beneficiary against the Mortgaged Property for the benefit of the Secured Parties securing the payment and performance of the Obligations subject only to Permitted Encumbrances and Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located, this Deed of Trust will constitute a valid and enforceable first priority Lien on the Mortgaged Property in favor of Beneficiary for the benefit of the Secured Parties subject only to Permitted Encumbrances and Permitted Liens.

Section 3.2 First Lien Status. Grantor shall preserve and protect the first Lien and security interest status of this Deed of Trust. If any Lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such Lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other commercially reasonable action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including, if applicable, the requirement of providing a bond or other security reasonably satisfactory to Beneficiary).

Section 3.3 Replacement of Fixtures and Personalty. Grantor shall not, without the prior written consent of Beneficiary, permit any of the Fixtures or Personalty owned or leased by Grantor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for its protection, maintenance or repair or is not prohibited from being removed by the Credit Agreement or the Collateral Agreement.

Section 3.4 Inspection. Grantor shall permit Beneficiary and its respective agents, representatives and employees or, upon the occurrence and during the continuance of an Event of Default, any Lender, upon reasonable prior notice to Grantor, to inspect the Mortgaged Property and all books and records of Grantor located thereon, and to conduct such

17

environmental and engineering studies as Beneficiary or, upon the occurrence and during the continuance of an Event of Default, any Lender may reasonably require, provided that such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property subject to the rights of the Beneficiary and the other Secured Parties under the Collateral Agreement.

Section 3.5 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Prior to the date hereof, Grantor has delivered to Beneficiary Federal Emergency Management Agency Standard Life-of-Loan Flood Hazard Determination Forms for each portion of the Mortgaged Property on which Improvements are located. If any portion of the Mortgaged Property is located in an area designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, then Grantor shall obtain flood insurance prior to the date hereof to the extent required to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time. In addition, Grantor shall maintain or cause to be maintained all insurance as required by the Credit Agreement, including without limitation Section 5.02 of the Credit Agreement.

(b) Condemnation Awards. Grantor shall cause all condemnation awards to be applied in accordance with Section 6.11 of the Disbursement Agreement, and after the Disbursement Agreement has been terminated, with Section 2.10(c)(i) of the Credit Agreement.

(c) Insurance Proceeds. Grantor shall cause all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property to be applied in accordance with Section 6.11 of the Disbursement Agreement, and after the Disbursement Agreement has been terminated, with Section 2.10(c)(i) of the Credit Agreement.

(d) Payment of Charges. Grantor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges except to the extent such Charges are Permitted Liens or Permitted Encumbrances. Grantor shall, upon Beneficiary’s reasonable written request, deliver to Beneficiary receipts evidencing the payment of all such Charges requiring payment under the provisions of this Section 3.5(d).

ARTICLE IV

[Intentionally Omitted]

ARTICLE V

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Beneficiary (and/or Trustee as so required by applicable law) may, at Beneficiary’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the applicable Loan Documents providing for the automatic acceleration of the Obligations upon the occurrence of

18

certain Events of Default, declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Grantor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Beneficiary’s prior written consent, Beneficiary (and/or Trustee as so required by applicable law) may invoke any legal remedies to dispossess Grantor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate, carry on the business thereof or otherwise use the Mortgaged Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (including, without limitation, completing construction of the Improvements (with such modifications as Beneficiary may deem desirable) and making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Beneficiary in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Deed of Trust by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash (or, in the case of Beneficiary, credit) in one or more parcels. With respect to any notices required or permitted under the UCC, Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary or any of the other Secured Parties may be a purchaser at such sale. If Beneficiary or such other Secured Party is the highest bidder, Beneficiary or such other Secured Party may credit the portion of the purchase price that would be distributed to Beneficiary or such other Secured Party against the Obligations in lieu of paying cash. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Beneficiary (and/or Trustee as so required by applicable law) may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and Beneficiary (and/or Trustee as so required by applicable law), without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(e) Receiver. Subject to NRS 107.100, make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the

19

Obligations, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to, without limitation, complete construction of the Improvements (with such modifications as receiver may deem desirable), rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7; provided, however, notwithstanding the appointment of any receiver, Beneficiary shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of any applicable Loan Document to Beneficiary.

(f) Other. Exercise all other rights, remedies and recourses granted under the applicable Loan Documents or otherwise available at law or in equity.

Section 5.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Beneficiary in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Beneficiary and the other Secured Parties shall have all rights, remedies and recourses granted in any applicable Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under any applicable Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Beneficiary or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Trustee, Beneficiary or any other Secured Party in the enforcement of any rights, remedies or recourses under any applicable Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4 Release of and Resort to Collateral. Beneficiary and, at Beneficiary’s written direction, Trustee, may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate Lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien or security interest created in or evidenced by any applicable Loan Documents or their status as a first priority Lien and security interest in and to the Mortgaged Property. For payment of the Obligations, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect.

Section 5.5 Appearance, Waivers, Notice and Marshalling of Assets. After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the payment or performance of the Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, Grantor shall enter its voluntary

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appearance in such action, suit or proceeding. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Beneficiary’s election to exercise or the actual exercise of any right, remedy or recourse provided for under any applicable Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation. Grantor shall not claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Deed of Trust, or pursuant to any decree, judgment or order of any court of competent jurisdiction. Grantor covenants not to hinder, delay or impede the execution of any power granted or delegated to Trustee or Beneficiary by this Deed of Trust but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

Section 5.6 Discontinuance of Proceedings. If Beneficiary or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under any applicable Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Grantor, Beneficiary and the other Secured Parties shall be restored to their former positions with respect to the Obligations, any applicable Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Beneficiary or any other Secured Party thereafter to exercise any right, remedy or recourse under any applicable Loan Documents for such Event of Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Beneficiary (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) FIRST, to the payment of the costs and expenses incurred by Trustee or Beneficiary of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, or otherwise in connection with this Deed of Trust, any applicable Loan Document or any of the Obligations, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) all court costs, (3) the reasonable fees and expenses of its agents and legal counsel and Trustee’s agents and legal counsel, (4) the repayment of all advances made by Trustee or Beneficiary hereunder or under any applicable Loan Document on behalf of any applicable Loan Party, (5) any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any applicable Loan Document, and (6) costs of advertisement;

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(b) SECOND, to the payment and performance in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of the Obligations owed to them on the date of any such distribution); and

(c) THIRD, the balance, if any, to the persons legally entitled thereto.

Beneficiary shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Deed of Trust. Upon any sale of Mortgaged Property by Beneficiary (and/or Trustee as so required by applicable law) (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Beneficiary or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Beneficiary or such officer or be answerable in any way for the misapplication thereof.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor. All reasonable sums advanced and expenses incurred at any time by Trustee, Beneficiary or any other Secured Party under this Section 5.9, or otherwise under this Deed of Trust or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Obligations and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

(b) Grantor shall pay all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust or the enforcement, compromise or settlement of the Obligations or any claim under this Deed of Trust, and for the curing thereof, or for defending or asserting the rights and claims of Trustee or Beneficiary in respect thereof, by litigation or otherwise.

Section 5.10 No Beneficiary in Possession. Neither the enforcement of any of the remedies under this Article V, the assignment of the Rents and Leases under Article VI, the security interests under Article VII, nor any other remedies afforded to Beneficiary under any applicable Loan Document, at law or in equity shall cause Beneficiary or any other Secured

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Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Beneficiary or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE VI

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. Subject to the provisions of NRS Chapter 107A, in furtherance of and in addition to the assignment made by Grantor in Section 2.1 of this Deed of Trust, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall, at the election of Beneficiary, expire and terminate, upon written notice to Grantor by Beneficiary.

Section 6.2 Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Grantor acknowledges and agrees that upon recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

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ARTICLE VII

SECURITY AGREEMENT

Section 7.1 Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records. To this end, Grantor grants to Beneficiary a first priority security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, Records and all other Mortgaged Property which is personal property to secure the payment and performance of the Obligations, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor. In the event of any conflict or inconsistency whatsoever between the terms of this Deed of Trust and the terms of the Collateral Agreement with respect to the collateral covered both therein and herein, including, but not limited to, with respect to whether any such Mortgaged Property is to be subject to a security interest or the use, maintenance or transfer of any such Mortgaged Property, the Collateral Agreement shall control, govern, and prevail, to the extent of any such conflict or inconsistency. For the avoidance of doubt, no personal property of Grantor that does not constitute “Article 9 Collateral” under and as defined in the Collateral Agreement shall be subject to any security interest of Beneficiary or any Secured Party or constitute collateral hereunder.

Section 7.2 Financing Statements. Grantor shall prepare and deliver to Beneficiary such financing statements, and shall execute and deliver to Beneficiary such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Beneficiary, as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder. Grantor hereby irrevocably authorizes Beneficiary to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor represents and warrants to Beneficiary that Grantor’s jurisdiction of organization is the State of Delaware.

Section 7.3 Fixture Filing. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Deed of Trust shall comply with the requirements of the UCC for a deed of trust instrument to be filed as a financing statement. Grantor is the “Debtor” and its name and mailing address are set forth in the preamble of this Deed of Trust immediately preceding Article 1. Beneficiary is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Deed of Trust immediately preceding Article I. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in the definition of “Mortgaged Property” in

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Section 1.1 of this Deed of Trust. Grantor represents and warrants to Beneficiary that Grantor is the record owner of the Mortgaged Property.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.

Section 8.2 Covenants Running with the Land. All grants, covenants, terms, provisions and conditions contained in this Deed of Trust are intended by Grantor, Trustee and Beneficiary to be, and shall be construed as, covenants running with the Land. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other applicable Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary.

Section 8.3 Attorney-in-Fact. Grantor hereby irrevocably appoints Beneficiary as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary reasonably deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Grantor hereunder; provided, however, that (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Obligations and shall bear interest at the highest rate at which interest is then computed on any portion of the Obligations; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section 8.3. Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 8.4 Successors and Assigns. Whenever in this Deed of Trust Grantor, Trustee or Beneficiary are referred to, such reference shall be deemed to include the

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permitted successors and assigns of each of them; and all covenants, promises and agreements by or on behalf of Grantor that are contained in this Deed of Trust shall bind its respective permitted successors and assigns and inure to the benefit of Trustee and Beneficiary and each of their successors and assigns. Beneficiary hereunder shall at all times be the same person that is the Agent under the Credit Agreement. Written notice of resignation by the Agent pursuant to the Credit Agreement shall also constitute notice of resignation as Beneficiary under this Deed of Trust. Upon the acceptance of any appointment as the Agent under the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Beneficiary and Agent pursuant hereto. Grantor shall not make or permit to be made a sale, conveyance, lease, assignment, transfer or other disposition of the Mortgaged Property, except as expressly permitted by the Credit Agreement. Notwithstanding the foregoing, if Beneficiary shall have notified Grantor that an Event of Default under clause (b), (c), (h) or (i) of Section 7.01 of the Credit Agreement shall have occurred and be continuing, and during the continuance thereof, Grantor shall not sell, convey, lease, assign, transfer or otherwise dispose of any Mortgaged Property to the extent requested by Beneficiary (which notice may be given by telephone if promptly confirmed in writing).

Section 8.5 Waivers; Amendments.

(a) No failure or delay by Beneficiary or any other Secured Party in exercising any right, power or remedy hereunder or under any other applicable Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of Beneficiary and any other Secured Party hereunder and under the other applicable Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Deed of Trust or consent to any departure by Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether Beneficiary or any other Secured Party may have had notice or knowledge of such Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Deed of Trust nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Beneficiary and Grantor (and, if required by law, Trustee) subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

Section 8.6 WAIVER OF JURY TRIAL. GRANTOR HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH

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THIS DEED OF TRUST OR ANY OTHER APPLICABLE LOAN DOCUMENTS. GRANTOR HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BENEFICIARY OR ANY OTHER SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BENEFICIARY OR SUCH OTHER SECURED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

Section 8.7 Termination or Release.

(a) The Liens and security interests created by this Deed of Trust shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by Trustee or Beneficiary, and all rights to the Mortgaged Property shall automatically revert to Grantor, as of the date when all the Obligations (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Credit Agreement, the Incremental Revolving Facility Credit Exposure has been reduced to zero and each L/C Issuer has no further obligations to issue Letters of Credit under the Credit Agreement; provided that, upon payment in full of the Loan Document Obligations, Trustee and Beneficiary may assume that no Obligations are outstanding unless otherwise advised by the Borrower.

(b) [Grantor shall automatically be released from its obligations hereunder and the security interests in the Mortgaged Property of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary or otherwise ceases to be a Subsidiary Loan Party, all without delivery of any instrument or performance of any act by Trustee or Beneficiary, and all rights to the Mortgaged Property shall automatically revert to such Grantor.]1

(c) Upon any sale or other transfer by any Grantor of any of the Mortgaged Property that is permitted under the Credit Agreement to any person that is not the Borrower or a Subsidiary Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Mortgaged Property pursuant to Section 9.08 of the Credit Agreement, the security interest in such Mortgaged Property shall be automatically released, all without delivery of any instrument or performance of any act by Trustee or Beneficiary.

(d) In connection with any termination or release pursuant to paragraph (a), (b), or (c) of this Section 8.7, Beneficiary and/or Trustee (as so required by applicable law) shall execute and deliver to Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request and reconveyances to evidence such termination or release (including, without limitation, deed of trust releases or UCC termination statements), and will duly assign and transfer to Grantor, such of the Mortgaged Property that may be in the possession of Trustee or Beneficiary and has not theretofore been sold or otherwise applied or released pursuant to this Deed of Trust. Any execution and delivery of documents pursuant to this Section 8.7 shall be without recourse to or warranty by Trustee and Beneficiary.

[1]	To be included in Deed of Trust granted by Subsidiary Loan Parties.

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Section 8.8 Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Obligations secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary or any other Secured Party.

Section 8.9 Applicable Law. The provisions of this Deed of Trust shall be governed by and construed under the laws of the state in which the Land is located.

Section 8.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 8.11 Severability. In the event any one or more of the provisions contained in this Deed of Trust should be held invalid, illegal or unenforceable in any respect, such provision shall be enforced to the maximum extent permitted by law and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Grantor and Beneficiary shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.12 Entire Agreement. This Deed of Trust and the other applicable Loan Documents embody the entire agreement and understanding between Grantor, Trustee and Beneficiary relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the applicable Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 8.13 Beneficiary as Agent. Beneficiary has been appointed to act as Agent by the other Secured Parties pursuant to the Credit Agreement. Beneficiary shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement and other applicable Loan Documents and this Deed of Trust. Grantor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Beneficiary, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

Section 8.14 Recording Documentation to Assure Security. Grantor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Deed of Trust and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the Lien

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hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as Beneficiary shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the Liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of Beneficiary therein. Grantor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Trustee or Beneficiary advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Deed of Trust.

Section 8.15 Further Acts. Grantor shall, at the sole cost and expense of Grantor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as Beneficiary or Trustee shall from time to time reasonably request, which may be necessary in the reasonable judgment of Beneficiary from time to time to assure, perfect, convey, assign, pledge, transfer and confirm unto Beneficiary and Trustee, the property and rights hereby conveyed or assigned or which Grantor may be or may hereafter become bound to convey or assign to Beneficiary and Trustee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. In the event Grantor shall fail after written demand to execute any instrument or take any action required to be executed or taken by Grantor under this Section 8.15, Beneficiary or Trustee may execute or take the same as the attorney-in-fact for Grantor, such power of attorney being coupled with an interest and is irrevocable. Grantor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Beneficiary or Trustee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Deed of Trust.

Section 8.16 Additions to Mortgaged Property. All right, title and interest of Grantor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Grantor or constructed, assembled or placed by Grantor upon the Land, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further pledge, mortgage, conveyance, assignment or other act by Grantor, shall become subject to the Lien and security interest of this Deed of Trust as fully and completely and with the same effect as though now owned by Grantor and specifically described in the grant of the Mortgaged Property above, but at any and all times Grantor will execute and deliver to Beneficiary any and all such further assurances, mortgages, deeds of trust, conveyances or assignments thereof as Beneficiary may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Deed of Trust.

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Section 8.17 Relationship. The relationship of Beneficiary to Grantor hereunder is strictly and solely that of creditor and debtor and grantor and beneficiary and nothing contained in the Credit Agreement, this Deed of Trust or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Beneficiary and Grantor other than as lender and borrower and beneficiary and grantor.

Section 8.18 Beneficiary’s Fees and Expenses; Indemnification.

(a) Grantor agrees that Beneficiary shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other applicable Loan Documents, Grantor agrees to indemnify Beneficiary and the other Indemnitees (as defined in Section 9.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsels), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery of this Deed of Trust or any other applicable Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the applicable Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or any Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purpose of this proviso only, each of Beneficiary, and any Secured Party shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee).

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 8.19 shall remain operative and in full force and effect regardless of the termination of this Deed of Trust or any other applicable Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Deed of Trust or any other applicable Loan Document, or any investigation made by or on behalf of Beneficiary or any other Secured Party. All amounts due under this Section 8.18 shall be payable on written demand therefor.

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Section 8.19 Jurisdiction; Consent to Service of Process.

(a) Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Deed of Trust, or for recognition or enforcement of any judgment, and Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Deed of Trust shall affect any right that Beneficiary or any other Secured Party may otherwise have to bring any action or proceeding relating to this Deed of Trust against Grantor, the Mortgaged Property, the Collateral, or Grantor’s other properties, in the courts of any jurisdiction.

(b) Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Deed of Trust or any other applicable Loan Document in any New York State or federal court of the United States of America sitting in New York County, and any appellate court from any thereof. Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Grantor irrevocably consents to service of process in the manner provided for notices in Section 8.1 of this Deed of Trust. Nothing in this Deed of Trust or any other applicable Loan Document will affect the right of Trustee, Beneficiary or any other Secured Party to serve process in any other manner permitted by law.

ARTICLE IX

REGARDING TRUSTEE

Section 9.1 Trustee’s Powers and Liabilities.

Trustee, by acceptance hereof, covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for gross negligence, bad faith or willful misconduct, and hereby waives any statutory fee for any services rendered by it in accordance with the terms thereof. All authorities, powers and discretions given in this Deed of Trust to Trustee and/or Beneficiary may be exercised by either, without the other, with the same effect as if exercised jointly;

Trustee may resign at any time upon giving thirty (30) days’ notice in writing to Grantor and to Beneficiary;

Beneficiary may remove Trustee at any time or from time to time and select a successor trustee. In the event of the death, removal, resignation, refusal to act, inability to act or

31

absence of Trustee from the state in which the Premises are located, or in its sole discretion for any reason whatsoever. Beneficiary may, upon notice to Grantor and without specifying the reason therefore and without applying to any court, select and appoint a successor trustee, and all powers, rights, duties and authority of the former trustee, as aforesaid, shall thereupon become vested in such successor. Such substitute trustee shall not be required to give bond for the faithful performance of his duties unless required by Beneficiary. Such substitute trustee shall be appointed by written instrument duly recorded in the county where the Land is located. Grantor hereby ratifies and confirms any and all acts that the herein named Trustee, or his successor or successors in this trust, shall do lawfully by virtue hereof. Grantor hereby agrees, on behalf of itself and its heirs, executors, administrators and assigns, that the recitals contained in any deed or deeds executed in due form by any Trustee or substitute trustee, acting under the provisions of this instrument, shall be prima facie evidence of the facts recited, and that it shall not be necessary to prove in any court, otherwise than by such recitals, the existence of the facts essential to authorize the execution and delivery of such deed or deeds and the passing of title thereby;

Trustee shall not be required to see that this Deed of Trust is recorded nor liable for its validity or its priority as a first deed of trust, or otherwise, nor shall Trustee be answerable or responsible for performance or observance of the covenants and agreements imposed upon Grantor or Beneficiary by this Deed of Trust or any other agreement. Trustee, as well as Beneficiary, shall have authority in their respective discretion to employ agents and attorneys in the execution of this trust and to protect the interest of the Beneficiary hereunder, and to the fullest extent permitted by law they shall be compensated and all expenses relating to the employment of such agents and/or attorneys, including expenses of litigation, shall be paid out of the proceeds of the sale of the Mortgaged Property conveyed hereby should a sale be had, but if no such sale be had, all sums so paid out shall be recoverable to the fullest extent permitted by law by all remedies at law or in equity; and

At any time, or from time to time, without liability therefore and with ten (10) day’s prior written notice to Grantor, upon written request of Beneficiary and without affecting the effect of this Deed of Trust upon the remainder of the Mortgaged Property, Trustee may (A) reconvey any part of the Mortgaged Property, (B) consent in writing to the making of any map or plat thereof, so long as Grantor has consented thereto, (C) join in granting any easement thereon, so long as Grantor has consented thereto, or (D) join in any extension agreement or any agreement subordinating the Lien or charge hereof.

ARTICLE X

LOCAL LAW PROVISIONS

Section 10.1 Local Law Provisions. Notwithstanding anything herein to the contrary, all rights, remedies and powers provided in this Deed of Trust may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Nevada Gaming Laws and all relevant provisions of this Deed of Trust are intended to be subject to all applicable mandatory provisions of the Nevada Gaming Laws which may be controlling and to be limited to the extent necessary so that they will not render this Deed of Trust invalid or unenforceable, in whole or in part.

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Section 10.2 Waivers. (a) Grantor waives all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Grantor by reason of Nevada law, including, to the extent permitted by law, (i) the benefit of all laws now existing or that may hereafter be enacted providing for any appraisement before sale of any portion of the Property; (ii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness, and marshaling in the event of foreclosure of the liens hereby created; (iii) all rights and remedies that Grantor may have or be able to assert by reason of the laws of the State of Nevada pertaining to the rights and remedies of sureties; (iv) the right to assert any statute of limitations as a bar to the enforcement of the lien of this Deed of Trust or to any action brought to enforce any Obligation secured by this Deed of Trust; (v) Grantor’s right to deliver notice of termination of the operation of the Deed of Trust as security for future advances of principal pursuant to NRS § 106.380; and (vi) any rights, legal or equitable, to require marshaling of assets or to require upon foreclosure sales in a particular order, including, without limitation, any rights under NRS §§ 100.040 and 100.050. Beneficiary shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein. Beneficiary shall have the right to determine the order in which any or all portions of the indebtedness secured hereby are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Nothing contained herein shall be deemed to be a waiver of Grantor’s rights under NRS § 40.462.

(b) Grantor waives all rights and defenses affecting enforcement of this Deed of Trust that Grantor may have because the Obligations are secured by real property.

(c) Grantor hereby expressly waives diligence, demand, presentment, protest and notice of every kind and nature whatsoever (unless as otherwise required under this Deed of Trust) and waives any right to require Beneficiary to enforce any remedy against any guarantor, endorser or other person whatsoever prior to the exercise of its rights and remedies hereunder or otherwise. To the extent permitted by applicable law, Grantor waives any right to require Beneficiary to (i) proceed or exhaust any collateral security given or held by Beneficiary in connection with the Obligations or (ii) pursue any other remedy in Beneficiary’s power whatsoever.

(d) Until all of the Obligations shall have been paid in full, Grantor (i) shall not have any right of subrogation to any of the rights of Beneficiary against any guarantor, maker or endorser; (ii) waives any right to enforce any remedy which Beneficiary or Grantor now has or may hereafter have against any other guarantor, maker or endorser; (iii) waives any benefit of, and any other right to participate in, any collateral security for the Obligations or any guaranty of the obligations now or hereafter held by Beneficiary.

(e) Grantor expressly waives all suretyship defenses that Grantor may have under Nevada law and the laws of any other state.

Section 10.3 Incorporated Statutory Provisions. The following covenants, Nos. 1, 2 (full replacement value), 3, 4 (default rate under the Credit Agreement), 5, 6, 7 (a reasonable percentage), 8 and 9 of NRS § 107.030 are hereby adopted and made a part of this Deed of Trust.

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Except for covenants 6, 7 and 8 (the “Controlling Covenants”) the terms of this Deed of Trust shall control to the extent that there is any inconsistency between the terms of this this Deed of Trust and the covenants. If there is a conflict between the terms of this Deed of Trust and the Controlling Covenants, then the Controlling Covenants shall prevail.

Section 10.4 Additional Event of Default. An Event of Default shall occur if Grantor or any other “borrower” (as that term is defined in NRS § 106.310, as amended or recodified from time to time) who may send a notice pursuant to NRS § 106.380(1), as amended or recodified from time to time, with respect to this Deed of Trust, (i) delivers, sends by mail or otherwise gives, or purports to deliver, send by mail or otherwise give to Beneficiary: (A) any notice of an election to terminate the operation of this Deed of Trust as security for any Obligation, including, without limitation, any obligation to repay any “future advance” (as defined in NRS § 106.320, as amended or recodified from time to time) of “principal” (as defined in NRS § 106.345, as amended or recodified from time to time), or (B) any other notice pursuant to NRS § 106.380(3), as amended or recodified from time to time, or (ii) records a statement pursuant to NRS § 106.380(3), as amended or recodified from time to time, or (iii) causes this Deed of Trust, any Obligation, or Beneficiary to be subject to NRS §§ 106.380(2), 106.380(3) or 106.400, as amended or recodified from time to time.

Section 10.5 Construction Deed of Trust. This Deed of Trust is a construction mortgage within the meaning of NRS § 104.9334(8), and secures an obligation incurred for the construction of improvements on real property. For purposes of NRS § 104.9334(8) “completion of the construction” shall not be deemed to have occurred until completion of all work and installation or incorporation of all materials for which sums secured hereby are disbursed.

Section 10.6 Accord and Satisfaction. Grantor agrees that it shall not submit any checks to Beneficiary or anyone acting on behalf of Beneficiary in payment of the Obligations that is marked “Payment in Full” or “Accord and Satisfaction” or similar wording unless the amount of the check is equal to the total amount then owing on the Obligations. If Grantor does submit a check to Beneficiary or its agent marked “Payment in Full” or “Accord and Satisfaction” or similar wording for a sum less than the total amount then owing on the Obligations, Beneficiary may accept it in partial payment of the Obligations but will not be bound by the “Payment in Full” or “Accord and Satisfaction” or similar notation. COMMUNICATIONS CONCERNING A DISPUTE AS TO AMOUNTS OWING UNDER THE OBLIGATIONS, INCLUDING ANY CHECKS SUBMITTED TO BENEFICIARY AS FULL SATISFACTION OF THE OBLIGATIONS, MUST BE SENT TO THE ADDRESS PROVIDED FOR IN THE CREDIT AGREEMENT FOR THE DELIVERY OF NOTICES TO BENEFICIARY AND NOT TO THE ADDRESS TO WHICH PAYMENTS ARE TO BE SENT. This paragraph constitutes and is intended to constitute a “conspicuous statement” as to where communications concerning disputed debts, including any instrument tendered as full satisfaction of a debt, are to be sent in accordance with NRS § 104.3311(3)(a)(1).

Section 10.7 Security Intended. Notwithstanding any provision hereof to the contrary, the parties intend that this document constitute security for the payment and performance of the Obligations as provided elsewhere herein, and shall be a “transfer in trust” or “deed of trust” as discussed in NRS Chapter 107. If despite that intention a court of competent jurisdiction shall

34

determine that this document does not qualify as a “transfer in trust”, “trust deed” or “deed of trust” within the meaning and purview of NRS Chapter 107, then, ab initio, this instrument shall be deemed a real mortgage under NRS Chapter 106, and shall be enforceable as such, Grantor shall be deemed a “mortgagor”, Beneficiary shall be deemed a “mortgagee”, Trustee shall have no capacity but shall be disregarded, all references to the “Trustee” herein shall be deemed to refer to the “mortgagee” to the extent not inconsistent with interpreting this instrument as though it were a real mortgage, and as a real mortgage, Grantor as mortgagor shall be deemed to have conveyed the Mortgaged Property ab initio to Beneficiary as mortgagee, such conveyance as a security to be void upon condition that Grantor pay and perform all its Obligations.

Section 10.8 Environmental Provisions. Without limiting any of the remedies provided in the Loan Documents, Grantor acknowledges and agrees that each of Sections 3.16, 5.06, 5.09 and 9.05 of the Credit Agreement is an “environmental provision” as defined in NRS § 40.502 (the “Environmental Provision”) and that Grantor’s failure to comply with the Environmental Provision following any applicable notice and opportunity to cure is a breach of an environmental provision entitling Beneficiary to recover damages for the breach or for the enforcement of the Environmental Provision. Pursuant to NRS § 40.430(6)(n), Beneficiary’s action for recovery of damages or enforcement of the Environmental Provision pursuant to NRS § 40.508 shall not constitute an action within the meaning of NRS § 40.430(1). All remedies provided for in the Loan Documents are separate and distinct causes of action that are not abrogated, modified, limited or otherwise affected by the remedies afforded to Beneficiary by NRS § 40.508.

Section 10.9 Obligations Not Secured. Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Deed of Trust shall not secure the obligations of any party arising under any Environmental Provision or the obligations of any guarantor of any of the Obligations and both of the foregoing obligations shall survive any foreclosure, trustee’s sale or any other similar proceeding.

Section 10.10 Conflict. In the event of a conflict between the provisions of Article 10 and the other provisions of this Deed of Trust, the provisions of Article 10 shall apply.

[The remainder of this page has been intentionally left blank]

35

IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgement hereto caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

GRANTOR:		[ ], a Delaware limited liability company

By:
Name:
Title:

State of

County of

This instrument was acknowledged before me on                                      by                                  as                                          of                                         .

(Signature of notarial officer)

(seal, if any)

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

PERMITTED ENCUMBRACES

Each of the Liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to that certain Loan Policy of Title Insurance, Policy Number                          issued by Chicago Title Insurance Company, with an Effective Date of                     , relating to the real property described in Exhibit A attached hereto.

EXHIBIT H

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (this “Affiliated Lender Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate Lender]

3.	Borrowers:	Caesars Linq, LLC and Caesars Octavius, LLC

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement.

5.	Credit Agreement:	Credit Agreement dated as of [ ], 20[ ], among Caesars Entertainment Corporation (“CEC”), a Delaware corporation, Caesars Linq, LLC (the “Linq Borrower”), a Delaware limited liability company, Caesars Octavius, LLC, a Delaware limited liability company, (the “Octavius Borrower” and, together with the Linq Borrower, the “Borrowers”), the Lenders and other parties from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

1

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/ Loans	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
Term B Loans	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

H-2

Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to: CAESARS LINQ, LLC

By:
Name:
Title:

Consented to:

CAESARS OCTAVIUS, LLC

By:
Name:
Title:

H-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement (subject to the limitations set forth in Section 9.04(i) of the Credit Agreement), (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (v) except as previously disclosed in writing to the Administrative Agent and the Lenders, it does not, as of the date hereof, have any non-public Material Information (“MNPI”) with respect to any Borrower or its Subsidiaries or their securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to any Borrower or its Subsidiaries or securities) on or prior to the date hereof; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrues to and excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

1

4. General Provisions. This Affiliated Lender Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Acceptance by telecopy or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Affiliated Lender Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT F

MASTER DISBURSEMENT AGREEMENT

among

JPMORGAN CHASE BANK, N.A.,

as Disbursement Agent

and

JPMORGAN CHASE BANK, N.A.,

as Agent

and

FULCRUM LLC,

as Construction Consultant

and

CAESARS LINQ, LLC,

as Linq Borrower

and

CAESARS OCTAVIUS, LLC

as Octavius Borrower

dated as of April 25, 2011

-i-

(continued)

-ii-

(continued)

		Page

12.13.	Designation of Applicable Courts and Jurisdictions	39

12.14.	Further Assurances	39

12.15.	Reinstatement	39

12.16.	WAIVER OF JURY TRIAL	39

12.17.	Confidentiality	40

12.18.	Transfer of Accounts	40

-iii-

TABLE OF EXHIBITS

Exhibit
A	Form of Account Control Agreement
B	Form of Borrower’s Final Completion Certificate
C-1	Form of Conditional Waiver and Release Upon Final Payment
C-2	Form of Unconditional Waiver and Release Upon Final Payment
D	Form of Construction Consultant’s Final Completion Certificate
E	Form of Construction Manager’s Final Completion Confirmation Form
F	Form of Final Plans and Specifications Amendment Certificate
G	Form of In-Balance Test Certificate
H	Form of Construction Consultant’s Opening Date Confirmation Form
I	Closing Date Plans and Specifications
J-1	Form of Disbursement Request
J-2	Form of Construction Consultant’s Disbursement Confirmation Form
K	Form of Borrower’s Substantial Completion Certificate
L-1	Form of Conditional Waiver and Release Upon Progress Payment
L-2	Form of Unconditional Waiver and Release Upon Progress Payment
M-1	Form of Construction Consultant’s Substantial Completion Certificate
M-2	Form of Architect’s Substantial Completion Certificate
N	Form of Project Budget Amendment Confirmation Form
O	Form of Borrower’s Project Opening Date Certificate
P	Schedule of Project Cash Flows

MASTER DISBURSEMENT AGREEMENT

This MASTER DISBURSEMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of April 25, 2011 by and among JPMorgan Chase Bank, N.A., as disbursement agent (together with any successor disbursement agent permitted hereunder, the “Disbursement Agent”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent under the Credit Agreement (together with any successor Administrative Agent or Collateral Agent permitted thereunder, collectively, the “Agent”), Fulcrum LLC, as construction consultant (“Construction Consultant”), Caesars Linq, LLC, a Delaware limited liability company (the “Linq Borrower”) and Caesars Octavius, LLC, a Delaware limited liability company (the “Octavius Borrower”, together with the Linq Borrower, the “Borrowers”). Capitalized terms used herein have the meanings specified in Section 1 or, if not defined therein, the meanings specified in the Credit Agreement (defined below).

RECITALS

A. Project. The Linq Borrower desires to design, develop, construct, install, equip, finance, own, operate, maintain and lease Project Linq and the Octavius Borrower desires to design, develop, construct, install, equip, finance, own, operate, maintain and lease Project Octavius (collectively, the “Development”).

B. Credit Facility. Concurrently herewith, the Lenders under that certain Credit Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), dated as of the date hereof, by and among the Borrowers, the Agent, the financial institutions from time to time party thereto in the capacity of Lenders and the other agents and arrangers party thereto are providing Commitments to extend a first priority term loan to the Borrowers, in an aggregate principal amount of $450,000,000 (“Term Facility”). The proceeds of the loans extended under the Term Facility will be used (a) to pay Project Costs and debt service, (b) after both the Commencement of Operations of the Development and the Final Completion Date of both Projects shall have occurred, to fund any additional working capital requirements and other general corporate purposes not included in Project Costs, including debt service and (c) to pay fees and expenses incurred in connection with the Term Facility and the transactions related thereto (collectively, the “Permitted Fund Uses”).

C. Deposits. Concurrently herewith, the entire amount of the Term Facility will be borrowed by Borrower, of which $52,031,250 will be deposited in the Interest Reserve Account for application pursuant to the terms hereof and the remaining amount, after payment of fees and expenses incurred in connection therewith, in an amount equal to $397,968,750, will be deposited into the Loan Proceeds Account. From time to time CEC will contribute, or cause to be contributed, the Cash Contributions to the Borrowers as provided for in the Credit Agreement and the Borrowers will deposit such amounts at the times and on the terms provided herein into the Company Account. Such amounts will be disbursed for Permitted Fund Uses. All cash and other Permitted Investments maintained in the Loan Proceeds Account, the Interest Reserve Account, the Construction Disbursement Accounts, the Draw Accounts and the Company Account are owned beneficially by the Borrowers, subject to the security interests created therein by the Collateral Agreement in favor of the Agent for the benefit of the Secured Parties and subject to the terms and conditions of this Agreement and the Account Control Agreements.

D. Purpose. The parties have entered into this Agreement in order to set forth (i) the conditions upon which, and the manner in which, funds will be deposited in, transferred among and disbursed from the Accounts, and (ii) certain representations, warranties and covenants of the Borrowers.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions and Rules of Interpretation.

1.1. Definitions. The terms identified below in this Section 1 shall have the meanings herein specified:

“Account Control Agreement” means each of those certain Account Control Agreements, substantially in the form of Exhibit A, dated as of the date hereof, between any securities intermediary or depositary bank that may be party thereto from time to time and the Borrowers or the Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or replaced from time to time in which case such Account Control Agreement may give effect to the customary provisions required by the replacement deposit bank or securities intermediary.

“Accounts” means the Company Account, the Loan Proceeds Account, the Interest Reserve Account, the Construction Disbursement Accounts, the Draw Accounts, the Post-Completion Reserve Account, and any other accounts or sub-accounts established from time to time with respect thereto.

“Agency Fee Letter” means that certain fee letter, dated as of the date hereof, by and among the Borrowers, the Agent and the Disbursement Agent.

“Agent” has the meaning given in the preamble.

“Agreement” has the meaning given in the preamble.

“Anticipated Investment Income” means, at any time, with respect to an Account, the amount of investment income which the Borrowers reasonably determine will accrue on the funds in each such Account through the Scheduled Completion Dates of both Projects (and components thereto), taking into account the current and future anticipated rates of return on investments in each such account permitted under the Loan Documents, the anticipated times and amounts of draws from each such account for the payment of Project Costs for both Projects and the nature and tenor of the investments in which such funds are permitted to be invested.

“Applicable Courts” has the meaning given in Section 12.13.

“Applicable Permits” means all Permits that are required for the performance of the design, construction and operation of a Project.

“Architect” means the architect of record with respect to an applicable component of a Project, together with its successors and permitted assigns. If there is no architect of record with respect to an applicable component of a Project or if such architect of record is not then actively involved in the Project, then the applicable design-build Contractor or the Construction Manager (but, with respect to Project Linq, only so long as the Construction Manager is not a Borrower or CEC or one of its subsidiaries acting on its behalf) of such applicable component of a Project, together with its successor and permitted assigns may perform the duties and act in the capacity as Architect hereunder with respect to such component.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrowers” has the meaning given in the preamble.

“Company Account” means account number [Redacted] in the name of Octavius Borrower established as of the date hereof at JPMorgan Chase Bank, N.A. or such account in replacement or substitution thereof.

“Company Allocation” shall mean at any time 100% minus the Loan Proceeds Allocation.

“Construction Consultant” has the meaning given in the preamble.

“Construction Contracts” means collectively, the contracts entered into from time to time between a Borrower (or any Construction Manager on behalf of a Borrower) and any Contractor in connection with the design, engineering, installation and construction of a Project or the supply of materials, fixtures, equipment or services in connection with the construction of a Project.

“Construction Disbursement Account” in the case of Project Linq, means account number [Redacted] in the name of Linq Borrower established as of the date hereof at JPMorgan Chase Bank, N.A. or such account in replacement or substitution thereof, and in the case of Project Octavius, means account number [Redacted] in the name of Octavius Borrower established as of the date hereof at JPMorgan Chase Bank, N.A. or such account in replacement or substitution thereof.

“Construction Manager” means a construction or development company retained by the applicable Borrower to act as construction manager in connection with either or both Projects, or components of a Project, together with its successors and permitted assigns. If a construction manager has not been retained by the applicable Borrower with respect to any Project or any component of a Project at any time, the applicable Borrower (or CEC or one of its subsidiaries acting on its behalf) may perform the duties and act in the capacity of the Construction Manager hereunder.

“Contractor” means any architects, consultants, designers, contractors, subcontractors, suppliers or other Persons engaged by a Borrower or any Construction Manager on behalf of a Borrower in connection with the design, engineering, installation and construction of a Project.

“Credit Agreement” has the meaning given in the recitals.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Subcontractor Waivers” means the Borrowers’ right to defer, in connection with a Disbursement, the delivery date of Lien releases and waivers from subcontractors covering work under such Disbursement to the time of and as a condition to the following Disbursement, but not in any event more than 60 days, so long as the applicable general contractor has delivered its Lien release and waiver with respect to the Disbursement covering such work and the Title Company has insured the Lenders against any such Liens based on the delivery of reasonably satisfactory undertakings from such general contractor.

“Delivery Date” shall mean the first date of delivery of any Project Budget, any Project Schedule or any Plans and Specifications with respect to a Project delivered hereunder, as applicable.

“De Minimus Adjustment” means an amendment to a Project Budget that complies with the requirements of Section 6.1.1 that does not amend any Line Item in such Project Budget by an amount of more than $5,000,000 or cause the aggregate amount of amendments to such Project Budget made without the recommendation for approval of the Construction Consultant pursuant to Section 6.1 to exceed $5,000,000.

“De Minimus Invoice Amount” means, with respect to any invoice for payment from a Contractor, an amount equal to or less than $100,000.

“De Minimus Draw” has the meaning given in Section 4.2.

“De Minimus Draw Request” has the meaning given in Section 4.2.

“De Minimus Scope Change” means any Scope Change to a Project or a component of a Project which (i) individually does not increase or decrease the amount of Project Costs projected for such Project by more than $5,000,000 and (ii) in the aggregate with all prior De Minimus Scope Changes for such Project made without the information and submittals requested pursuant to Section 6.3 does not increase or decrease the amount of Project Costs in the applicable Project Budget by more than $5,000,000.

“Disbursement” means a transfer of funds from the Loan Proceeds Account to the applicable Construction Disbursement Account or the applicable Draw Account in accordance with Section 4.1 or Section 4.2, as applicable.

“Disbursement Agent” has the meaning given in the preamble.

“Disbursement Request” has the meaning given in Section 4.1.1(a).

“Disbursement Request Date” shall mean each date the Borrower requests a Disbursement be made pursuant to a Disbursement Request.

“Disputed Amounts” with respect to a Project, means amounts for work, services, materials, fixtures or equipment for which a Borrower has in good faith provided a written notice to withhold payment pursuant to N.R.S. 624.609 and other applicable provisions of Nevada’s Prompt Pay Act or contested through other appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of the applicable Borrower to the extent required by GAAP, and (ii) if at the time of initial contest the aggregate amount of all disputed claims then being contested with respect to such Project exceeds $10,000,000, then upon notice from Disbursement Agent, the applicable Borrower shall either, at such Borrower’s discretion with respect to each then disputed claim applicable to such Project that individually exceeds $2,000,000: (a) obtain and post a surety bond for such disputed claim as provided for under N.R.S. 108.2413 which is effective to discharge the claimant’s lien rights or notice of lien in accordance with N.R.S. 108.2415 to 108.2425, inclusive, or (b) the Reserved Amount applicable to such disputed claim shall be reserved and set aside in the Loan Proceeds Account pending resolution of such contest and any excess of such Reserved Amount over the amount originally allocated for such work, services, materials, fixtures or equipment in the Project Budget shall be excluded from the calculations of Project Funds for purposes of the In-Balance Test with respect to a Project, to the extent not already provided for in such Project Budget.

“Draw Account” in the case of Project Linq, means account number [Redacted] in the name of Linq Borrower established as of the date hereof at JPMorgan Chase Bank, N.A. or such account in replacement or substitution thereof, and in the case of Project Octavius, means account number [Redacted] in the name of Octavius Borrower established as of the date hereof at JPMorgan Chase Bank, N.A. or such account in replacement or substitution thereof.

“Event of Default” has the meaning given in Section 7.

“Final Completion Date” means the first date on which each of the following conditions has been satisfied with respect to a Project:

(a) the Substantial Completion Date with respect to such Project shall have occurred;

(b) such Project shall have received a temporary certificate of occupancy from the applicable Governmental Authority;

(c) the applicable Borrower shall deliver to the Disbursement Agent an Officers’ Certificate in the form of Exhibit B to the effect that (i) all amounts required to be paid to Contractors have been paid (including any Punchlist Completion Amounts and Retainage Amounts, but excluding any Disputed Amounts with respect to which the applicable Reserved Amounts have been deposited into the Post-Completion Reserve Account and shall continue to be held therein as collateral for the Obligations pending final resolution of such Disputed Amounts), and (ii) the applicable Borrower (or Construction Manager) has received final Lien releases and waivers from each Contractor substantially in the forms of Exhibits C-1 and C-2, as applicable, other than with respect to Liens covered by such Reserved Amounts deposited in the Post-Completion Reserve Account;

(d) the Disbursement Agent shall have received a confirmation form of the Construction Consultant substantially in the form of Exhibit D and a certificate of the Construction Manager substantially in the form of Exhibit E, confirming the factual certification described in clause (c) above;

(e) the Disbursement Agent and the Construction Consultant shall have received “as-built” Plans and Specifications in CAD format showing the final specifications of all improvements comprising such Project;

(f) the Title Company shall have delivered to the Agent, the Disbursement Agent and the Construction Consultant an updated title search identifying all Liens of record through a date not more than 30 days prior to the Final Completion Date confirming that there are no intervening Liens or encumbrances other than Permitted Liens and Liens covered by Reserved Amounts held in the Post-Completion Reserve Account;

(g) the Disbursement Agent shall have received certificates of insurance in customary form, demonstrating compliance in all material respects with the insurance requirements for such Project applicable after completion of construction as specified in Section 5.02 of the Credit Agreement; and

(h) the applicable Borrower shall deliver to Disbursement Agent evidence reasonably satisfactory to Disbursement Agent that the applicable Borrower recorded and delivered a notice of completion in accordance with N.R.S. 108.228.

“Final Plans and Specifications” means, with respect to any particular work or improvement that constitutes a portion or component of a Project, the Plans and Specifications for such work or improvement to the extent such Plans and Specifications:

(a) have received all approvals, waivers or variances from all Governmental Authorities required to approve such Plans and Specifications that are necessary to commence construction of such work or improvements, if any;

(b) contain sufficient specificity to permit the completion of such work or improvement; and

(c) are signed by the Architect for such Project.

provided, however, that the Final Plans and Specifications may be modified from time to time in accordance with the terms hereof.

“Final Plans and Specifications Amendment Certificate” means, with respect to a Project, an Officers’ Certificate from the applicable Borrower in the form attached hereto as Exhibit F, together with the Construction Manager’s certificate, Construction Consultant’s confirmation form, and Architect’s certificate as provided in Exhibits 1, 2 and 3 of Exhibit F.

“Force Majeure Event” means any of the following events that causes a delay in the construction of a Project and is outside the applicable Borrower’s reasonable control: (a) an act of God (including, without limitation, a tornado, flood, earthquake, hurricane, etc.); (b) fires or other casualties; (c) strikes, lockouts or other labor disturbances; (d) acts of war, riots, insurrections, civil commotions, acts of terrorism or similar acts of destruction; (e) Requirements of Law enacted after the Delivery Date of the Project Schedule for such Project; (f) orders or judgments; or (g) embargoes, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the Delivery Date of the Project Schedule for such Project.

“Governmental Action” means any consent, approval, recording, qualification, waiver or authorization of any Governmental Authority.

“Hard Costs” means, with respect to a Project, Project Costs incurred after the date hereof in accordance with the Project Budget for such Project (as in effect from time to time) under (i) the following Line Items:

(a) Construction Improvements

(b) Infrastructure Improvements

(c) General Conditions/Fees

(d) Project Contingency, and

(ii) any other line item categories set forth in the Project Budget for such Project (as in effect from time to time) designated as “Hard Costs.”

“In-Balance Test” shall be satisfied with respect to a Project as of any date of determination if, as of such date, the portion of the Project Funds then allocable to such Project equal or exceed the aggregate Remaining Costs for such Project, as set forth in an In-Balance Test Certificate calculated as of such date.

“In-Balance Test Certificate” shall mean a certificate of a Responsible Officer of a Borrower in substantially the form of Exhibit G, setting forth the calculation of the aggregate Project Funds, and showing the Borrowers’ then-current allocation of such Project Funds between the Projects, and the aggregate Remaining Costs for the Projects, and showing the Borrowers’ then-current allocation of such Remaining Costs between the Projects in accordance with the then-current Project Budgets, as determined by the Borrower in good faith as of the date of such certificate.

“Interest Reserve Account” means account number [Redacted], in the name of the Agent for the benefit of the Borrowers, established at JPMorgan Chase Bank, N.A. or such account in replacement or substitution thereof.

“Lease Bridge Payment” has the meaning given in the definition of Project Cash Flows.

“Line Item” means (i) with respect to a Project Budget (as in effect from time to time) each of the following line item categories of such Project Budget:

(a) Construction Improvements (both on-site and off-site)

(b) Infrastructure Improvements

(c) General Conditions/Fees

(d) Project Contingency

(e) Permits and Fees

(f) Furniture, Fixtures & Equipment

(g) Gaming

(h) Operation/Equipment Costs

(i) Systems Costs

(j) General Requirements

(k) Design

(l) Capitalized Construction Labor

(m) Working Capital

(n) Land (to the extent not included in the Contributed Assets)

(o) Real Estate Taxes and Capitalized Legal Costs

(p) Pre-Opening Expenses

(q) Interest payable prior to the applicable Scheduled Completion Date

(r) Roadway, if applicable

(s) Tenant Allowances

(t) Leasing Commissions, and

(ii) any other line item categories set forth in such Project Budget (as in effect from time to time), provided that the Line Items in the applicable Project Budget shall be sufficient to construct the Minimum Opening Day Facilities for such Project.

“Linq Borrower” has the meaning given in the preamble.

“Loan Proceeds Account” means account number [Redacted], in the name of the Agent for the benefit of the Borrowers, established at JPMorgan Chase Bank, N.A., or such account in replacement or substitution thereof.

“Loan Proceeds Allocation” shall mean at any time the percentage obtained by dividing (i) the amount of Project Costs paid from Disbursements from the Loan Proceeds Account prior to such time by (ii) the sum of the total amount of Project Costs paid prior to such time and $350,000,000.

“Minimum Opening Day Facilities” means, (i) in the case of Project Linq, (a) a mixed retail and entertainment development corridor referred to as the “RDE”, with at least 160,000 overall square feet of available space for leasing, consisting of multiple program components such as bars, restaurants, clubs and retail outlets, (b) a remodeled gaming space consisting primarily of the existing O’Sheas Casino gaming space, and (c) the Wheel Component, and (ii) in the case of Project Octavius, a 22 story, first class hotel tower containing at least 600 guest rooms and suites and 4 luxury villas.

“Nevada’s Prompt Pay Act” means N.R.S. Sections 624.606 to 624.630, inclusive, as the same may be amended from time to time.

“N.R.S.” means the Nevada Revised Statutes as in effect from time to time.

“Octavius Borrower” has the meaning given in the preamble.

“Opening Date” means, with respect to a Project, the first date on which each of the following has occurred:

(a) all material Applicable Permits with respect to the operation of such Project have been issued and are in full force and effect;

(b) the Borrower (or Construction Manager) has received Lien releases and waivers from each Contractor substantially in the forms of Exhibits C-1, C-2, L-1 and L-2, as applicable, covering all work on the Project through the Disbursement Request Date immediately prior to the Opening Date, other than Liens related to Permitted Amounts and Deferred Subcontractor Waivers;

(c) the Construction Consultant has delivered a confirmation form to the Disbursement Agent, substantially in the form attached as Exhibit H, confirming that such Project is generally complete in all material respects in accordance with the Final Plans and Specifications;

(d) such Project is open to the public and operating and has at least the Minimum Opening Day Facilities open and operating;

(e) the term of the Lease Agreement applicable to such Project shall have commenced, all rent due and payable under such Lease Agreement prior to such Opening Date has been paid in full and no event of default under such Lease Agreement has occurred and is then continuing;

(f) such Project is operating in accordance with applicable law in all material respects.

“Permits” means all permits, entitlements or other discretionary approvals issued under applicable law required to be obtained at such time.

“Permitted Amounts” means, without duplication, (i) Punchlist Completion Amounts, (ii) Retainage Amounts, (iii) Disputed Amounts, and (iv) De Minimus Invoice Amounts.

“Permitted Fund Uses” has the meaning given in Recital B.

“Plans and Specifications” means the then current drawings, plans and specifications for a Project or a portion or component thereof prepared by a Borrower, the Architects or the Construction Manager and made available to the Construction Consultant at the location set forth on Exhibit I or such other location as otherwise agreed upon by the Borrower and the Construction Consultant, which Plans and Specifications will provide for at least the Minimum Opening Day Facilities for the applicable Project.

“Platform” has the meaning given in Section 12.7.

“Post-Completion Reserve Account” means an additional Account or Accounts which may be established on the Final Completion Date for a Project, if needed, to hold all Reserved Amounts related to Disputed Amounts that remain unresolved on such date with respect to such Project, which account shall be in the name of the applicable Borrower established at JPMorgan Chase Bank, N.A. or such account in replacement or substitution thereof.

“Posted Documents” has the meaning given in Section 12.7.

“Project” means Project Linq or Project Octavius, as applicable.

“Project Budget” means the Project Linq Budget or the Project Octavius Budget, as the context may require.

“Project Budget Amendment Certificate” has the meaning given in Section 6.1.3.

“Project Cash Flows” means, as of any date for purposes of determining remaining Project Funds, the amount of funds identified on the schedule attached hereto as Exhibit P in the initial aggregate amount of $73,000,000, which are expected to come from rent payments under the Lease Agreements; provided that, if any such payment is not made under the applicable Lease Agreement at the time scheduled therefor as set forth on Exhibit P and at such time the In-Balance Test would not be satisfied such that the conditions to Disbursements would not be satisfied as a result of such failure to make such payment, or to the extent there are insufficient funds on deposit in the Accounts available to make a scheduled Disbursement, such payment shall be made at such time as scheduled (in an amount equal to the lesser of the amount scheduled and the amount required to satisfy the In-Balance Test or fund the Disbursement, as the case may be) to the extent that the conditions to Disbursement would be satisfied after giving effect to such payment (any such payment made pursuant to this proviso, a “Lease Bridge Payment”); provided further, that from and after the date payments are being made under the Lease Agreements in accordance with the schedule, the Borrowers may make Restricted Payments in an aggregate amount not to exceed the amount of Lease Bridge Payments previously made to the extent such Restricted Payment would not cause the In-Balance Test to fail to be satisfied.

“Project Costs” means all cash costs incurred or to be incurred in connection with the financing (excluding fees and expenses payable in connection with the Credit Agreement and other non-cash costs or items not required to be paid in cash prior to the date on which the Final Completion Date of both Projects is then projected to occur), design, development, permitting, site preparation, construction (including off-site work), repair, equipping (including fixtures), licensing, leasing and opening of the Projects.

“Project Documents” means the Construction Contracts, and each other agreement entered into relating to the development, construction, maintenance or operation of a Project (other than the Loan Documents).

“Project Funds” mean, at any given time, the sum (without duplication) of (a) the aggregate amounts on deposit in the Accounts, (b) the remaining amount of Cash Contributions to be made pursuant to Article VI(A)(b) of the Credit Agreement and Section 4.6 hereof not previously deposited into the Company Account, (c) the remaining Project Cash Flows identified on the schedule attached as Exhibit P with respect to the period of time after the applicable date of determination of “Project Funds” that have not previously been deposited into the Company Account, (d) the Anticipated Investment Income from and after such date as set forth in a calculation provided to Disbursement Agent in the format set forth in Attachment 1 to Exhibit G, (e) the aggregate amount of cash and cash equivalents of the Borrowers and the Loan Parties (other than on deposit in the Accounts), which amount shall be as set forth in a certificate of a Responsible Officer of the applicable Borrower delivered to the Disbursement Agent, (f) the amount available in respect of the Completion Guarantee for the applicable Project, (g) that portion of the Guaranteed Interest Obligations equal to the difference between projected interest expense as set forth in the applicable Project Budget and the balance of the Interest Reserve Account allocated for such Project, and (h) the amount of any lending commitments available (including under the Credit Agreement) to the Borrowers (if any), as set forth in a certificate of a Responsible Officer of the applicable Borrower delivered to the Disbursement Agent. Disbursement Agent shall have the right to rely on the information provided in any of the certificates referred to in the definition of Project Funds without investigation into the accuracy of such certifications.

“Project Linq Budget” means the project budget for Project Linq delivered to the Administrative Agent pursuant to Section 4.03(d) of the Credit Agreement, as amended from time to time in accordance with the terms of this Agreement.

“Project Linq Scheduled Completion Date” means October 31, 2013, as the same may from time to time be modified pursuant to Section 6.7.

“Project Octavius Budget” means the project budget for Project Octavius delivered to the Administrative Agent pursuant to Section 4.04(d) of the Credit Agreement, as amended from time to time in accordance with the terms of this Agreement.

“Project Octavius Scheduled Completion Date” means October 31, 2012, as the same may from time to time be modified pursuant to Section 6.7.

“Project Schedule” means each of the schedules for construction and completion of Project Linq or Project Octavius delivered to the Administrative Agent pursuant to Section 4.03(c) and Section 4.04(c) of the Credit Agreement, as amended from time to time in accordance with the terms of this Agreement, as the context may require.

“Punchlist Completion Amount” means, with respect to a Project, from time to time from and after the Substantial Completion Date of such Project, the estimated cost to complete all remaining Punchlist Items (certified by the applicable Borrower and reasonably confirmed by the Construction Consultant with respect to each Disbursement from and after the Substantial Completion Date in their respective certificates or confirmation form substantially in the form of Exhibit J-1 and Exhibit J-2).

“Punchlist Items” means, with respect to a Project, minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of such Project for its intended purposes or the ability of the owner or lessee, as applicable, of any portion of such Project (or any tenant thereof) to perform work that is necessary to prepare such portion of such Project for such use or occupancy.

“Qualified Bank” means (a) a banking corporation or association organized and doing business under the laws of the United States of America or of any State, (b) is authorized under such laws to exercise banking powers, (c) has a combined capital and surplus of at least $500,000,000 as of the Closing Date and (d) is subject to supervision or examination by federal or state authorities.

“Quarterly Date” means the last Business Day of each March, June, September and December from the date hereof until the Final Completion Date.

“Realized Savings” means, as of any date, with respect to any Line Item in a Project Budget, the excess of (i) the Remaining Budgeted Amount for such Line Item over (ii) the Remaining Costs with respect to such Line Item; provided, however, that Realized Savings for any Line Item shall be deemed to be zero unless and until the Borrower has delivered an executed Project Budget Amendment Certificate (together with all exhibits thereto) which includes such Realized Savings and such certificate is reasonably satisfactory to the Construction Consultant and Disbursement Agent (except that any savings achieved by De Minimus Adjustments shall be included so long as Borrower has given the Construction Consultant written notice thereof) ; provided, further, that no Realized Savings shall be obtainable with respect to the “Project Contingency” Line Item in a Project Budget; provided, still further, that the Realized Savings for any Line Item pertaining to amounts payable pursuant to a guaranteed maximum price contract shall be deemed to be zero, except to the extent such contract has been amended to reduce the guaranteed maximum price thereunder.

“Remaining Budgeted Amount” for any Line Item on a Project Budget means the Total Budgeted Amount for such Line Item in the Project Budget less the amount previously spent with respect to such Line Item.

“Remaining Costs” means, with respect to a Project, at any date of determination and with respect to any Line Item in the Project Budget for such Project (other than the “Project Contingency” Line Item in the Project Budget) the amount of Project Costs the applicable Borrower reasonably expects to expend after such date of determination to complete the tasks set forth in such Line Item as certified by the Borrower; provided, that, prior to the first Delivery Date of the Project Budget with respect to a Project, the Remaining Costs with respect to such Project shall be the amounts estimated therefor in good faith by the Borrowers from time to time to be applicable to such Project prior to such Delivery Date (and the term “Project Budget” as used herein shall be as construed accordingly).

“Required Contingency” means, at any time, with respect to a Project, a minimum amount required to be maintained with respect to the “Project Contingency” Line Item in the Project Budget for such Project, which shall be the original amount of such Line Item less (a) 20% of the original amount of such Line Item, and less (b) an additional percentage of such original amount of the Project Contingency Line Item corresponding to the percentage of the applicable Project that has been completed prior to such time.

“Requirements of Law” means, as to any person, the organizational documents of such person if not a natural person, any law, treaty, order, rule or regulation or binding, non-appealable determination of an arbitrator or a court or other Governmental Authority, including, without limitation, zoning and subdivision ordinances, building codes, Applicable Permits, Environmental Laws, Gaming Laws and Liquor Laws, in each case applicable to or binding upon such person or any of its Real Property or to which such person or any of its Real Property is subject.

“Reserved Amount” means, with respect to a Project, as of any date of determination, as applicable: (a) 150% of the Punchlist Completion Amount for uncompleted Punchlist Items, or (b) 150% of the aggregate of all Disputed Amounts.

“Retainage Amounts” means, at any given time, amounts that have accrued and are owing under the terms of a Construction Contract for work, materials or services already provided but which at such time (in accordance with the terms of the Construction Contract) are being withheld from payment to the Contractor thereunder until certain subsequent events (e.g., completion benchmarks) have been achieved.

“Scheduled Completion Date” means the Project Linq Scheduled Completion Date or the Project Octavius Scheduled Completion Date, as the context may require.

“Scheduled Opening Date” means with respect to Project Linq, July 31, 2013, and with respect to Project Octavius, July 31, 2012, as the same may from time to time be modified pursuant to Section 6.7.

“Scope Change” means, with respect to a Project, any material change in the Plans and Specifications which materially alters the nature of such Project or any other material change to the design, layout, architecture or quality of such Project from that which is contemplated under the initial Plans and Specifications with respect to such Project (unless such change is due to or related to a Requirement of Law); provided that it is acknowledged that any refinements or embellishments to the Plans and Specifications in a manner which is not materially inconsistent with such Plans and Specifications shall not be considered a “Scope Change.”

“Substantial Completion Date” means, with respect to a Project, the first date on which each of the following conditions has been satisfied:

(a) the Borrower shall have delivered to the Agent (with a copy to the Construction Consultant):

(i) an Officers’ Certificate in the form of Exhibit K, certifying that:

(A) the Opening Date for such Project has occurred;

(B) all material Applicable Permits with respect to the operation of such Project in all material respects have been issued and are in full force and effect;

(C) all amounts required to be paid to Contractors in connection with completing such Project have been paid, other than Permitted Amounts, so long as the applicable Reserved Amounts have been reserved in the Accounts, and other than with respect to Deferred Subcontractor Waivers; and

(D) the Borrower (or Construction Manager) has received Lien releases and waivers from each Contractor substantially in the forms of Exhibits C-1, C-2, L-1 and L-2, as applicable, covering all work on such Project through the Disbursement Request Date immediately prior to the Opening Date, other than with respect to Permitted Amounts and Deferred Subcontractor Waivers;

(ii) a confirmation form of the Construction Consultant, substantially in the form of Exhibit M-1, confirming the factual certification described in clause (i) above; and

(iii) an updated title search identifying all Liens of record through a date not more than 30 days prior to the Substantial Completion Date confirming that there are no intervening Liens or encumbrances other than Permitted Liens or with respect to Permitted Amounts.

(b) the Borrower shall have delivered a list of any remaining Punchlist Items with respect to such Project to the Disbursement Agent and the Construction Consultant and such list shall be reasonably satisfactory to the Construction Consultant as a reasonable final punchlist in all material respects;

(c) the Borrower shall have delivered its budgeted costs with respect to Punchlist Items with respect to such Project to the Disbursement Agent and the Construction Consultant and such budgeted costs shall not appear to be unreasonable to the Construction Consultant; and

(d) the Architect shall have delivered a certificate substantially in the form of Exhibit M-2, confirming that, with respect to the portion of the Project constructed pursuant to the Plans and Specifications prepared or managed by the Architect, the construction performed to date is substantially complete in conformance with the Plans and Specifications of each material portion of the work reflected in the Final Plans and Specifications with respect to such Project and each such certificate or notice shall have been accepted by the Borrower and reviewed by the Construction Consultant in accordance herewith.

“Title Company” means Chicago Title Insurance Company, or such other title company retained by the Borrowers (and reasonably acceptable to the Agent) to perform the duties of the Title Company hereunder.

“Total Budgeted Amount” with respect to any Line Item in a Project Budget at any given time means the total amount of Project Costs budgeted for such Line Item in such Project Budget at such time.

“Wheel Component” means the component of Project Linq consisting of an observation wheel of at least 450 feet high containing multiple capsules, with a maximum overall capacity for the wheel of at least 800 passengers at one time, including all supports, footings, other infrastructure and easements related thereto.

1.2. Rules of Interpretation. Captions in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement. The singular includes the plural, and the plural includes the singular. The word “or” is not exclusive. Except as otherwise defined, accounting terms have the meanings assigned to them by U.S. GAAP, as in effect on the date hereof, as applied by the accounting entity to which they refer. The words “include,” “includes” and “including” are not limiting. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix hereto, the provisions of this Agreement shall control. References to any document, instrument or agreement (x) shall include all exhibits, schedules and other attachments thereto, (y) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (z) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document. References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

2. Appointment of Disbursement Agent; Establishment of Accounts; Related Provisions.

2.1. Appointment of the Disbursement Agent. The Disbursement Agent is hereby appointed by the Borrowers and the Agent as disbursement agent hereunder, and the Disbursement Agent hereby agrees to act as such and to accept and promptly cause to be deposited into the Loan Proceeds Account, the Interest Reserve Account and the Company Account all cash, payments and other amounts to be delivered to the Disbursement Agent for deposit into such Accounts, and to promptly cause to be withdrawn from such Accounts, for deposit into the applicable Construction Disbursement Account, the applicable Draw Account, or the Post-Completion Reserve Account, or otherwise, such payments as may be expressly provided for pursuant to the terms of this Agreement or the Credit Agreement.

2.2. Establishment of Accounts.

2.2.1. Establishment of the Company Account. Concurrently with the execution and delivery of this Agreement, the Borrowers shall enter into an Account Control Agreement pursuant to which the account bank thereunder shall establish and maintain the Company Account. The Borrowers shall cause the Company Account to be maintained at all times until the Company Account is permitted to be closed in accordance with Section 4.5. From time to time, there may be deposited into the Company Account the following funds, including, without limitation, (provided that those funds described in clauses (i), (iii), (iv), (v), and (vi) below shall be deposited into the Company Account): (i) all amounts funded as Cash Contributions by or on behalf of CEC at the times and on the terms contemplated by Section 4.6, (ii) all amounts funded for the account of the Borrowers by CEC pursuant to its guarantee of interest under Article VI(A)(c) of the Credit Agreement at the times and on the terms contemplated by Section 4.6, (iii) all amounts funded for the account of the Borrower by CEC pursuant to its Completion Guarantee at the times and on the terms contemplated by such Completion Guarantee and Section 4.6, (iv) all Project Cash Flows as and when required by the definition thereof, (v) all amounts received by any Loan Party prior to the Final Completion Date of a Project in respect of liquidated or other damages under the Project Documents relating to such Project, net of costs and expenses in obtaining such amounts and taxes relating thereto, (vi) all condemnation and casualty proceeds (including casualty insurance proceeds) received in respect of a Project prior to the Final Completion Date of such Project, net of costs and expenses in obtaining such amounts and taxes relating thereto, (vii) amounts paid under any payment and performance bonds delivered to any Loan Party under the Construction Contracts relating to a Project (other than amounts directly applied to the payment of Project Costs), if any, (viii) investment income and interest from investments in any Account, and (ix) such other amounts not required to be deposited in any other Account that a Borrower elects to deposit in the Company Account. Subject to the terms of the Account Control Agreement, the Borrowers, and, if the Borrowers provide appropriate instruction therefor to the account bank, the Construction Manager, shall be permitted from time to time after the Closing Date to draw checks on and otherwise withdraw amounts on deposit in the Company Account to pay Permitted Fund Uses, including without limitation, Project Costs.

2.2.2. Establishment of the Loan Proceeds Account. On or prior to the Closing Date, the Loan Proceeds Account shall be established with the Agent, in its capacity as securities intermediary or deposit account bank, for the benefit of the Borrowers. The Loan Proceeds Account shall be maintained by the Agent at all times until the Loan Proceeds Account is permitted to be closed in accordance with Section 4.5. On the Closing Date, the Agent shall deposit $397,968,750 of the proceeds of the Term Facility into the Loan Proceeds Account. The Disbursement Agent shall be permitted to withdraw amounts on deposit in the Loan Proceeds Account for deposit in the applicable Construction Disbursement Account, the Company Account and/or the applicable Draw Account in accordance with Article 4, for payment to the Agent pursuant to Section 3.1 or Section 3.3.1 and payment to the Disbursement Agent pursuant to Section 3.3.2. All investment income or interest received from amounts on deposit in the Loan Proceeds Account are for the benefit of the Borrowers and are to be deposited in the Company Account in accordance with Section 2.2.6.

2.2.3. Establishment of the Construction Disbursement Accounts. Concurrently with the execution and delivery of this Agreement, the Borrowers shall enter into an Account Control Agreement pursuant to which the account bank thereunder shall establish and maintain a separate Construction Disbursement Account for each Project. The Borrowers shall cause the Construction Disbursement Account for a Project to be maintained at all times until such Construction Disbursement Account is permitted to be closed in accordance with Section 4.5. Subject to the terms of the Account Control Agreement, the Borrowers, and, if the Borrowers provide appropriate instruction therefor to the account bank, the Construction Manager, shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in a Construction Disbursement Account to pay Permitted Fund Uses, including Project Costs for the related Project.

2.2.4. Establishment of the Interest Reserve Account. On or prior to the Closing Date, the Interest Reserve Account shall be established with the Agent, in its capacity as securities intermediary or deposit account bank, for the benefit of the Borrowers. The Agent shall be permitted to withdraw amounts on deposit in the Interest Reserve Account in accordance with Section 4.4. The Interest Reserve Account shall be maintained by the Agent at all times until the Interest Reserve Account is permitted to be closed in accordance with Section 4.4. On the Closing Date, the Agent shall deposit $52,031,250 of the proceeds of the Term Facility in the Interest Reserve Account, which amount has been determined in accordance with the calculation set forth in a certificate of a Responsible Officer of the Borrowers. All investment income or interest received from amounts on deposit in the Interest Reserve Account are for the benefit of the Borrowers and are to be deposited in the Company Account in accordance with Section 2.2.6.

2.2.5. Establishment of the Draw Accounts. Concurrently with the execution and delivery of this Agreement, the Borrowers shall enter into an Account Control Agreement pursuant to which the account bank thereunder shall establish and maintain a separate Draw Account for each Project. The Borrowers shall cause the Draw Account for a Project to be maintained at all times until such Draw Account is permitted to be closed in accordance with Section 4.5. From time to time, the Disbursement Agent shall deposit De Minimus Draws in the applicable Draw Accounts pursuant to Section 4.2, provided that in no event shall a De Minimus Draw be so deposited if it, when combined with any amounts remaining in both Draw Accounts, would exceed $5,000,000 in the aggregate. Subject to the terms of the Account Control Agreement, the Borrowers, and, if the Borrowers provide appropriate instruction therefor to the account bank, the Construction Manager shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in a Draw Account to pay Permitted Fund Uses, including without limitation, Project Costs for the related Project.

2.2.6. Investment Income. Cash in the Accounts may be invested in such Permitted Investments as may be selected from time to time by the Borrowers, by written direction to the Agent, provided that all costs and expenses thereof shall be paid by the Borrowers. The Agent shall cause any investment income or interest received from amounts on deposit in the Loan Proceeds Account and the Interest Reserve Account to be deposited in the Company Account on the 10th day of each month (or if such 10th day is not a Business Day, the next succeeding Business Day).

2.3. Acknowledgment of Security Interest; Control. Pursuant to the Collateral Agreement, in order to secure the Loans, the Borrowers have pledged to, and created in favor of the Agent a security interest in and to, the Accounts, all Cash, Cash Equivalents, instruments, investments, securities entitlements and other securities or amounts at any time on deposit in or credited to the Accounts, and all proceeds of any of the foregoing. All moneys, Cash Equivalents, instruments, investments and securities at any time on deposit in or credited to any of the Accounts shall constitute collateral security for the payment and performance of the Loans and shall at all times be subject to the control of the Agent and shall be held in the custody of the securities intermediary or account bank.

2.4. The Borrower’s Rights. Management of the Accounts shall, in each case, be in accordance with the provisions hereof.

3. Certain Responsibilities of the Disbursement Agent.

3.1. Disbursements from the Loan Proceeds Account. Subject to Sections 3.5 and 4.1.3, the Disbursement Agent shall disburse or cause to be disbursed funds from the Loan Proceeds Account in accordance with Disbursement Requests after approval thereof in accordance with the terms hereof and only upon satisfaction (or waiver by the Agent) of the applicable conditions to disbursement set forth herein. In addition and notwithstanding anything herein to the contrary, upon at least 3 Business Days prior written notice from the Borrowers to the Disbursement Agent and the Agent, the Disbursement Agent shall disburse or cause to be disbursed funds from the Loan Proceeds Account to the Agent on behalf of the Borrowers to make repayments of the Term B Loans pursuant to Section 2.10 or 2.11 of the Credit Agreement so long as, unless the Term B Loans will be repaid in full (but not in part) in connection with such repayment, the In-Balance Test with respect to both Projects continues to be satisfied after such Disbursement.

3.2. Transfer of Funds at the Direction of the Agent. Subject to Sections 3.5 and 4.1.3, but notwithstanding any other provision to the contrary in this Agreement, from and after the date the Disbursement Agent receives written notice from the Agent that an Event of Default exists until such time as the Disbursement Agent receives written notice from the Agent that such Event of Default no longer exists, the Disbursement Agent shall not disburse or cause the disbursement of any funds from the Loan Proceeds Account and withdrawal and transfer of amounts from the Loan Proceeds Account shall be made only by the Agent; provided, however, that Disbursement Requests submitted by a Borrower hereunder solely for payments of insurance premiums on insurance policies required for a Project under the Loan Documents or for the payment of Taxes assessed against a Project or Project site shall be honored to the extent of Disbursements necessary for payment of such amounts notwithstanding the continuance of any such Event of Default, unless and until the Agent shall have notified the Disbursement Agent that such Disbursements are not to be made or shall have issued a prohibition notice or a notice of sole control pursuant to an applicable Account Control Agreement.

3.3. Payment of Compensation.

3.3.1. Compensation of the Agent. On the first Business Day after each anniversary of this Agreement, the Disbursement Agent shall transfer the fees and any other amounts scheduled to be paid under Section 2.12(c) of the Credit Agreement from the Loan Proceeds Account directly to the Agent (with concurrent notice of such payment to the Borrowers), which amount shall constitute compensation for services to be performed by the Agent during such year.

3.3.2. Compensation of the Disbursement Agent. On the first Business Day after each anniversary of this Agreement, the Disbursement Agent shall transfer the fees and any other amounts scheduled to be paid under the Agency Fee Letter from the Loan Proceeds Account directly to the Disbursement Agent (with concurrent notice of such payment to the Borrowers), which amount shall constitute compensation for services to be performed by the Disbursement Agent during such year. If Disbursement Agent has received any fees attributable to the period after which a successor Disbursement Agent assumes the role of Disbursement Agent, any successor Disbursement Agent shall be entitled to receive from the immediately prior Disbursement Agent the prorated amounts set forth in Section 11.1.4 for the period after which such successor Disbursement Agent becomes the disbursement agent under this Agreement pursuant to Section 11.1.4.

3.4. Periodic Review.

3.4.1. Review by Disbursement Agent. The Disbursement Agent shall act in good faith in the performance of its duties hereunder. Commencing upon execution and delivery hereof, the Disbursement Agent shall have the right, but shall have no obligation, to meet periodically at reasonable times upon reasonable advance notice with representatives of each of the Agent, each Borrower, the Construction Consultant and such other employees, consultants or agents thereof as the Disbursement Agent shall reasonably request to be present for such meetings. In addition, the Disbursement Agent shall have the right, but shall have no obligation, at reasonable times during customary business hours and at reasonable intervals upon prior notice to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties hereunder, all information (including Construction Contracts) supporting any Disbursement Request and any certificates in support of any of the foregoing. The Disbursement Agent shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Borrowers that are reasonably necessary or appropriate to permit it to perform its duties hereunder, including, without limitation, bills of sale, statements, receipts, contracts or agreements, which relate to any materials, fixtures or articles incorporated into a Project (excluding each of the foregoing which is subject to attorney client privilege, attorney work product or subject to confidentiality restrictions binding on the Borrowers). The rights of the Disbursement Agent under this Section 3.4 shall not (a) extend any review or response periods in Section 4.1.1 of this Agreement, or (b) be construed as an obligation, it being understood that the Disbursement Agent’s duty is solely limited to act upon certificates and Disbursement Requests submitted by the Borrowers and instructions of the Agent hereunder, and the Disbursement Agent shall be protected in acting upon any Disbursement Request which appears to be valid on its face and to be duly executed by an authorized representative of a Borrower.

3.4.2. Review by Construction Consultant. The Borrowers shall permit the Construction Consultant (acting as a representative for the Lenders) to meet periodically at reasonable times during customary business hours and at reasonable intervals with representatives of the Borrowers, the Construction Manager, the Architect and such other employees, consultants or agents thereof as the Agent or the Construction Consultant shall reasonably request to be present for such meetings (it being understood that the parties intend, so far as reasonably practicable and without prejudice to any of the rights of the Disbursement Agent or the Agent under the Loan Documents to request more frequent meetings, or meetings at different times, to coordinate such meetings to coincide with any schedule of monthly meetings established between the Borrower and the Construction Manager). Subject to any restrictions imposed by Gaming Laws or Gaming Authorities and safety-related requirements, the Borrower shall permit the Construction Consultant (a) to perform such observations of the Real Properties and the Projects as the Construction Consultant deems reasonably necessary or appropriate in the performance of its duties on behalf of the Lenders, (b) at reasonable times during customary business hours upon prior notice, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties, to review and examine the Plans and Specifications and all shop drawings relating to a Project, and all information (including Construction Contracts) supporting the amendments to a Project Budget, amendments to any Construction Contracts, any Disbursement Request and any certificates in support of any of the foregoing and to observe materials stored at any Mortgaged Property, a Project, or off-site facilities where materials designated for use in a Project are stored, and (c) to review the insurance required pursuant to the terms of the Loan Documents. The Borrowers hereby authorize the Agent, the Disbursement Agent and the Construction Consultant to contact any payee of a Borrower for purposes of confirming receipt of progress payments; provided that the Agent, the Disbursement Agent and the Construction Consultant shall have no obligation to contact any such payee to so confirm. In addition, the

Agent, the Disbursement Agent (and the Construction Consultant) shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Borrowers relating to the construction of a Project, including, without limitation, bills of sale, statements, receipts, Lien releases and waivers, contracts or agreements, which relate to any materials, fixtures or articles incorporated into a Project (excluding each of the foregoing which is subject to attorney client privilege, attorney work product or subject to confidentiality restrictions binding on the Borrowers). From time to time, at the reasonable request of the Agent, the Disbursement Agent or the Construction Consultant, the applicable Borrower shall deliver to the Agent, the Disbursement Agent and the Construction Consultant a Project Schedule for its Project. Subject to any restrictions imposed by Gaming Laws or Gaming Authorities and safety-related requirements, the Borrowers shall reasonably cooperate with the Construction Consultant in assisting the Construction Consultant to perform its duties and exercising its review and observation rights hereunder to take such further steps as the Agent, the Disbursement Agent or the Construction Consultant reasonably may request in order to facilitate the performance of such obligations or the exercise of such rights.

3.5. Special Procedures for Unpaid Contractors. If an Event of Default has occurred and is continuing, the Borrowers agree that the Disbursement Agent shall make or cause to be made advances and transfer any or all sums in the Loan Proceeds Account to the extent directed by the Agent, either by a check (which may be made payable jointly to a Contractor and one or more of its subcontractors, vendors or materialmen) payable to, or by a deposit directly into the account of: (a) any Contractor for any amounts due and owing (including without limitation Retainage Amounts then due and payments in settlement of any Disputed Amounts) to such Contractor under the relevant Construction Contract; or (b) any other subcontractors, vendors or materialmen, in each case in payment of amounts due and owing (including without limitation Retainage Amounts then due and payments in settlement of any Disputed Amounts) to such parties from a Borrower without further authorization from the Borrower and, upon the occurrence and continuation of an Event of Default, the Borrowers hereby constitute and appoint the Disbursement Agent as their true and lawful attorney-in-fact to make or cause the making of such direct payments and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable; provided that the Disbursement Agent shall (i) not exercise its rights under this power of attorney except to make payments (x) as directed by a Borrower pursuant to a Disbursement Request or (y) in accordance with Section 4.1.3, and (ii) provide detailed notices to the Borrowers of any such advances concurrent with payment of the same. No further direction or authorization from the Borrowers shall be necessary to warrant or permit the Disbursement Agent to make or cause the making of such advances in accordance with the foregoing sentence. The Disbursement Agent shall consult with, and may (but shall not be obligated to) seek recommendations from, the Construction Consultant in making any advances or transfers under this Section 3.5. Provided that the Disbursement Agent shall utilize commercially reasonable practices in the performance of its duties hereunder, the Disbursement Agent shall have no liability for any advances or transfers made in accordance with this Section 3.5.

4. Disbursements.

4.1. Procedure for Approving Disbursements from the Loan Proceeds Account.

4.1.1. Disbursement Requests.

(a) Each Borrower shall have the right from time to time from and after the satisfaction (or waiver by the Agent or the Disbursement Agent) of (i) the conditions in Section 4.03 of the Credit Agreement, with respect to Disbursement Requests in respect of Project Linq, or (ii) the conditions in Section 4.04 of the Credit Agreement, with respect to Disbursement Requests in respect of Project Octavius, no more frequently than once per calendar month for each Project to submit to the Disbursement Agent and the Construction Consultant a request substantially in the form of Exhibit J-1 (a “Disbursement Request”), not later than 14 Business Days prior to the scheduled date of such Disbursement (or such shorter period as may be approved from time to time by Disbursement Agent), which shall be accompanied by the completed schedules thereto (and attachments to such schedules but excluding Exhibit 1 to Exhibit J-1), for the disbursement of funds from the Loan Proceeds Account to the applicable Construction Disbursement Account (it being understood that disbursement requests from the Loan Proceeds Account to a Draw Account shall be governed by Section 4.2). Each Borrower and Disbursement Agent shall agree upon the scheduled date for such monthly Disbursements, which shall be the same day of the month for both Projects, and such date may change from time to time, or be different for the two Projects, but only by agreement of the Borrowers and the Disbursement Agent.

(b) If all or any portion of the applicable Disbursement Request satisfies the requirements of Section 4.1.2, the Construction Consultant shall deliver to the Disbursement Agent a complete and executed confirmation form substantially in the form of Exhibit J-2 within 10 Business Days following submission of such complete and final Disbursement Request. The Disbursement Agent may request in writing additional documentation not later than 7 Business Days after submission of such Disbursement Request. If any such additional documentation is requested, the 10-Business Day period for Construction Consultant to issue such confirmation form shall be extended but solely to the extent the Construction Consultant reasonably requires additional time (not to exceed 3 Business Days after the date of delivery of such requested documentation to the Construction Consultant) to review any such information provided subsequent to delivery of the Disbursement Request. After the Construction Consultant has submitted to the Disbursement Agent such confirmation form, then within 4 Business Days following submission of such confirmation form, to the extent set forth in such Disbursement Request, the Disbursement Agent shall transfer or cause to be transferred funds in the amount specified in such Disbursement Request (or if applicable, the portion that satisfied the requirements of Section 4.1.2) to the Construction Disbursement Account for the applicable Project.

(c) The Disbursement Agent and the Construction Consultant shall notify the applicable Borrower and the Agent in writing via e-mail as soon as reasonably possible (and in any event within 10 Business Days following submission of the applicable Disbursement Request) if either of them determines that any Disbursement Request fails to satisfy the requirements of Section 4.1.2, which notice shall describe the nature of such failure with reasonable specificity. In addition, in the event that the applicable Borrower obtains additional information or documentation or discovers any errors in or updates required to be made to any Disbursement Request prior to the Disbursement Request Date, such Borrower may revise and resubmit such Disbursement Request to the Disbursement Agent and the Construction Consultant. Each of the Disbursement Agent and the Construction Consultant shall use commercially reasonable efforts to review such supplemental Disbursement Request prior to the review deadline set forth in Section 4.1.1(b), or as promptly thereafter as may be commercially reasonable. Such Borrower shall not be entitled to any Disbursement unless and until a final, executed Disbursement Request, with all exhibits and attachments thereto, has been properly completed and submitted to the Disbursement Agent and the Construction Consultant in accordance with this Section 4.1 and the Construction Consultant has provided the confirmation form and supporting Construction Consultant’s report in respect of such Disbursement Request required under this Section 4.1; provided that in the event that the Construction Consultant recommends for approval only a portion of the payments or disbursements requested by the Disbursement Request or, if based on its review of the Disbursement Request, the Disbursement

Agent finds any errors or inaccuracies in the Disbursement Request, but the Disbursement Request otherwise conforms to the requirements of this Agreement, the Disbursement Agent shall (A) notify such Borrower thereof, (B) revise (to the extent it is able to do so and with such Borrower’s consent, which may be provided electronically) or request that such Borrower revise such certificates to remove the request for the disapproved payment and/or rectify any errors or inaccuracies and (C) confirm the requested Disbursement Request after making the required revisions (or receiving from such Borrower the revised certificates) on the basis of the certificates and supporting Construction Consultant’s confirmation form as so revised.

4.1.2. Conditions to Disbursements. The Disbursement Agent’s compliance with a Disbursement Request for a Project as provided in Section 4.1.1 shall be subject to the following conditions, each of which may be waived in whole or part by the Agent or the Disbursement Agent. Upon satisfaction (or waiver by the Agent) of the conditions described below with respect to a Project, the Disbursement Agent shall make or cause to be made the Disbursements specified in the corresponding Disbursement Request in accordance with Section 4.1.1. It is understood and agreed that each Disbursement Request will identify whether such Disbursement Request is in respect of Project Octavius or Project Linq, and the following conditions to a Disbursement will apply solely with respect to the applicable Project to which the Disbursement Request relates:

(a) The applicable Borrower shall have submitted to the Disbursement Agent and the Construction Consultant a Disbursement Request as provided for herein pertaining to the amounts requested for disbursement, together with (i) all schedules thereto substantially in the form contemplated thereby; (ii) all Lien releases and waivers required to be attached under clause (c) of such Disbursement Request, in the forms of Exhibits C-1 (conditionally releasing claims related to work, materials or equipment covered by final payments to be paid from the applicable Disbursement funds), C-2 (unconditionally releasing claims related to work, materials or equipment covered by final payments paid from prior Disbursements), L-1 (conditionally releasing claims related to work, materials or equipment covered by progress payments to be paid from the applicable Disbursement funds) and L-2 (unconditionally releasing claims related to work, materials or equipment covered by progress payments paid from prior Disbursements), as applicable, other than with respect to Deferred Subcontractor Waivers, (iii) a certification by such Borrower that the Substantial Completion Date of such Borrower’s Project is expected to occur on or before the applicable Scheduled Completion Date (as modified pursuant to Section 6.11) and the Opening Date of such Borrower’s Project is expected to occur on or before the applicable Scheduled Opening Date (as modified pursuant to Section 6.11), in each case to the extent such applicable date has not already occurred; and (iv) the certifications of the Construction Manager and the Architect substantially in the forms of Exhibits 1 and 2 to Exhibit J-1, to the extent required pursuant to the terms of the Disbursement Request;

(b) The requirements set forth in Exhibit J-2 have been satisfied such that the Construction Consultant is able to deliver such confirmation form;

(c) The Borrower shall have caused the Title Company to have delivered to the Agent, the Disbursement Agent and the Construction Consultant an updated title search identifying all Liens of record through a date not more than 30 days prior to the applicable Disbursement Request Date confirming that there are no intervening Liens or encumbrances with respect to the applicable Project, other than the Permitted Liens or with respect to Permitted Amounts, together with a construction loan update endorsement in form and content reasonably satisfactory to the Agent;

(d) All Cash Contributions required to have been made in connection with the Project as of the date of the Disbursement Request pursuant to the terms of Section 4.6 shall have been or shall substantially concurrent with the making of such Disbursement be deposited in the Company Account;

(e) The applicable Borrower shall have delivered to the Construction Consultant a written inventory substantially in the form of Schedule 4 to the Borrower’s Disbursement Request identifying all materials, machinery, fixtures, furniture, equipment or other items with an individual cost in excess of $10,000,000 for incorporation into the applicable Project for which such Borrower intends to pay with the proceeds of the Disbursement all or a portion of the purchase price thereof, but which, at the time of the Disbursement Request, (x) are not located at such Project site, or (y) are located at such Project site but are not expected to be incorporated into such Project within a reasonable period of time (but in any event, not to exceed one hundred eighty (180) days) after such Disbursement Request (such materials, the “Unincorporated Materials”) and including the cost thereof, together with a certification that the following conditions have been satisfied with respect to such Unincorporated Materials: (i) all Unincorporated Materials for which full payment has previously been made with the proceeds of the Term B Loans or is being made with the proceeds of the Disbursement to be disbursed are, or will be upon full payment, owned by a Loan Party, as evidenced by paid invoices, bills of sale, certificates of title or other evidence reasonably satisfactory to the Disbursement Agent; (ii) the Unincorporated Materials are consistent with the Plans and Specifications, to the extent applicable; (iii) all Unincorporated Materials are properly inventoried, securely stored, protected against theft and damage at such Project site or if not located at such Project site, that such Borrower has (X) instructed the applicable contracting party to so secure and protect such Unincorporated Materials, and (Y) specifically identified such other location(s) by complete address (or if such Borrower cannot provide the complete address of a current storage location, listed the name and complete address of the applicable contracting party supplying or manufacturing such Unincorporated Materials); and (iv) all Unincorporated Materials are adequately insured against casualty, loss and theft for an amount equal to their replacement costs to the extent required under the Loan Documents. Notwithstanding the foregoing, with respect to Unincorporated Materials related to the Wheel Component, the certification provided need not include the content of clause (i) above; provided that, prior to the first disbursement under any contract for Unincorporated Materials with respect to the Wheel Component with an individual cost in excess of $25,000,000, Linq Borrower shall collaterally assign to the Agent such contract and obtain from the other party to such contract a customary consent to such assignment, as determined by the Linq Borrower in good faith, or such consent that is reasonably acceptable to the Agent. The Construction Consultant may, but shall not be required to (unless requested to do so by the Disbursement Agent), visit the site of and observe the Unincorporated Materials at such Borrower’s expense in order to confirm the accuracy of the confirmation that such Unincorporated Materials located on such Project site are so secured and protected as required under subclause (iii) above.

(f) No responsible officer of the Disbursement Agent shall have received a written certification (including a Disbursement Request) from a Borrower (i) that a Default or an Event of Default exists and remains uncured (other than any Default or Event of Default that is being cured by such Disbursement) or (ii) of any violation of the condition in Section 4.1.2 (j)(i);

(g) With respect to each Disbursement Request other than the first Disbursement Request issued hereunder, the applicable Borrower shall have certified to the Disbursement Agent on the date of each Disbursement that (A) the amounts previously drawn by such Borrower from the applicable Construction Disbursement Account, the applicable Draw

Account, or the Company Account, as applicable, to pay Permitted Fund Uses have, in fact, been used to pay Permitted Fund Uses in accordance with the Project Budget and the applicable Disbursement Request (in the case of monies drawn from the Construction Disbursement Account), and (B) after giving effect to the requested Disbursement, the balance in the applicable Construction Disbursement Account will not exceed the amount required to pay Project Costs for the applicable Project then due and payable as specified in the applicable Disbursement Request and/or the balance in the Draw Accounts will not exceed the aggregate maximum dollar threshold permitted from time to time under Section 2.2.5, as applicable.

(h) The Borrowers shall have delivered the In-Balance Certificate to the Disbursement Agent, which shall demonstrate that the In-Balance Test with respect to the applicable Project to which the Disbursement Request relates is satisfied;

(i) Each of the following conditions precedent shall have been satisfied or waived:

(i) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Disbursements requested to be made on such date (other than any Default or Event of Default that would be cured in connection with such Disbursement).

The Disbursement Agent and the Construction Consultant shall be entitled to rely upon the certifications of the Borrowers and the Construction Manager in the relevant Disbursement Request in determining that the conditions specified in Sections 4.1.2 have been satisfied unless the Disbursement Agent shall have received further certifications indicating that prior certifications are inaccurate.

4.1.3. Non-Satisfaction of Conditions; Direct Payment by Disbursement Agent. In the event that any of the conditions of Section 4.1.2 described above has not been satisfied or waived by the Agent or Disbursement Agent in respect of any Disbursement Request , and so long as such conditions are not satisfied or waived by the Agent or the Disbursement Agent (for the purposes of which determination the Agent and Disbursement Agent shall in all cases be entitled to rely solely upon the certificates and attachments thereto provided to the Agent or the Disbursement Agent in accordance with the terms of this Agreement), the Disbursement Agent shall not disburse or cause to be disbursed any funds from the Loan Proceeds Account pursuant to a Disbursement Request; provided, however, that, if an Event of Default has occurred and is continuing, the Disbursement Agent shall, to the extent instructed by the Agent in its reasonable judgment (acting in consultation with the Construction Consultant) and irrespective of whether the Borrower has submitted a Disbursement Request, make or cause to be made at any time payments from amounts credited to the Loan Proceeds Account or the Company Account for amounts due to Contractors, the Construction Consultant or otherwise in respect of Project Costs (including without limitation Retainage Amounts then due and payments in settlement of any Disputed Amounts) or to reasonably prevent the condition of a Project from deteriorating or to preserve any work completed.

4.2. De Minimus Draw Requests. Each Borrower shall have the right from time to time, no more frequently than monthly, to submit to the Disbursement Agent a written request for the disbursement of funds from the Loan Proceeds Account to the Draw Account for such Borrower’s Project (“De Minimus Draw Request”). The Disbursement Agent’s compliance with a De Minimus Draw Request shall be subject to the following conditions, each of which may be waived in whole or part by the Agent or the Disbursement Agent: (a) no Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Disbursements requested to be made on such date (other than any Default or Event of Default that would be cured in connection with such Disbursement), (b) the amount of cash requested in such De Minimus Draw Request, when combined with any amounts remaining in both Draw Accounts, shall not exceed $5,000,000 in the aggregate, (c) after giving effect to such Disbursement, the In-Balance Test with respect to the applicable Project to which the De Minimus Draw Request relates will be satisfied, and (d) if there was a Disbursement Request submitted pursuant to Section 4.1.1 in respect of the most recently ended month, the conditions to such Disbursement shall have been satisfied with respect to such Disbursement Request. Upon satisfaction (or waiver by the Agent or the Disbursement Agent) of the conditions described above, the Disbursement Agent shall make or cause to be made the Disbursements specified in the corresponding De Minimus Draw Request (each, a “De Minimus Draw”). At the time of each Disbursement Request on a Project, the applicable Borrower shall provide to the Disbursement Agent with respect to Project Costs paid out of the applicable Draw Account for its Project during the preceding month (or months, if a Disbursement Request(s) were not submitted for prior months), (i) an itemized description of such Project Costs paid thereby, (ii) Lien releases and waivers from each Contractor, other than with respect to Permitted Amounts and Deferred Subcontractor Waiver, substantially in the forms of Exhibits C-1, C-2, L-1 and L-2, as applicable, covering all work related to Project Costs paid from the Draw Account more than 30 days prior to the date of such Disbursement Request but for which Lien releases and waivers have not yet been delivered to the Disbursement Agent, and (ii) if applicable, an update to the applicable Project Budget to reflect the payment of such Project Costs.

4.3. Borrower’s Payment and Reimbursement of Previously Funded Project Costs. If, at any time after the Closing Date, a Borrower shall be unable to satisfy the conditions precedent to any disbursement set forth in this Section 4, such Borrower shall be entitled to pay Project Costs then due and owing from other funds available to such Borrower, including without limitation, from Cash Contributions or cash-on-hand but excluding funds available in the Loan Proceeds Account, and if the funds used were not funds required to be deposited into the Company Account pursuant to Section 2.2.1, to later seek reimbursement of such Project Costs from the Loan Proceeds Account as part of a Disbursement Request as and when permitted in accordance with the terms of this Agreement at the time (if any) that such Borrower is able to satisfy the conditions precedent to disbursement set forth in this Section 4. In connection with such a subsequent Disbursement Request reimbursing such Borrower for previously paid Project Costs, all of the conditions set forth in Section 4.1, including without limitation Lien releases and waivers with respect to such previously paid Project Costs required under clause (c) of such Disbursement Request, must be satisfied or waived in accordance with Section 4.1. Notwithstanding anything to the contrary in this Agreement, in any Account Control Agreement or in any Loan Document, at any time after the Closing Date, a Borrower shall be entitled to pay Project Costs then due and owing from funds available to such Borrower outside of the Loan Proceeds Account, including without limitation from the Draw Account or Construction Disbursement Accounts and regardless of whether the conditions precedent to any disbursement set forth in this Section 4 may be satisfied, and the failure to satisfy such conditions precedent shall not in itself be a Default or Event of Default under this Agreement or any Loan Document, but this sentence shall not in any way excuse the performance of any other obligations of the Borrowers under this Agreement.

4.4. Interest Payments. On or before each Interest Payment Date during the first 15 months after the Closing Date or any other time in which funds are available in the Interest Reserve Account, the Agent shall inform the Disbursement Agent and Borrowers of the amount of interest required to be paid on such Interest Payment Date with respect to the Term Facility. On or before each such Interest Payment Date, the Agent shall withdraw the amount so required to be paid on such Interest Payment Date from amounts on deposit in or credited to the Interest Reserve Account, and such payments may be made without the requirement of obtaining any further consent or action on the part of the Borrowers with respect thereto, and the Borrowers hereby constitute and appoint the Agent as their true and lawful attorney in fact to make such payments and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable. If any amounts are so withdrawn prior to the time that the Contributed Assets in respect of Project Octavius are contributed to Octavius Borrower, then Borrowers shall within 3 Business Days following such withdrawal restore the amount of such withdrawal from the Interest Reserve Account. Upon the satisfaction of the condition in Section 4.04(f) of the Credit Agreement, the Borrowers shall be reimbursed from the Interest Reserve Account for any amounts so deposited pursuant to the preceding sentence. In the event that the Final Completion Dates for both Projects have occurred and the Agent is entitled to close the Loan Proceeds Account pursuant to Section 4.5, the Agent shall disburse or cause the disbursement of all remaining funds in the Interest Reserve Account, if any, to an account specified in writing by the Borrowers to the Agent and thereafter, the Agent shall be permitted to close the Interest Reserve Account. The Borrowers acknowledge that nothing in this Section 4.4 shall in any way exonerate or diminish its obligation to make all payments under the Loan Documents as and when due.

4.5. Final Disbursement. After the Final Completion Date of a Project, and the payment of all related Project Costs (other than any Disputed Amounts with respect to which a Reserved Amount has been established), (a) the Disbursement Agent shall, after the establishment of a Post-Completion Reserve Account with the Agent in the amount of any Reserved Amounts related to any remaining Disputed Amounts for the completed Project, if applicable, reallocate all or any portion of the remaining funds in the Loan Proceeds Account earmarked for or allocated to such completed Project to the other Project, and (b) the applicable Borrower shall be permitted to close the Construction Disbursement Account and Draw Account for such completed Project, and upon instruction from the applicable Borrower to terminate an applicable Account Control Agreement, Agent promptly shall deliver any and all notices to the securities intermediary or depositary bank under the applicable Account Control Agreement necessary to close such Account and direct any remaining proceeds therein to be deposited into an account specified in writing by the applicable Borrower to the Agent. After such Final Completion Date and payment of all Project Costs for both Projects, and so long as no Event of Default has occurred and is then continuing, (x) the Disbursement Agent shall, after the establishment of a Post-Completion Reserve Account with the Agent in the amount of any Reserved Amounts related to any remaining Disputed Amounts, if applicable, deposit any remaining proceeds in the Loan Proceeds Account into an account specified in writing by the Borrowers to the Disbursement Agent and thereafter, the Agent shall be permitted to close the Loan Proceeds Account, and (y) the Borrowers shall be permitted to close the Company Account, and upon instruction from the applicable Borrower to terminate the applicable Account Control Agreement, Agent promptly shall deliver any and all notices to the securities intermediary or depositary bank under the applicable Account Control Agreement necessary to close such Account and direct any remaining proceeds therein to be deposited into an account specified in writing by the applicable Borrower to the Agent. A Borrower shall be permitted to close a Post-Completion Reserve Account once all Disputed Amounts for which Reserved Amounts have been deposited in such Post-Completion Reserve Account have been paid or the issues related thereto have been resolved. Notwithstanding the foregoing, with the Agent’s and Disbursement Agent’s consent, the Borrowers shall be permitted to close an Account in connection with moving such Account to another Qualified Bank.

4.6. Fundings from CEC. Pursuant to the Credit Agreement and the Completion Guarantee, CEC has agreed to make certain amounts available to the Borrowers to pay Project Costs, subject to the terms and limitations therein. Cash Contributions required to be made for the account of the Borrowers pursuant to Article VI(A)(b)(i) of the Credit Agreement will be deposited into the Company Account for disbursement in accordance with the terms of this Agreement (but no later than the time such funds are needed to pay for Project Costs as they become due to the extent funds in the other Accounts have been depleted). Amounts required to be paid by CEC under the Completion Guarantee shall be funded within the time period stated in the Completion Guarantee following written demand from the Agent and shall be deposited into the Company Account for disbursement in accordance with the terms of this Agreement. No amount shall be treated as a payment under the Completion Guarantee unless CEC notifies the Agent and Disbursement Agent that such funds constitute a payment under the Completion Guaranty and no funds deposited in the Company Account shall be treated as a payment under the Completion Guarantee until the full amount of the Cash Contributions and all Project Cash Flows required pursuant to the schedule in Exhibit P as of the time of such deposit have, in each case, been deposited into the Company Account on or prior to such time (it being understood that any payment made in respect of the Project Cash Flows at any time other than pursuant to the Lease Agreements shall be a Lease Bridge Payment hereunder). Amounts paid by CEC under the interest guarantee pursuant to Article VI(A)(c) of the Credit Agreement shall be funded on or prior to the next Interest Payment Date following written notice from the Agent (i) that the remaining amount in the Interest Reserve Account is not projected to be sufficient, in the sole determination of the Agent, to pay the next installment of interest on the Term Facility due on the next Interest Payment Date and (ii) stating the amount of the then anticipated shortfall. All amounts funded by CEC under such interest guarantee shall be deposited into the Interest Reserve Account for disbursement in accordance with the terms of this Agreement.

4.7. In-Balance Test Certificate. On the Closing Date and within 30 days of the end of each fiscal month of the Borrowers (or, if earlier, at the time of making any Disbursement Request with respect to such fiscal month, if any) thereafter through the Commencement of Operations of the Development, the Borrowers shall deliver to the Disbursement Agent an In-Balance Test Certificate, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as the Disbursement Agent shall reasonably request and such other information as the Disbursement Agent shall reasonably request in connection with the calculation of the In-Balance Test.

4.8. Delivery of Informational Materials Related to Payments of Project Costs from Company Account. During any month that a Borrower elects to pay Project Costs from funds in the Company Account (whether or not a Disbursement Request has also been provided that month requesting a Disbursement from the Loan Proceeds Account), such Borrower shall provide to Disbursement Agent, on an informational basis only and not as a condition in any way, (a) any documentation such Borrower has received from the applicable Contractors being paid from funds in the Company Account during such month and from the Construction Manager or Architect in connection with the work performed or materials supplied for which such payments to such Contractors are being made, (b) an itemized description of such Project Costs paid thereby, (c) Lien releases and waivers from each Contractor, other than with respect to Permitted Liens, Permitted Amounts and Deferred Subcontractor Waiver, substantially in the forms of Exhibits C-1, C-2, L-1 and L-2, as applicable, covering all work related to Project Costs paid from the Company Account more than 30 days prior to such delivery date but for which Lien releases and waivers have not yet been delivered to the Disbursement Agent, (d) an updated title search identifying all Liens of record through a date not more than 30 days prior to such delivery date confirming that there are no intervening Liens or encumbrances with respect to the applicable Project, other than the Permitted Liens or with respect to Permitted Amounts, and (e) if applicable, an update to the applicable Project Budget to reflect the payment of such Project Costs. Construction Consultant shall have the right to observe the progress of such work, and to request such additional information as it would have had the right to request in connection with a Disbursement Request for funds from the Loan Proceeds Account. Notwithstanding the foregoing, the Disbursement conditions set forth in Section 4.1.2 do not apply to payments from the Company Account and shall not need to be satisfied in order to utilize funds in the Company Account.

5. Representations and Warranties. Each Borrower represents and warrants on the date of each Disbursement with respect to such Borrower’s Project, for the benefit of the Disbursement Agent, the Agent and the Construction Consultant as follows, with respect to itself and its Project only:

5.1. Sufficiency of Interests and Project Documents. Other than those services to be performed and materials to be supplied that can be reasonably expected to be commercially available when and as required, such Borrower or its tenant (a) owns or holds under lease or pursuant to easements or other agreements all of the property interests necessary to develop, construct, complete, own, operate, lease and/or possess for operation the Project on the applicable Mortgaged Property in accordance with all material Laws, and (b) holds or will hold as and when necessary under applicable Laws, all material Applicable Permits in accordance with the Project Schedule and as contemplated in the Loan Documents and the Project Documents. Each Borrower believes in good faith that that the improvements to be constructed on the land to be conveyed to it, the improvement costs outlined in the Project Budget for its Project, and the Plans and Specifications for such Project are sufficient to provide at least the Minimum Opening Day Facilities for such Project.

5.2. Project Budget. As of the applicable Delivery Date, the Project Budget, as it may have been amended in accordance with the terms hereof, (a) is based on assumptions believed by the Borrower to be reasonable at the time made as to all legal and factual matters material to the estimates set forth therein and is consistent with the provisions of the Loan Documents and the Project Documents in all material respects, (b) sets forth, for each Line Item, the total costs anticipated to be incurred after the Closing Date to achieve the Final Completion Date promptly following the Scheduled Completion Date, and (c) sets forth a total amount of Project Costs, including contingencies, which is less than or equal to the Project Funds.

5.3. Force Majeure. To Borrowers’ actual knowledge, satisfaction of all conditions to the occurrence of the Opening Date with respect to such Borrower’s Project by the applicable Scheduled Completion Date has not been materially and adversely affected by any Force Majeure Event.

5.4. Project Schedule. The Project Schedule for such Project accurately specifies in summary form the work that such Borrower proposes to be completed in each calendar quarter from the Delivery Date through the Scheduled Completion Date of such Project, all of which such Borrower reasonably expects to be achieved; provided that each Borrower shall endeavor to as promptly as practical after the Closing Date using commercially reasonable efforts, to update the Project Schedule for its applicable Project on at least a monthly basis through the Scheduled Completion Date of such Project.

5.5. Plans and Specifications. From and after the Delivery Date of the applicable Plans and Specifications, such Plans and Specifications (a) are, to such Borrower’s knowledge, based on reasonable assumptions as to all legal and factual matters material thereto, (b) are, and, except to the extent permitted in Section 6.3, will be from time to time, consistent with the provisions of the Loan Documents and the Project Documents in all material respects, (c) have been prepared in good faith, and (d) fairly represent such Borrower’s expectation as to the matters covered thereby. The Final Plans and Specifications, if any, (i) have been prepared in good faith, and (ii) are accurate in all material respects and fairly represent such Borrower’s reasonable expectation as to the matters covered thereby.

6. Covenants. Each of the Borrowers covenants and agrees, with and for the benefit of the Disbursement Agent, the Agent and the Construction Consultant, to comply with each of the following provisions, with respect to its applicable Project only:

6.1. Amendments to Project Budget. The Project Budget for such Project may be amended from time to time only in the manner set forth herein, including De Minimus Adjustments made by a Borrower to the extent permitted herein. Subject to the provisions of this Section 6.1, the applicable Borrower shall have the right from time to time to amend the applicable Project Budget without recommendation for approval of the Construction Consultant or any party to this Agreement (but subject to compliance with the In-Balance Test with respect to such Project after giving effect to such Amendment) to increase, decrease or reallocate the amounts allocated for specific Line Items or reallocate the amounts allocated for specific Line Items between the Project Budgets for both Projects, all in accordance with the provisions hereof. In addition, to the extent that, at any time, the Remaining Costs for a particular Line Item of such Project Budget shall exceed the Remaining Budgeted Amount with respect to such Line Item, such Borrower shall amend the applicable Project Budget in accordance with the provisions hereof to eliminate such excess. Notwithstanding anything herein to the contrary, the “Project Contingency” Line Item may not be reduced below the Required Contingency. With respect to any amendment to the Project Budget, for each applicable Line Item being amended, the Remaining Budgeted Amount must equal or exceed the Remaining Costs contemplated by such Line Item. Each Borrower acknowledges and agrees that the Project Funds are being shared by the Borrowers and any action taken by one Borrower with respect to any such increase in such Borrower’s Project Budget shall be deemed to have been automatically and irrevocably approved by the other Borrower without any need for any confirmation of or agreement to such increase at that time from the other Borrower.

6.1.1. Sources of Funds for Line Item Increases. A Line Item in the Project Budget of a Borrower may be increased or an additional line item category may be added to such Project Budget only if the funds for such increase or additional category are made available in such Project Budget from one of the following:

(a) an increase in Realized Savings from another Line Item;

(b) the reduction of the “Project Contingency” Line Item in such Project Budget, provided, however, that the “Project Contingency” Line Item may not be reduced below the Required Contingency;

(c) additional Cash Contributions (or a written commitment from CEC to make additional Cash Contributions in addition to the amount originally committed) or other funds deposited in the Company Account that were not previously included in the Project Budget;

(d) other sources of funds that are permitted to be included in the definition of Project Funds but which were not previously included in the Project Budget as confirmed to Disbursement Agent and Agent in a certificate of a Responsible Officer of the applicable Borrower;

(e) in the case of the amendments to the Project Budget for a Project or a component of a Project, funds projected to be available from the net cash flow from operations of the other Project or the components of the other Project, in each case as confirmed to Disbursement Agent and Agent in a certificate of a Responsible Officer of the applicable Borrower; or

(f) availability of funds as a result of the amendments to the Project Budget for the other Project made in accordance with this Section 6.1 or as a result of a transfer or reallocation of funds pursuant to Section 4.5 after the occurrence of the Final Completion Date of a Project.

6.1.2. Project Budget Amendment Process. Any amendment to a Project Budget (including those made pursuant to De Minimus Adjustments) shall be in writing. Any such amendment shall identify with reasonable particularity (a) the Line Item to be increased or decreased (if any), (b) the amount of the increase or decrease (if any), (c) in the event of an increase in a construction Line Item, the source proposed to be utilized to pay for the increase in accordance with Section 6.1.1, and (d) in the case of a decrease in a construction Line Item, the Realized Savings in the amount of such decrease, or (e) the additional line item category. The parties acknowledge that a portion of any cost reduction achieved with respect to the work performed under a Construction Contract may be payable to the Construction Manager or another Contractor under such Construction Contract (subject to the conditions contained in such Construction Contract with respect to application of savings) and that in such case the entire reduction may not become Realized Savings. The “Construction Improvements” Line Item may be reduced only upon obtaining, and in the amount of, Realized Savings. Any amounts of Realized Savings, contingency amounts or previously allocated reserves so identified for use in connection with a particular Line Item thenceforth shall be deemed dedicated to the particular Line Item, unless and until the Project Budget is amended to reduce the amounts budgeted for the Line Item of the Project Budget.

6.1.3. Project Budget Amendment Certificate. A Borrower shall submit a Project Budget amendment to the Disbursement Agent and the Agent, with a copy to the Construction Consultant, by an Officers’ Certificate in the form of Exhibit N (a “Project Budget Amendment Certificate”), together with the certificate of the Construction Manager and the confirmation form of the Construction Consultant as provided substantially in the form of Exhibits 1 and 2 to the Project Budget Amendment Certificate, if applicable, provided that an Officer’s Certificate and the Exhibits thereto shall not be required for De Minimus Adjustments. Upon submission of such Project Budget Amendment Certificate, together with the Exhibits thereto, and upon the delivery of any De Minimus Adjustment, as applicable, such amendment shall become effective hereunder, and the Project Budget for the applicable Project shall thereafter be as so amended.

6.2. Construction Contracts. Subject to Section 6.3, each Borrower may from time to time enter into Construction Contracts and amendments to Construction Contracts consistent with the applicable Plans and Specifications and the applicable Project Budget, as each is in effect from time to time.

6.3. Final Plans and Specifications; Scope Changes. The Borrowers shall not construct or permit to be constructed any material portion or component of the Projects except in substantial conformance with the Final Plans and Specifications for such portion or component of the Projects or the construction plan sets approved by the applicable Governmental Authority for such portion or component. Neither Borrower shall direct, consent to or enter into any Scope Change if such Scope Change (a) will increase the amount of Project Costs in respect of a Project, unless such Borrower amends the applicable Project Budget as provided in Section 6.1 so that, after giving effect to the proposed Scope Change, the Borrowers shall be in compliance with the In-Balance Test with respect to such Project, or (b) will materially modify the applicable Final Plans and Specifications or cause any applicable Plans and Specifications to become Final Plans and Specifications, unless such Final Plans and Specifications, as amended, or any such Plans and Specifications which will become Final Plans and Specifications have been delivered to the Construction Consultant together with a Final Plans and Specifications Amendment Certificate substantially in the form of Exhibit F delivered to the Agent, with a copy to the Disbursement Agent and the Construction Consultant; provided that the foregoing submittals and certificates shall not be required prior to entering into De Minimus Scope Changes so long as the information and submittals that would otherwise be required pursuant to this Section 6.3 are provided to the Disbursement Agent and Construction Consultant concurrently with or prior to the next succeeding Disbursement Request. Each Borrower shall notify the Construction Consultant when the Plans and Specifications for a significant portion or component of its Project (which components or portions shall be determined by the applicable Borrower) become Final Plans and Specifications, and such Borrower shall either concurrently or promptly thereafter deliver to the Construction Consultant such Final Plans and Specifications. Each Borrower shall maintain at its Project site a complete set of the applicable Plans and Specifications, as in effect from time to time.

6.4. Notice that the Opening Date has Occurred. Within 30 days after the Opening Date of a Project, the applicable Borrower shall deliver an Officers’ Certificate in the form of Exhibit O to the Disbursement Agent, the Agent and the Construction Consultant to the effect that the conditions to such Opening Date have been satisfied, together with a confirmation form from the Construction Consultant substantially in the form of Exhibit 1 to Exhibit O concurring with such certificate of such Borrower. The parties hereto acknowledge and agree that portions of a Project may be open for business prior to the occurrence of the applicable Opening Date as determined by the applicable Borrower in the exercise of its reasonable and prudent discretion.

6.5. Notices. Promptly upon a Responsible Officer obtaining knowledge thereof, a Borrower shall provide to the Disbursement Agent, the Construction Consultant and the Agent written notice of (a) any event, occurrence or circumstance which reasonably would be expected to render such Borrower incapable of, or prevent such Borrower from achieving the Opening Date for its Project on or before the applicable Scheduled Opening Date or the Substantial Completion Date for its Project on or before the applicable Scheduled Completion Date, or (b) any termination or event of default or notice thereof under any Construction Contract (or series of Construction Contracts with any single Contractor) providing for payments of more than $5,000,000 in the aggregate or under any other Project Document if such termination or default could reasonably be expected to cause an increase in Project Costs in excess of $5,000,000, or (c) any Event of Default (as defined in the applicable Lease Agreement) or event which, with notice or passage of time or both would constitute an Event of Default (as defined under the applicable Lease Agreement).

6.6. New Permits and Permit Modifications. Within 10 Business Days following request therefor from the Disbursement Agent, a Borrower shall deliver to the Agent, the Construction Consultant and the Disbursement Agent copies of all material Applicable Permits that are obtained by such Borrower after the Closing Date, and any material amendment, supplement or other modification to any Applicable Permit received by such Borrower after the Closing Date, in each case, to the extent not previously delivered to such Persons.

6.7. Project Schedule Amendments. Each Borrower may, from time to time, amend the Project Schedule for its Project to change the Scheduled Opening Date and/or the Scheduled Completion Date by delivering to the Disbursement Agent, the Construction Consultant and the Agent a revised Project Schedule reflecting the new Scheduled Opening Date and/or Scheduled Completion Date, as applicable, and complying with the provisions of Section 6.1 with respect to the changes in the Project Budget that will result from such change of the Scheduled Opening Date and/or the Scheduled Completion Date.

6.8. Right to Post Signs; Publicity. On the Agent’s request, the Borrowers will allow Agent to share signage on the Mortgaged Property for the purpose of identifying Agent as the agent or lead bank for the construction financing for the Improvements. The form of such signage shall be subject to the prior approval of the applicable Borrower, such approval not to be unreasonably withheld or delayed. The Borrowers shall permit the Agent to publicize its involvement and the involvement of the Lenders in the construction financing for the Improvements with the Borrowers’ prior written approval (not to be unreasonably withheld or delayed).

6.9. Services and Utilities. The Borrowers shall use commercially reasonable efforts to ensure that all utilities and related services necessary for the construction of the Projects and the operation thereof for its intended purpose are, or when required, will be, available to the Projects.

6.10. Disbursement Agent, Agent and Construction Consultant Not Responsible. Notwithstanding anything to the contrary contained in this Agreement, other than receiving certificates provided for herein, neither the Agent, the Disbursement Agent nor the Construction Consultant shall have any obligations, or claim any responsibilities, with respect to Sections 6.1 through 6.13.

6.11. Casualty Events. If any Casualty Event shall occur with respect to a Project, the applicable Borrower shall (a) promptly upon discovery or receipt of notice thereof provide written notice with respect to any Casualty Event over $5,000,000 to the Disbursement Agent and the Agent, and (b) diligently pursue (or cause the applicable Loan Party to pursue) on a commercially reasonable basis all its rights to compensation against all relevant insurers, reinsurers, Project Document counterparties and/or Governmental Authorities, as applicable, in respect of such Casualty Event to the extent that such Borrower (or any other Loan Party) has a reasonable basis for a claim for compensation or reimbursement, including, without limitation, under any insurance policy required to be maintained hereunder or under the Collateral Agreement. All amounts and proceeds (including instruments providing for future payment) in respect of any Casualty Event with respect to such Project, including the proceeds of any insurance policy required to be maintained by any Loan Party hereunder or under the Collateral Agreement, net of costs and expenses in obtaining such amounts and taxes relating thereto (collectively, the “Loss Proceeds”) in respect of any such Casualty Event received prior to the applicable Substantial Completion Date shall be applied as provided in this Section 6.11. The Borrower shall request that the insurers, reinsurers, counterparties, Governmental Authorities or other payors of such Loss Proceeds pay all such Loss Proceeds directly to the Disbursement Agent for deposit in the Loan Proceeds Account (in the percentage of the Loan Proceeds Allocation) and for deposit in the Company Account (in the percentage of the Company Allocation). If any such Loss Proceeds are paid directly to the Borrower, any Subsidiary of the Borrower, or the Agent, (i) such Loss Proceeds shall be received in trust for the Disbursement Agent, (ii) such Loss Proceeds shall be segregated from other funds of the Borrower or such other Person, and (iii) the Borrower or such other Person shall pay (or, if applicable, the Borrower shall cause such of its Subsidiaries to pay) such Loss Proceeds over to the Disbursement Agent in the same form as received (with any necessary endorsement) for deposit in the applicable Accounts as set forth above. Any such Loss Proceeds shall be applied (1) to the extent required under the Credit Agreement, to prepay the Loans, or (2) otherwise, to pay Project Costs pursuant to the requirements of Section 4.

6.12. Construction. Each Borrower shall cause its Project to be constructed in a good and workmanlike manner in accordance in all material respects with the Plans and Specifications, the Credit Agreement, this Disbursement Agreement, all Governmental Requirements and any and all covenants, conditions, restrictions, easements or similar matters affecting such Project, except, in each case, to the extent such failure would not reasonably be expected to materially interfere with the development, construction or operation of such Project, taken as a whole. Except in connection with a Force Majeure Event, each Borrower shall (a) cause the work of construction of its Project to be commenced on or before the commencement date for each Project set forth in the applicable Project Schedule, (b) except to the extent provided in clause (c) below, diligently pursue construction of its respective Project in a timely manner in accordance with the applicable Project Schedule and in accordance in all material respects with the Plans and Specifications, and (c) except as may result in connection with the exercise of a Contractor’s rights under Nevada’s Prompt Pay Act after a Borrower action or inaction that does not otherwise constitute an Event of Default, Borrower shall not abandon its Project for a period in excess of 90 days or otherwise cease to pursue the construction, development or operations of the Project for a period in excess of 90 days.

7. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) the occurrence and continuation of an “Event of Default” under any other Loan Document;

(b) any representation, warranty or certification confirmed or made herein or in any Disbursement Request or other certificate submitted with respect hereto by a Borrower shall be found to have been incorrect in any material respect as of the date made;

(c) either Borrower shall fail to pay any monetary obligations when due hereunder and such default shall continue unremedied for a period of 5 Business Days after notice of such failure from the Disbursement Agent or the Agent to such Borrower, or shall fail to perform or observe any of its non-monetary obligations under Sections 6.1, 6.3, 6.7 or 6.14 and such default shall continue unremedied for a period of 10 Business Days after notice of such failure from the Disbursement Agent or the Agent to such Borrower, or such longer period, not to exceed an additional 90 days in any event, if reasonably necessary to remedy such Default provided that such Borrower has commenced and is diligently pursuing such remedy to completion;

(d) either Borrower shall fail to perform or observe any of its obligations hereunder (other than those listed in clauses (a), (b) or (c) above) where such Default shall not have been remedied within 30 days after notice of such failure from the Disbursement Agent or the Agent to such Borrower, or such longer period, not to exceed an additional 240 days in any event, if reasonably necessary to remedy such Default provided that such Borrower has commenced and is diligently pursuing such remedy to completion; or

(e) except in connection with a Force Majeure Event or as may result in connection with the exercise of a Contractor’s rights under Nevada’s Prompt Pay Act after a Borrower action or inaction that does not otherwise constitute an Event of Default, after the first Disbursement with respect to a Project, a Borrower shall abandon such Project for a period in excess of 90 days or otherwise cease to pursue the construction, development or operations of the Project for a period in excess of 90 days.

the Agent (acting at the direction of the Required Lenders) and the Disbursement Agent (acting solely at the direction of the Agent (acting at the direction of the Required Lenders) may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that the Agent may elect, subject to the foregoing), including without limitation or prejudice to the Agent’s or the Disbursement Agent’s other rights and remedies, (x) subject to the provisos in Section 3.2, refuse, and the Agent and the Disbursement Agent shall not be obligated, to make or cause to be made any Disbursements or make or cause to be made any payments from the Loan Proceeds Account , and (y) exercise any and all rights and remedies available under any of the Loan Documents.

8. Limitation of Liability. The responsibility and liability of the Disbursement Agent and the Construction Consultant (collectively, the “Disbursement Parties”) under this Agreement shall be limited as follows: (a) the Disbursement Parties do not represent, warrant or guaranty to the Agent or the Lenders the performance of a Borrower, the other Disbursement Party, the Architect, any Contractor or provider of materials or services in connection with construction of the Project; (b) neither Disbursement Party shall have any responsibility to the Borrowers, the Agent or the Lenders as a consequence of performance by such Disbursement Party hereunder except for any gross negligence or willful misconduct of such Disbursement Party (as determined by a court of competent jurisdiction in a final and nonappealable judgment); (c) each Borrower shall remain solely responsible for all aspects of its business and conduct in connection with its property and its Project, including, but not limited to, the quality and suitability of the applicable Plans and Specifications, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, subcontractors, suppliers, consultants and property managers, the accuracy of all applications for payment, and the proper application of all disbursements; (d) the Disbursement Parties are not obligated to supervise, observe or inform the Borrowers, the Agent, the Contractors, the Architect or any third party of any aspect of the construction of a Project or any other matter referred to above; (e) the Disbursement Agent shall not have any duty to take any discretionary action or exercise any discretionary powers (and the Disbursement Agent shall have the right but not the obligation to request direction from the Agent in taking any such discretionary action or exercising any such discretionary powers); and (f) the Disbursement Parties owe no duty of care to the Borrowers, the other Disbursement Party, the Architect, any Contractor or any other Person to protect against, or to inform any such party against, any negligent, faulty, inadequate or defective design or construction of a Project. Each Disbursement Party shall have no duties or obligations hereunder except as expressly set forth herein (including with respect to review of the substantive terms and conditions of any contracts delivered to such Disbursement Party), shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations or any other reason, except for its bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable judgment). The Disbursement Agent shall be deemed to have satisfied its obligations to make or cause to be made any Disbursement required hereunder upon the delivery of the applicable Disbursement Request or other written instruction, duly acknowledged by the Disbursement Agent, to the applicable securities intermediary or account bank (including under any applicable Account Control Agreement) in respect of the applicable Construction Disbursement Account or applicable Draw Account from which such Disbursement is to be made. The Disbursement Agent shall have no liability for the failure of any such securities intermediary or account bank to comply with such Disbursement Request or other written instructions. Copies of any Project Budget Amendment Certificate that are provided to the Disbursement Agent pursuant to this Agreement or otherwise shall not be construed as requiring the Disbursement Agent’s approval of, nor shall the Disbursement Agent be liable or in any way responsible for a Project Budget associated therewith. In addition, neither Disbursement Party shall have any responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any certificates, documents or instruments submitted to it in connection with its duties hereunder, and shall be entitled to deem the signatures on any such certificates, documents or instruments submitted to it hereunder as being those purported to be authorized to sign such certificates, documents or instruments on behalf of the parties hereto and shall be entitled to rely (so long as such reliance is reasonable and in good faith) upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against the Disbursement Agent, the Construction Consultant, the Agent, each of their Affiliates, and each of their and their Affiliates’ officers, directors, agents and employees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby. The Disbursement Agent agrees to instruct the Construction Consultant to take the actions to be taken under this Agreement by the Construction Consultant. The Agent shall have the right to replace the Construction Consultant. The Construction Consultant shall be required to act reasonably and in good faith in making determinations and carrying out its duties, rights and responsibilities hereunder.

9. Indemnity. Each Borrower shall indemnify the Agent (and any sub-agent thereof), the Disbursement Agent, the Construction Consultant and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented, out-of-pocket losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of any Indemnitee’s performance under this Agreement; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The foregoing indemnities in this Section 9 shall survive the resignation or substitution of the Disbursement Agent, the Agent and/or the Construction Consultant or the termination of this Agreement.

10. Termination. This Agreement shall terminate upon the earlier of (a) “payment in full” of all Obligations in accordance with the terms of and as defined under the Credit Agreement, and (b) the substantial completion of the transfer and release of funds contemplated by Section 4.5; provided, however, that the obligations of the Borrowers under Section 9 of this Agreement shall survive termination of this Agreement. Upon the termination of this Agreement pursuant to this Section 10, the Disbursement Agent shall no longer be permitted to withdraw amounts on deposit in the Loan Proceeds Account.

11. Substitution, Removal or Resignation of the Disbursement Agent.

11.1. Procedure. A resignation or removal of the Disbursement Agent and appointment of a successor Disbursement Agent shall become effective only upon the successor Disbursement Agent’s acceptance of appointment as provided in this Section 11.

11.1.1. The Disbursement Agent may resign in writing at any time and be discharged from all duties hereunder upon 30 days’ written notice to all parties hereto. The Agent or Borrowers may remove the Disbursement Agent as provided below by so notifying the Disbursement Agent and the Borrowers or Agent, as applicable, in writing no less than 30 days prior to such removal, if:

(a) the Disbursement Agent fails to comply with Section 11.3;

(b) the Disbursement Agent is adjudged by a court of competent jurisdiction to be bankrupt or insolvent or an order for relief is entered by such court with respect to the Disbursement Agent under the Bankruptcy Code;

(c) a custodian or receiver takes charge of the Disbursement Agent or its property;

(d) the Disbursement Agent becomes incapable of acting in its capacity as disbursement agent hereunder, in the judgment of the Agent; or

(e) the Disbursement Agent is grossly negligent in the performance of its obligations under this Agreement.

11.1.2. If the Disbursement Agent resigns or is removed or if a vacancy exists in the office of Disbursement Agent for any reason, the Agent shall use reasonable efforts to promptly (but in no event later than 30 days after such resignation or removal) appoint a successor Disbursement Agent acceptable to the Required Lenders and the Borrower; provided that the Borrower shall not unreasonably withhold or delay its consent to any such successor.

11.1.3. If a successor Disbursement Agent does not take office within 15 days after the retiring Disbursement Agent resigns or is removed, the retiring Disbursement Agent, the Agent or a Borrower may petition any court of competent jurisdiction for the appointment of a successor Disbursement Agent; provided that until a successor Disbursement Agent has been so appointed, the Agent shall act as the Disbursement Agent hereunder.

11.1.4. A successor Disbursement Agent shall deliver a written acceptance of its appointment to the retiring Disbursement Agent, the Borrower and the Agent. Upon the earlier of (a) delivery of such written acceptance and (b) 30 days after delivery of such a resignation or removal notice, the resignation or removal of the retiring Disbursement Agent shall become effective, and any such successor Disbursement Agent shall have all the rights, powers and duties of the Disbursement Agent under this Agreement. The retiring Disbursement Agent shall promptly thereafter transfer all property held by it as Disbursement Agent to any such successor Disbursement Agent and, if Disbursement Agent has received any fees attributable to the period after which a successor Disbursement Agent assumes the role of Disbursement Agent, the retiring Disbursement Agent pay to such successor Disbursement Agent a prorated amount of fees and other amounts received by it pursuant to Section 3.3.2 and the Agency Fee Letter for compensation for services to have been performed by such Disbursement Agent during such year after the effective date of the Disbursement Agent’s resignation or removal.

11.2. Successor Disbursement Agent by Merger, etc. If the Disbursement Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Disbursement Agent.

11.3. Eligibility; Disqualification. The Disbursement Agent shall be at all times a bank chartered under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $500,000,000 as set forth in its most recent published annual report of condition. At no time may the Disbursement Agent be disqualified under applicable Gaming Laws from acting in the capacity of Disbursement Agent hereunder.

12. Miscellaneous.

12.1. Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing upon the occurrence of any Event of Default or any other breach or default by a Borrower under this Agreement shall impair any such right, power or remedy of the Disbursement Agent, the Agent or any Lender nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default or other breach or default be deemed a waiver of any other Event of Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any of the Disbursement Agent, the Agent or any Lender of any Event of Default or other breach or default under this Agreement, or any waiver on the part of any of the Disbursement Agent, the Agent or any Lender of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies under this Agreement or by law or otherwise afforded to any of the Disbursement Agent, the Agent or any Lender shall be cumulative and not alternative. The Agent on behalf of the Lenders (acting at the direction of the Required Lenders) and any other party hereto, on behalf of itself, may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches, nor shall any such waiver constitute a waiver by any other party with respect to such breach.

12.2. Invalidity. In case any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting or impairing the validity, legality or enforceability of any other provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

12.3. No Authority. Neither the Disbursement Agent nor the Construction Consultant shall have any authority to, and shall not make any warranty or representation or incur any obligation on behalf of, or in the name of, the Agent.

12.4. Assignment. This Agreement is personal to the parties hereto, and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties; provided that if a Borrower’s obligations under the Credit Agreement are assigned with the consent of the Lenders in accordance therewith or in accordance with the Credit Agreement, such Borrower may assign its rights and obligations hereunder to the same assignee without additional consent. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.

12.5. Benefit. The parties hereto and their respective successors and assigns, but no others, shall be bound hereby and entitled to the benefits hereof.

12.6. Gaming Authorities and Liquor Laws. Each party hereto, including, without limitation, the Disbursement Agent, the Construction Consultant, and the Agent, agrees to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Borrowers, and any applicable legal or regulatory restrictions, and to provide such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Disbursement Agent, the Construction Consultant, the Agent, the Project Documents or the Loan Documents. Notwithstanding any other provision of this Agreement, each Borrower hereby consents to any such cooperation and disclosure by the Disbursement Agent, the Construction Consultant and the Agent to any such Gaming Authorities or Liquor Authorities and releases such parties from any liability for any such cooperation or disclosure. The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

12.7. Posting. The Borrowers and the Construction Consultant agree that the Agent may make the certificates and confirmations delivered to the Disbursement Agent pursuant to the requirements of this Agreement available to the Lenders by posting such documents (the “Posted Documents”) on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent does not warrant the accuracy or completeness of the Posted Documents on the Platform, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in such Posted Documents. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent in connection with the Posted Documents or the Platform. In no event shall the Agent or any of its Related Parties have any liability to any person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence, willful misconduct or material breach in bad faith of such Person’s obligations under this Agreement as determined in a final and non-appealable judgment by a court of competent jurisdiction.

12.8. Entire Agreement; Amendments. This Agreement (together with the other Loan Documents ) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by the Borrowers, the Agent (acting at the direction of the Required Lenders) and the Disbursement Agent; provided that the Agent may waive or modify any term of this Agreement relating to the conditions to Disbursements or the satisfaction of any such conditions. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of this Agreement shall control in the absence of manifest error.

12.9. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by email or by national courier service with receipt of delivery, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received (or if received on a day other than a Business Day, on the next succeeding Business Day after receipt) addressed as follows or to such other address as the applicable parties may hereafter notify to the other parties:

Either Borrower:

with a copy to:

Agent:

Disbursement Agent:

in the case of the Agent or the Disbursement Agent, with copies to:

Construction Consultant:

12.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11. Right to Consult Counsel. Each of the Disbursement Agent, the Construction Consultant and the Agent may, if any of them deems necessary or appropriate, consult with and be advised by counsel (whether such counsel shall be regularly retained or specifically employed) in respect of their duties hereunder. Each of the Disbursement Agent, the Construction Consultant and the Agent shall be entitled to reasonably rely upon the advice of its counsel in any action taken in its capacity as the Disbursement Agent, the Construction Consultant or the Agent, as the case may be, hereunder.

12.12. Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

12.13. Designation of Applicable Courts and Jurisdictions. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (the “Applicable Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Disbursement Agent or the Agent may otherwise have to bring any action or proceeding relating to this Agreement against a Borrower or its properties in the courts of any jurisdiction.

12.14. Further Assurances. From time to time the Borrowers shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Disbursement Agent or the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement. Upon the exercise by the Disbursement Agent or the Agent of any power, right, privilege or remedy pursuant to this Agreement following the occurrence and during the continuation of an Event of Default which requires any Governmental Action, the Borrowers shall use commercially reasonable efforts to execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Disbursement Agent or the Agent are required to obtain from the Borrowers for such Governmental Action.

12.15. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time prior to the transfer or release of funds pursuant to Section 4.5, payment and performance of any of the Borrowers’ obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Disbursement Agent, the Agent or any Lender. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY

OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16.

12.17. Confidentiality. Section 9.16 of the Credit Agreement shall apply herein mutatis mutandis.

12.18. Transfer of Accounts. If the Agent shall resign or be removed as provided herein, all Accounts held at such Agent may be transferred to the successor Agent or to another Qualified Bank with the prior written consent of the then current Disbursement Agent (which may not be unreasonably withheld, delayed or conditioned). Any such Account transferred may be held at such Qualified Bank and shall constitute an Account and each of the Borrowers, the Agent, the Disbursement Agent and the Qualified Bank shall enter into a control agreement with respect thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

EXHIBIT A

to Master Disbursement Agreement

Form of Account Control Agreement

Blocked Account Control

Agreement (“Shifting Control”)

AGREEMENT dated as of April [    ], 2011, by and among              (the “Company”), JPMorgan Chase Bank, N.A. as administrative agent for the lenders which are parties to the Credit Agreement referred to in the next sentence (“Agent”) and              (“Depositary”). Company and Agent along with Caesars             , LLC and Caesars Entertainment Corporation are parties to a certain Credit Agreement (“Credit Agreement”).

The parties hereto refer to Account No.            ([Company Account] / [Linq / Octavius Construction Disbursement] [Linq / Octavius Draw Account ] [Linq / Octavius Post-Completion Reserve Account]) in the name of Company maintained at Depositary (the “Account”) and hereby agree as follows:

1.	Company and Agent notify Depositary that by separate agreement Company has granted Agent a security interest in the Account and all funds on deposit from time to time therein. Depositary acknowledges being so notified.

2.	Prior to the Effective Time (as defined below) Depositary shall honor all withdrawal, payment, transfer or other fund disposition or other instructions that either Company is entitled to give under the Account Documentation (as hereinafter defined) (collectively, “instructions”) received from the Company (but not those from Agent) concerning the Account. On and after the Effective Time (and without Company’s consent), Depositary shall honor all instructions received from Agent (but not those from Company) concerning the Account and Company shall have no right or ability to access or withdraw or transfer funds from the Account.

For the purposes hereof, the “Effective Time” shall be the opening of business on the second business day next succeeding the business day on which a notice purporting to be signed by Agent in substantially the same form as Exhibit A, attached hereto, with a copy of this Agreement attached thereto (a “Shifting Control Notice”), is actually received by the unit of Depositary to whom the notice is required hereunder to be addressed as set forth in Exhibit A hereto (the “Unit”); provided, however, that if any such notice is so received after 12:00 noon, Eastern time, on any business day, the “Effective Time” shall be the opening of business on the third business day next succeeding the business day on which such receipt occurs; and, provided further, that a “business day” is any day other than a Saturday, Sunday or other day on which Depositary is or is authorized or required by law to be closed.

Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving the Account duly commenced by Depositary or any affiliate prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement; and (ii) Depositary and/or any affiliate may (at its discretion and without any obligation to do so) (x) cease honoring Company’s instructions and/or commence honoring solely Agent’s instructions concerning the Account at any time or from time to time prior to the Effective Time but only after the Depositary has actual knowledge that Agent has sent to the Unit a Shifting Control Notice therefor (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above), or (y) deem a Shifting Control Notice to be received by the Unit for purposes of the foregoing paragraph if actually received by Depositary but such Shifting Control Notice does not comply with the form attached hereto as Exhibit A or does not attach an appropriate copy of this Agreement, with no liability whatsoever to Company or any other party for doing so.

3.

This Agreement supplements, rather than replaces, Depositary’s deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the “Account Documentation”), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the

EXHIBIT A-1

provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any instructions on or after the Effective Time, Agent shall provide Depositary with such documentation as Depositary may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of Agent. Agent may request the Depositary to provide other services (such as automatic daily transfers) with respect to the Account on or after the Effective Time; however, if such services are not authorized or otherwise covered under the Account Documentation, Depositary’s decision to provide any such services shall be made in its sole discretion (including without limitation being subject to Company and/or Agent executing such Account Documentation or other documentation as Depositary may require in connection therewith).

4.	Depositary agrees not to exercise or claim any right of offset, banker’s lien or other like right against the Account for so long as this Agreement is in effect except with respect to (i) returned or charged-back items against the Account, reversals or cancellations of payment orders and other errors with respect to electronic fund transfers or other corrections or corrective adjustments to the Account or transactions therein, (ii) overdrafts in the Account or (iii) Depositary’s charges, fees and expenses with respect to the Account or the services provided hereunder, all in accordance with the Account Documentation.

5.	Notwithstanding anything to the contrary in this Agreement: (i) Depositary shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (ii) Depositary shall be fully protected in acting or refraining from acting in good faith without investigation on any notice (including without limitation a Shifting Control Notice), instruction or request purportedly furnished to it by Company or Agent in accordance with the terms hereof, in which case the parties hereto agree that Depositary has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that Depositary has no knowledge of (and is not required to know) the terms and provisions of the Credit Agreement or any other related documentation or whether any actions by Agent (including without limitation the sending of a Shifting Control Notice), Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) Depositary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (v) Depositary shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Depositary’s reasonable control.

6.	Company hereby agrees to indemnify, defend and save harmless Depositary against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of Depositary) (collectively, “Covered Items”) incurred in connection with this Agreement or the Account (except to the extent due to Depositary’s willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred as a result of following Company’s direction or instruction. Agent hereby agrees to indemnify, defend and save harmless Depositary against any Covered Items incurred (i) on or after the Effective Time or during any time that Depositary ceases honoring Company’s instructions and/or commence honoring solely Agent’s instructions prior to the Effective Time (except to the extent due to Depositary’s willful misconduct or gross negligence) or any interpleader proceeding related thereto, (ii) as a result of following Agent’s direction or instruction (including without limitation Depositary’s honoring of a Shifting Control Notice) or (iii) due to any claim by Agent of an interest in the Account or the funds on deposit therein.

7.	Depositary may terminate this Agreement (i) in its discretion upon the sending of at least thirty (30) days’ advance written notice to the other parties hereto or (ii) because of a material breach by Company or Agent of any of the terms of this Agreement or the Account Documentation, upon the sending of at least five (5) days advance written notice to the other parties hereto. Agent may terminate this Agreement upon the sending of at least three (3) days advance written notice to the other parties hereto (provided that Depositary may shorten or waive the requirement that such notice be in advance and any such shortening or waiver shall be binding on all the parties). Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 5 and 6 above shall survive any such termination.

EXHIBIT A-2

8.	Company shall compensate Depositary for the opening and administration of the Account and services provided hereunder in accordance with Depositary’s fee schedules from time to time in effect. Payment will be effected by a direct debit to the Account.

9.	This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of New York. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Account or this Agreement. All notices under this Agreement shall be in writing and sent concurrently to all parties (including via emailed pdf or similar file or facsimile transmission) to the parties hereto at their respective addresses (via national courier service with receipt of delivery), email addresses or fax numbers set forth below (or to such other address, email address or fax number as any such party shall designate in writing to the other parties from time to time), and shall be deemed to have been duly given or made when received (or if received on a day other than a business day, on the next succeeding business day after receipt). Immediately upon delivery of a Shifting Control Notice, Agent shall send a copy of the same to Company.

EXHIBIT A-3

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

[NAME OF COMPANY]		JPMORGAN CHASE BANK, N.A., as Agent

By:	Date:	By:	Date:
Name:		Name:
Title:		Title:

Address for Notices:	Address for Notices:
Fax No.:	Fax No.:
Email Address:	Email Address:

, as Depositary
By:		Date:

EXHIBIT A-4

Name:
Title:

Address for other Notices:	Address For Shifting Control and Termination Notices:

__________________________________ Attn:

Email: Fax No.:

EXHIBIT A-5

Exhibit A | SHIFTING CONTROL NOTICE

Date:

Address:

Attention:

Re: Blocked Account Control Agreement dated as of                     , 20     , (the “Agreement”) by and among                                                                                                and relating to Account(s)

Ladies and Gentlemen:

This constitutes a Shifting Control Notice as referred to in paragraph 2 of the Agreement, a copy of which is attached hereto.

[NAME OF AGENT]

By:	Date:
Name:
Title:

EXHIBIT A-6

EXHIBIT B

to Master Disbursement Agreement

Form of Borrower’s Final Completion Certificate

[            ], 201[    ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Final Completion Certificate dated as of [ ], 201[ ]

Project:

Ladies and Gentlemen:

This certificate is delivered to you pursuant to the Disbursement Agreement, to which the Disbursement Agent is a party. Capitalized terms used in this certificate that are otherwise not defined shall have the meanings assigned to them in the Disbursement Agreement. The Borrower hereby represents, warrants and certifies as follows, with respect to [Project Linq / Project Octavius]:

(a) all amounts required to be paid to Contractors have been paid (including any Punchlist Completion Amounts and Retainage Amounts, but excluding any Disputed Amounts with respect to which the applicable Reserved Amounts have been deposited into the Post-Completion Reserve Account); and

(b) the Borrower (or Construction Manager) has received Lien releases and waivers from each Contractor substantially in the forms of Exhibits C-1 and C-2, as applicable, to the Disbursement Agreement, other than with respect to Liens covered by such Reserved Amounts deposited in the Post-Completion Reserve Account.

The Disbursement Agent, the Agent, the Construction Manager and the Construction Consultant are entitled to rely on the foregoing certifications in authorizing and making the disbursement requested below.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT B-1

IN WITNESS WHEREOF, the undersigned has executed this Borrower’s Final Completion Certificate as of this [            ] day of [            ], 201[    ].

[Borrower]

By:
Name:
Title:

EXHIBIT B-2

EXHIBIT C-1

to Master Disbursement Agreement

Form of Conditional Waiver and Release Upon Final Payment

CONDITIONAL WAIVER AND RELEASE

UPON FINAL PAYMENT

Property Name:

Property Location:

Undersigned’s Customer:

Invoice/Payment Application Number:

Payment Amount:

Payment Period:

Amount of Disputed Claims:

Upon receipt by the undersigned of a check in the above-referenced Payment Amount payable to the undersigned, and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release and the undersigned shall be deemed to waive any notice of lien, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to payment rights that the undersigned has on the above-described Property to the following extent: _________________________________________________

This release covers the final payment to the undersigned for all work, materials or equipment furnished by the undersigned to the Property or to the Undersigned’s Customer and does not cover payment for Disputed Claims, if any. Before any recipient of this document relies on it, the recipient should verify evidence of payment to the undersigned. The undersigned warrants that he or she either has already paid or will use the money received from the final payment promptly to pay in full all laborers, subcontractors, materialmen and suppliers for all work, materials or equipment that are the subject of this waiver and release.

Dated:

(Company Name)

By:
Its:

EXHIBIT C-1-1

EXHIBIT C-2

to Master Disbursement Agreement

Form of Unconditional Waiver and Release Upon Final Payment

UNCONDITIONAL WAIVER AND RELEASE

UPON FINAL PAYMENT

Property Name:

Property Location:

Undersigned’s Customer:

Invoice/Payment Application Number:

Payment Amount:

Amount of Disputed Claims:

The undersigned has been paid in full for all work, materials and equipment furnished to the Customer for the above-described Property and does hereby waive and release any notice of lien, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to payment rights that the undersigned has on the above-described Property, except for the payment of Disputed Claims, if any, noted above. The undersigned warrants that he or she either has already paid or will use the money received from this final payment promptly to pay in full all laborers, subcontractors, materialmen and suppliers for all work, materials and equipment that are the subject of this waiver and release.

Dated:

(Company Name)

By:
Its:

Notice: This document waives rights unconditionally and states that you have been paid for giving up those rights. This document is enforceable against you if you sign it, even if you have not been paid. If you have not been paid, use a conditional release form.

EXHIBIT C-2-1

EXHIBIT D

to Master Disbursement Agreement

Construction Consultant’s Final Completion Confirmation Form

[            ], 201[    ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Final Completion Certificate dated as of [ ], 201[ ]

Project:

Ladies and Gentlemen:

[Construction Consultant], (the “Construction Consultant”) hereby confirms as follows:

(a) The Construction Consultant has reviewed the above referenced Borrower’s Final Completion Certificate.

(b) The Construction Consultant concurs to the best of its knowledge and information with the certifications contained in Paragraphs (a) and (b) of the above-referenced Borrower’s Final Completion Certificate in all material respects, based on the information provided and the terms of our assignment.

(c) The Construction Consultant last observed the Project on [            ].

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Disbursement Agreement.

The Borrower, Disbursement Agent and the Agent only are entitled to rely on the foregoing statements and no third party is entitled to rely on this confirmation form.

IN WITNESS WHEREOF, the undersigned has executed this Construction Consultant’s Final Completion Confirmation Form as of this [            ] day of [            ], 201[  ].

[CONSTRUCTION CONSULTANT]

By:
Name:
Title:

EXHIBIT D-1

EXHIBIT E

to Master Disbursement Agreement

Form of Construction Manager’s Final Completion Certificate

[            ], 201[    ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Final Completion Certificate dated as of [ ], 201[ ]

Project:

Ladies and Gentlemen:

[Construction Manager] (the “Construction Manager”) hereby certifies as follows:

(a) The Construction Manager has reviewed the above referenced Borrower’s Final Completion Certificate and the Disbursement Agreement, to the extent necessary to understand the defined terms contained herein and therein that are incorporated by reference from the Disbursement Agreement and to provide the certification contained herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

(b) The Construction Manager hereby concurs in all material respects with each of the certifications contained in Paragraphs (a) and (b) of the above-referenced Borrower’s Final Completion Certificate; provided, however, that with respect to Paragraphs (a) and (b) solely as to Contractors other than itself, this certification is limited to the best of the Construction Manager’s knowledge.

The Disbursement Agent, the Agent and the Construction Consultant are entitled to rely on the foregoing certifications in authorizing and making the disbursement requested in the Borrower’s Final Completion Certificate.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT E-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Construction Manager as of this [            ] day of [            ], 201[  ].

[ ]

By:
Name:
Title:

EXHIBIT E-2

EXHIBIT F

to Master Disbursement Agreement

Form of Final Plans and Specifications Amendment Certificate

[            ], 201[  ]

[Address]

Copies to:

[Address – To Include Disbursement Agent and Construction Consultant]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Final Plans and Specifications Amendment

Project:

Ladies and Gentlemen:

The Borrower requests [a material modification of the Final Plans and Specifications / that certain Plans and Specifications become Final Plans and Specifications] with respect to [Project Linq / Project Octavius]. This certificate is delivered pursuant to Section 6.3 of the Disbursement Agreement, to which the Disbursement Agent is a party. Capitalized terms used in this certificate that are otherwise not defined shall have the meaning assigned in the Disbursement Agreement. In connection with the requested [material modification of the Final Plans and Specifications / Plans and Specifications becoming Final Plans and Specifications], the Borrower hereby represents, warrants and certifies as follows with respect to [Project Linq / Project Octavius]:

(a) [The Plans and Specifications which will become Final Plans and Specifications for the Project as of the date hereof currently are as specified on Schedule 1, and:] [The Final Plans and Specifications, as amended, are as specified on Schedule 1, and:]

(i) have received all approvals from all Governmental Authorities required to approve such Plans and Specifications necessary to commence construction of such work or improvements described therein, if any;

(ii) contain sufficient specificity to permit completion of such work or improvement described therein;

(iii) have been signed by the Architect; and

(iv) have been delivered to the Construction Consultant.

(b) To the Borrower’s knowledge, the construction performed as of the date hereof is substantially in accordance with the Final Plans and Specifications, as amended. After giving effect to this [proposed amendment to the Final Plans and Specifications / finalization of the Plans and Specifications] and any concurrent amendment to the Project Budget and/or the Project Schedule, the Borrower reasonably believes that the Opening Date will occur on or prior to the

EXHIBIT F-1

Scheduled Opening Date, the Substantial Completion Date will occur on or prior to the Scheduled Completion Date and the Final Completion Date will occur promptly thereafter, as modified pursuant to Section 6.8 of the Disbursement Agreement (in each case to the extent such milestone date has not already occurred).

(c) After giving effect to this proposed [amendment to the Final Plans and Specifications / finalization of the Plans and Specifications] and any concurrent amendment to the Project Budget and/or the Project Schedule, the Project Budget accurately sets forth in all material respects the anticipated Project Costs through the Scheduled Completion Date, allocated among the various Line Item components thereof identified on the Project Budget in effect on the date hereof.

(d) As of the date hereof, no Event of Default exists, and this proposed ]amendment to the Final Plans and Specifications / finalization of the Plans and Specifications] and any concurrent amendment to the Project Budget and/or the Project Schedule will not constitute, result in, nor create an Event of Default.

The Disbursement Agent, the Agent and the Construction Consultant are entitled to rely on the foregoing certifications.

The undersigned certifies that this Final Plans and Specifications Amendment Certificate is authorized hereby and is permitted pursuant to the Disbursement Agreement and the Credit Agreement and all conditions precedent thereto have been met.

Attached to this Final Plans and Specifications Amendment Certificate as Exhibits 1 to 3 are certificates of the Construction Manager (only to the extent [the amendment to the Plans and Specifications/ the submission of the Plans and Specifications as Final Plans and Specifications] affects that portion of the Project for which the Construction Manager is the Contractor), the Construction Consultant and the Architect (only to the extent the [amendment to the Final Plans and Specifications / the submission of the Plans and Specifications as Final Plans and Specifications] affects that portion of the Project constructed pursuant to Plans and Specifications prepared by it).

[SIGNATURE PAGE FOLLOWS]

EXHIBIT F-2

IN WITNESS WHEREOF, the undersigned has executed this Final Plans and Specifications Amendment Certificate as of this [    ] day of [                    ], 201[    ].

[Borrower]

By:
Name:
Title:

EXHIBIT F-3

SCHEDULE 11

Description of Final Plans and Specifications, as amended

[BORROWER TO PROVIDE INDEX AND DESCRIPTION]

[1]	Note: Use this form of Schedule 1 for an amendment request that certain Plans and Specifications become Final Plans and Specifications.

EXHIBIT F-4

SCHEDULE 12

Amendment No. [__] to Plans and Specifications.

I. The following describes new Final Plans and Specifications for any work or improvements to be included in the Project and for which no Final Plans and Specifications currently exist or in replacement of preliminary Plans and Specifications:

	Work or Improvement	Architect	Drawing Number
1.
2.
3.

II. The following describes replacement Final Plans and Specifications for any work or improvements to be included in the Project and for which Final Plans and Specifications currently exist:

	Work or Improvement	Drawing Number of Replaced Final Plans and Specifications	Architect of New Final Plans and Specifications	Drawing Number of New Final Plans and Specifications
1.
2.
3.

[2]	Note: Use this form of Schedule 1 for an amendment request relating to a material modification of the Final Plans and Specifications.

EXHIBIT F-5

EXHIBIT 1

Form of Construction Manager’s Final Plans and Specifications Amendment Certificate

[                    ], 201[    ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Final Plans and Specifications Amendment Certificate dated as of [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Construction Manager] (the “Construction Manager”) hereby certifies as follows:

(a) The Construction Manager has reviewed the above referenced Borrower’s Final Plans and Specifications Amendment Certificate and the Disbursement Agreement, to the extent necessary to understand the defined terms contained herein and therein that are incorporated by reference from the Disbursement Agreement and to provide the certification contained herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

(b) The Construction Manager hereby concurs in all material respects of the certifications contained in Paragraphs (a)(ii) and (b) in the above-referenced Final Plans and Specifications Amendment Certificate as they apply to that portion of the Project for which the Construction Manager is the Contractor, provided that where any certification of the Borrower is limited to the Borrower’s knowledge for the purposes of this certificate, such certification shall instead be made to the Construction Manager’s knowledge.

The Disbursement Agent, the Agent and the Construction Consultant are entitled to rely on the foregoing certifications.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT F-6

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Construction Manager as of this [    ] day of [                    ], 201[    ].

[ ]

By:
Name:
Title:

EXHIBIT F-7

EXHIBIT 2

Construction Consultant’s Final Plans and Specifications Amendment Confirmation Form

[                    ], 201[    ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Final Plans and Specifications Amendment Certificate dated as of [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Construction Consultant] (the “Construction Consultant”) hereby confirms as follows:

(a) The Construction Consultant has reviewed the above referenced Final Plans and Specifications Amendment Certificate.

(b) The Construction Consultant concurs with the certifications contained in Paragraphs (a), (b) and (c) of the above-referenced Final Plans and Specifications Amendment Certificate in all material respects, based on the information provided and the terms of our assignment; provided that where any certification of the Borrower is limited to the Borrower’s knowledge, for the purposes of this certificate, such concurrence shall instead be made to the Construction Consultant’s knowledge.

(c) The Construction Consultant last observed the Project on [                    ].

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

The Disbursement Agent and the Agent only are entitled to rely on the foregoing statements and no third party is entitled to rely on this confirmation form.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT F-1

IN WITNESS WHEREOF, the undersigned has executed this Construction Consultant’s Final Plans and Specifications Amendment Confirmation Form as of this [    ] day of [                    ], 201[    ].

[ ]

By:
Name:
Title:

EXHIBIT F-2

EXHIBIT 3

Form of Architect’s Final Plans and Specifications Amendment Certificate

[                    ], 201[    ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Final Plans and Specifications Amendment Certificate dated as of [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Architect] is providing this Certificate as the “Architect” (as defined in the Disbursement Agreement), and hereby certifies as follows:

(a) The Architect has reviewed the above referenced Final Plans and Specifications Amendment Certificate and the Disbursement Agreement to the extent necessary to understand the defined terms contained herein and in the Final Plans and Specifications Amendment Certificate that are incorporated by reference from the Disbursement Agreement and to provide the certification contained herein. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Disbursement Agreement.

(b) The Architect hereby concurs in all material respects with the certifications contained in Paragraphs (a) (other than Subparagraphs (iii) and (iv)) and (b) of the above-referenced Final Plans and Specifications Amendment Certificate; provided that where any certification of the Borrower is limited to the Borrower’s knowledge, for the purposes of this certificate, such certification shall instead be made to the Architect’s knowledge.

(c) The Architect last inspected the Project on [                    ].

The Disbursement Agent, the Agent and the Construction Consultant are entitled to rely on the foregoing certifications.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT F-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Architect as of this [    ] day of [                    ], 201[  ].

[ ]

By:
Name:
Title:

EXHIBIT F-2

EXHIBIT G

to Master Disbursement Agreement

Form of In-Balance Test Certificate

This In-Balance Test Certificate (“Certificate”) is delivered to [Agent], as Agent pursuant to the Master Disbursement Agreement, dated as of [                    ], 2011 (the “Disbursement Agreement”), among [Linq Borrower], a                      (the “Linq Borrower”), [Octavius Borrower], a                      (the “Octavius Borrower”), [Disbursement Agent] (“Disbursement Agent”) and [Agent], as Agent for the Lenders ( “Agent”).

Capitalized terms used in this Certificate and all Attachments hereto but not defined herein or therein shall have the meanings given to such terms in the Disbursement Agreement.

1. I am a Responsible Officer of the [Linq/ Octavius] Borrower.

2. I have reviewed and am familiar with the contents of this Certificate and am executing this Certificate solely in my capacity as a Responsible Officer of the [Linq/ Octavius] Borrower.

3. Attached hereto as Attachment 1 are the calculations of the Project Funds allocable to Project [Linq/Octavius] and the aggregate Remaining Costs for Project [Linq/Octavius], in each case as of the date set forth therein, showing compliance with the In-Balance Test with respect to such Project.

IN WITNESS WHEREOF, I execute this Certificate this                      day of                      20    .

[Borrower], a

By:
Name:
Title:

EXHIBIT G-1

Attachment 1

[See attached]

EXHIBIT G-2

EXHIBIT H

to Master Disbursement Agreement

Construction Consultant’s Opening Date Confirmation Form

[                     ], 201[    ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Opening Date Certificate dated as of [ ], 201[ ](the “Opening Date Certificate”)
Project:

Ladies and Gentlemen:

[Construction Consultant], (the “Construction Consultant”) hereby confirms as follows with respect to [Project Linq / Project Octavius]:

(a) The Construction Consultant has reviewed the above referenced Opening Date Certificate.

(b) The Construction Consultant concurs, to the best of its knowledge after due inquiry and investigation, with the certifications in Paragraphs (a)-(c) of the above-referenced Opening Date Certificate in all material respects, based on the information provided and the terms of our assignment.

(c) The Project is generally complete in all material respects in accordance with the Final Plans and Specifications, as amended.

(d) The Construction Consultant last observed the Project on [                    ].

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Disbursement Agreement. The Borrower, Disbursement Agent and the Agent only are entitled to rely on the foregoing statements and no third party is entitled to rely on this confirmation form.

IN WITNESS WHEREOF, the undersigned has executed this Construction Consultant’s Opening Date Confirmation Form as of this [    ] day of [                    ], 201[  ].

EXHIBIT H-1

[CONSTRUCTION CONSULTANT]

By:
Name:
Title:

EXHIBIT H-2

EXHIBIT I

to Master Disbursement Agreement

Location of Plans and Specifications

For each Project, the Plans and Specifications will be located at the site of such Project.

EXHIBIT K-2-1

EXHIBIT J-1

to Master Disbursement Agreement

Form of Disbursement Request

[                     ], 201[    ]

[Address]

With a copy to (without attachments):

[Address]

Re:	[Project Linq / Project Octavius] Disbursement Request No. [ ] under Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) Disbursement Request of $[ ] Requested Disbursement Date: [ ], 201[ ]
Project:

Ladies and Gentlemen:

The Borrower submits this Disbursement Request (the “Disbursement Request”) pursuant to the Disbursement Agreement. Capitalized terms used herein without definition shall have the meanings assigned in the Disbursement Agreement.

The Borrower hereby requests that you, in your capacity as Disbursement Agent under the Disbursement Agreement, on the requested disbursement date set forth above (the “Requested Disbursement Date”) cause the transfer of $[            ] from the Loan Proceeds Account to the Construction Disbursement Account.

In connection with the requested disbursement, the Borrower hereby represents, warrants and certifies as of the date hereof as follows with respect to [Project Linq / Project Octavius]:

(a) Schedule 1 lists each party to whom payment is to be made from the funds transferred to the Construction Disbursement Account or, in respect of reimbursements to the Borrower, each party to whom a corresponding payment has been made by Borrower, for each Line Item and for each such party, the following: (i) the required payment date for each applicable payment; (ii) the name of the payee to be paid or that was paid, as applicable; and (iii) the net payment requested with respect to each payee. To the Borrower’s knowledge, the information set forth in Schedule 1 is true, correct and complete in all material respects.

(b) Schedule 2 sets forth, for each Line Item, the following: (i) the total Project Costs anticipated to be incurred to achieve the Final Completion Date promptly after the Scheduled Completion Date, both as of the Delivery Date of the Project Budget and, giving effect to any amendments to the Project Budget previously or concurrently made in accordance with Section 6.1 of the Disbursement Agreement and described in the columns labeled “PREV ADJUSTED” and “CURRENT ADJUSTED”, as of the date hereof; (ii) the total payments previously made (net of Retainage Amounts and Disputed Amounts withheld in accordance with the Disbursement Agreement) with respect to the Project under such Line Item; and (iii) the Borrower’s reasonable belief as to the remaining amounts required to be paid (including any applicable

EXHIBIT J-1-1

Retainage Amounts and Disputed Amounts) to achieve the Final Completion Date promptly after the Scheduled Completion Date. The information set forth in Schedule 2 is true, correct and complete in all material respects.

(c) Schedule 3 sets forth a lien release summary chart of releases and waivers in the form specified by Exhibits C and L of the Disbursement Agreement, as applicable (copies of which are attached hereto as Attachment 1), from each Contractor to be paid from funds requested under this Disbursement Request for payment of Hard Costs acknowledging that such Contractor has been paid in full any and all amounts due for work or services performed and materials furnished to date in connection with the construction of the Project, except for lien releases or waivers relating to Permitted Liens, Permitted Amounts and Deferred Subcontractor Waivers.

(d) Schedule 4 sets forth a written inventory of Unincorporated Materials as of the date hereof, including the costs thereof. The following conditions have been satisfied with respect to such Unincorporated Materials: (i) except with respect to Unincorporated Materials related to the Wheel Component, all Unincorporated Materials for which full payment has previously been made with the proceeds of the Term B Loans or is being made with the proceeds of the Disbursement to be disbursed pursuant to this Disbursement Request, or will be upon full payment, owned by a Loan Party, as evidenced by paid invoices, bills of sale, certificates of title or other evidence provided to the Disbursement Agent, attached in Exhibit 1 to Schedule 4; (ii) the Unincorporated Materials are consistent with the Plans and Specifications, to the extent applicable; (iii) all Unincorporated Materials are properly inventoried, securely stored, protected against theft and damage at the Project site or if not located at the Project site, Borrower has (X) instructed the applicable contracting party to so secure and protect such Unincorporated Materials, and (Y) identified such other location(s) by complete address (or if complete addresses of a current storage location cannot be provided, listed the name and complete address of the applicable contracting party supplying or manufacturing such Unincorporated Materials); and (iv) all Unincorporated Materials are adequately insured against casualty, loss and theft for an amount equal to their replacement costs to the extent required under the Loan Documents.

(e) All Cash Contributions required to have been made in connection with the Project as of the date hereof pursuant to the terms of the Credit Agreement have been or shall substantially concurrent with the making of the requested Disbursement hereunder be deposited in the Company Account.

(f) After giving effect to the requested Disbursement, the In-Balance Test will be satisfied.

(g) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects only as of such earlier date.

(h) As of the date hereof, no Default or Event of Default exists (other than Defaults that will be cured by the payment of money being requested hereunder).

(i) As of the date hereof, (A) the amounts previously drawn by Borrower from the applicable Construction Disbursement Account, the applicable Draw Account, or the Company Account, as applicable, to pay Permitted Fund Uses have, in fact, been used to pay Permitted Fund Uses in accordance with the Project Budget and the applicable Disbursement Request (in

EXHIBIT J-1-2

the case of monies drawn from the Construction Disbursement Account), and (B) after giving effect to the Disbursement requested under this Disbursement Request, the balance in the applicable Construction Disbursement Account will not exceed the amount required to pay Project Costs for the Project now due and payable and the balance in the Draw Accounts will not exceed the aggregate maximum dollar threshold permitted from time to time under Section 2.2.5 of the Disbursement Agreement.1

The Agent and the Disbursement Agent are entitled to rely on the foregoing certifications in authorizing and making the Disbursements requested by this Disbursement Request.

Attached to this Disbursement Request as Exhibits 1 and 2, are certificates from the Construction Manager and the Architect, as applicable.

[SIGNATURE PAGE FOLLOWS]

[1]	This certification to be included in all but the first Disbursement Request.

EXHIBIT J-1-3

IN WITNESS WHEREOF, the undersigned has executed this Disbursement Request as of this [    ] day of [                    ], 201[  ].

[Borrower]

By:
Name:
Title:

ACKNOWLEDGED receipt hereof.

[Disbursement Agent], as Disbursement Agent

By:
Name:
Title:

EXHIBIT J-1-4

Schedule 1

to Disbursement Request

PAYEE LISTING AND LIEN WAIVER CHECKLIST

BORROWER:	[Borrower]	Date:

PROJECT:	[Borrower]	DRAW NO.:

LINE ITEM	INVOICE DATE	PAYEE NAME	NET AMOUNT TO BE PAID	LIEN WAIVER
				REQ’D	REC’D

Total Net Amount

EXHIBIT J-1-5

SCHEDULE 2

to Disbursement Request

PROJECT SUMMARY

BORROWER: [Borrower]	DRAW #
PROJECT: [Borrower]
LOCATION: [ ]	DATE:

ITEM #	DESCRIPTION	PROJECT BUDGET				DRAW REQUESTS (NET OF RETAINAGE & DISPUTED AMOUNTS)			BALANCE TO FUND	% BAL TO FUND
		ORIGINAL	PREV. ADJUSTED	CURRENT ADJUSTED	REVISED	PREVIOUS	CURRENT	TOTAL	(Incl. Retainage & Disputed Amounts)
LAND
HARD COSTS
[CONFORM TO BUDGET]

TOTAL HARD COSTS
SOFT COSTS
[CONFORM TO BUDGET]

TOTAL SOFT COSTS
PROJECT CONTINGENCY
WORKING CAPITAL CONTINGENCY
TOTAL PROJECT COSTS:
LESS LAND EQUITY:
LESS CONSTRUCTION EQUITY:
LOAN AMOUNT:

EXHIBIT J-1-6

SCHEDULE 3

to Disbursement Request

LIEN RELEASE SUMMARY – MASTER LIST1

Waivers received for work billed through [                 ], 201[    ]

Submitted pursuant to § 4.1.2(a) of the Disbursement Agreement

Contractor	Payment Application Reference			Waiver Amount			Notes
	Date	Company Advance Request #	Contractor #	Conditional (Current Period)	Unconditional	Total Waivers (Cumulative)

[1]	Summary chart and attached lien releases should address all Project Costs incurred through the date of the Master List.

EXHIBIT J-1-7

Schedule 4

to Disbursement Request

INVENTORY OF UNINCORPORATED MATERIALS

Submitted pursuant to § 4.1.2(e) of the Disbursement Agreement

Item Description	Item Cost

Complete Addresses of Storage
Location For Offsite Unincorporated
Materials (or, if not

available, name and complete
address of the applicable contracting
party supplying or manufacturing
such Unincorporated Materials)

EXHIBIT J-1-7

Exhibit 1 to Schedule 4 to Disbursement Request

COPIES OF PAID INVOICES, BILLS OF SALES, CERTIFICATES OF TITLE OR OTHER EVIDENCE

[Attached hereto]

EXHIBIT J-1-8

ATTACHMENT 1

to Disbursement Request

LIEN WAIVERS AND RELEASES

[See Attached]

EXHIBIT J-1-9

EXHIBIT 1

Certificate of Construction Manager

[            ], 201[  ]

[Address]

With a copy to:

[Address]

Re:	[Project Linq / Project Octavius] Disbursement Request No. [ ] under Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”)
Disbursement Request of $[ ]
Requested Disbursement Date: [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Construction Manager] (the “Construction Manager”) hereby certifies as follows:

(a) The Construction Manager has reviewed the above referenced Disbursement Request and Disbursement Agreement, to the extent necessary to understand the defined terms contained herein and in the Disbursement Request that are incorporated by reference from the Disbursement Agreement and to provide the certification contained herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

(b) [Choose One] [The Construction Manager hereby confirms, to the best of its knowledge as of the date hereof, that it believes that, with respect to that portion of the Project for which the Construction Manager is the Contractor, the Opening Date is likely to occur on or prior to the Scheduled Opening Date and the Substantial Completion Date is likely to occur on or before the Scheduled Completion Date, as modified pursuant to Section 6.8 of the Disbursement Agreement (in each case to the extent such milestone date has not already occurred).] or [The Construction Manager hereby confirms, to the best of its knowledge as of the date hereof, that in its reasonable estimate, the Opening Date will occur no more than              weeks after the Scheduled Opening Date and the Substantial Completion Date will occur no more than              weeks after the Scheduled Completion Date, as modified pursuant to Section 6.8 of the Disbursement Agreement (in each case to the extent such milestone date has not already occurred).]

(c) The Construction Manager hereby certifies that, to its knowledge, solely with respect to that portion of the Project for which the Construction Manager is the Contractor, the Project may be constructed in accordance within the Project Budget.

The Disbursement Agent and the Agent are entitled to rely on the foregoing certifications in authorizing and making the disbursement requested in the Disbursement Request.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT J-1-10

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Construction Manager as of this [    ] day of [            ], 201[  ].

[ ]

By:
Name:
Title:

EXHIBIT J-1-11

EXHIBIT 2

Certificate of Architect

[            ], 201[  ]

[Address]

With a copy to:

[Address]

Re:	[Project Linq / Project Octavius] Disbursement Request No. [ ] under Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”)
Disbursement Request of $[ ]
Requested Disbursement Date: [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Architect] is providing this Certificate as the “Architect” (as defined in the Disbursement Agreement), and hereby certifies as follows:

(a) The Architect has reviewed the above referenced Disbursement Request and Disbursement Agreement, to the extent necessary to understand the defined terms contained herein and in the Disbursement Request that are incorporated by reference from the Disbursement Agreement and to provide the certification contained herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

(b) The Architect hereby certifies and confirms with respect to that portion of the Project constructed pursuant to the Plans and Specifications [prepared][managed] by the Architect that the construction performed to date is substantially in conformance with the Plans and Specifications.

The Disbursement Agent and the Agent are entitled to rely on the foregoing certifications in authorizing and making the disbursement requested in the Disbursement Request.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT J-1-12

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Architect as of this [    ] day of [            ], 201[  ].

[ ]

By:
Name:
Title:

EXHIBIT J-1-13

EXHIBIT J-2

to Master Disbursement Agreement

Construction Consultant’s Disbursement Form

[            ], 201[  ]

[Address]

Re:	[Project Linq / Project Octavius] Disbursement Request No. [ ] (the “Borrower’s Disbursement Request”), under Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”)
Disbursement Request of $[ ]
Requested Disbursement Date: [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Construction Consultant] (the “Construction Consultant”) hereby confirms as follows:

(a) The Construction Consultant has reviewed the Borrower’s Disbursement Request, which is attached hereto as Exhibit 1.

(b) The Construction Consultant hereby acknowledges receipt of the lien releases and waivers from Borrower and each Contractor as required by clause (c) of the Borrower’s Disbursement Request and Section 4.1.2(a) of the Disbursement Agreement and confirms that the amounts requested to be paid to each such person appear to be appropriately and accurately reflected in the Borrower’s Disbursement Request and such lien releases.

(c) The Construction Consultant concurs with the certifications contained in Paragraphs (a)-(c) of the Borrower’s Disbursement Request in all material respects, based on the information provided and the terms of our assignment; provided that where any certification of the Borrower is limited to the Borrower’s knowledge, for the purpose of this certificate such concurrence shall instead be made to the Construction Consultant’s knowledge.

(d) [Choose One] [The Construction Consultant confirms that it believes that the Opening Date will occur on or prior to the Scheduled Opening Date and the Substantial Completion Date will occur on or prior to the Scheduled Completion Date, as modified pursuant to Section 6.8 of the Disbursement Agreement.] or [The Construction Consultant hereby confirms that in its reasonable estimate, the Opening Date will occur no more than              weeks after the Scheduled Opening Date and the Substantial Completion Date will occur no more than              weeks after the Scheduled Completion Date.]

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

EXHIBIT J-2-1

The Disbursement Agent and the Agent only are entitled to rely on the foregoing statements in authorizing and making the disbursement requested in the Borrower’s Disbursement Request and no third party is entitled to rely on this disbursement form.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT J-2-2

IN WITNESS WHEREOF, the undersigned has executed this Construction Consultant’s Disbursement Form as of this [        ] day of [                    ], 201[  ].

[CONSTRUCTION CONSULTANT]

By:
Name:
Title:

EXHIBIT J-2-3

Exhibit 1

Borrower’s Disbursement Request

[See Attached]

EXHIBIT J-2-4

EXHIBIT K

to Master Disbursement Agreement

Form of Borrower’s Substantial Completion Certificate

[            ], 201[  ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Substantial Completion Certificate dated as of [ ], 201[ ]
Project:

Ladies and Gentlemen:

This certificate is delivered to you pursuant to the Disbursement Agreement, to which the Disbursement Agent is a party. Capitalized terms used in this certificate that are otherwise not defined shall have the meanings assigned to them in the Disbursement Agreement. The Borrower hereby represents, warrants and certifies as follows with respect to [Project Linq / Project Octavius]:

(a) The Opening Date has occurred.

(b) All material Applicable Permits with respect to the operation of the Project in all material respects have been issued and are in full force and effect.

(c) The Permitted Amounts currently unpaid are as follows: (i) $[            ] for the Punchlist Completion Amount; (ii) $[            ] for aggregate Disputed Amounts with respect to the Construction Contracts; (iii) $[            ] for Retainage Amounts; and (iv) $[            ] for De Minimus Invoice Amounts.

(d) All amounts required to be paid to the Contractors in connection with completing the Project have been paid, other than Permitted Amounts with respect to which the Reserved Amount has been reserved in the aggregate in the Accounts, and other than with respect to Deferred Subcontractor Waivers.

(e) The Borrower (or Construction Manager) has received lien releases and waivers from each Contractor in the forms of Exhibits N-1 and N-2, as applicable, of the Disbursement Agreement covering all work on the Project through the Disbursement Request Date immediately prior to the Opening Date, other than with respect to Permitted Amounts and Deferred Subcontractor Waivers.

The Disbursement Agent, the Agent and the Construction Consultant are entitled to rely on the foregoing certifications in authorizing and making the disbursement requested below.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT K-1

IN WITNESS WHEREOF, the undersigned has executed this Borrower’s Substantial Completion Certificate as of this [            ] day of [            ], 201[  ].

[BORROWER]

By:
Name:
Title:

EXHIBIT K-2

EXHIBIT L-1

to Master Disbursement Agreement

Form of Conditional Waiver and Release Upon Progress Payment

CONDITIONAL WAIVER AND RELEASE

UPON PROGRESS PAYMENT

Property Name:

Property Location:

Undersigned’s Customer:

Invoice/Payment Application Number:

Payment Amount:

Upon receipt by the undersigned of a check in the above-referenced Payment Amount payable to the undersigned, and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release and the undersigned shall be deemed to waive any notice of lien, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to payment rights that the undersigned has on the above-described Property to the following extent:

This release covers a progress payment for the work, materials or equipment furnished by the undersigned to the Property or to the Undersigned’s Customer which are the subject of the Invoice or Payment Application, but only to the extent of the Payment Amount or such portion of the Payment Amount as the undersigned is actually paid, and does not cover any retention withheld, any items, modifications or changes pending approval, disputed items and claims, or items furnished that are not paid. Before any recipient of this document relies on it, the recipient should verify evidence of payment to the undersigned. The undersigned warrants that it, he or she either has already paid or will use the money received from this progress payment promptly to pay in full all laborers, subcontractors, materialmen and suppliers for all work, materials or equipment that are the subject of this waiver and release.

Dated:

(Company Name)

By:
Its:

EXHIBIT L-1-1

EXHIBIT L-2

to Master Disbursement Agreement

Form of Unconditional Waiver and Release Upon Progress Payment

UNCONDITIONAL WAIVER AND RELEASE

UPON PROGRESS PAYMENT

Property Name:

Property Location:

Undersigned’s Customer:

Invoice/Payment Application Number:

Payment Amount:

The undersigned has been paid and has received a progress payment in the above-referenced Payment Amount for all work, materials and equipment the undersigned furnished to the Customer for the above-described Property and does hereby waive and release any notice of lien, any private bond right, any claim for payment and any rights under any similar ordinance, rule or statute related to payment rights that the undersigned has on the above-described Property to the following extent:                                                                  .

This release covers a progress payment for the work, materials and equipment furnished by the undersigned to the Property or to the Undersigned’s Customer which are the subject of the Invoice or Payment Application, but only to the extent of the Payment Amount or such portion of the Payment Amount as the undersigned is actually paid, and does not cover any retention withheld, any items, modifications or changes pending approval, disputed items and claims, or items furnished that are not paid. The undersigned warrants that he or she either has already paid or will use the money received from this progress payment promptly to pay in full all laborers, subcontractors, materialmen and suppliers for all work, materials or equipment that are the subject of this waiver and release.

Dated:

(Company Name)

By:
Its:

Notice: This document waives rights unconditionally and states that you have been paid for giving up those rights. This document is enforceable against you if you sign it to the extent of the Payment Amount or the amount received. If you have not been paid, use a conditional release form.

EXHIBIT L-2-1

EXHIBIT M-1

to Master Disbursement Agreement

Construction Consultant’s Substantial Completion Confirmation Form

[            ], 201[  ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Substantial Completion Certificate dated as of [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Construction Consultant] (the “Construction Consultant”) hereby confirms as follows:

(a) The Construction Consultant has reviewed the above referenced Borrower’s Substantial Completion Certificate.

(b) The Construction Consultant hereby concurs, to the best of Construction Consultant’s knowledge, with the certifications contained in Paragraphs (a) through (e) of the above-referenced Borrower’s Substantial Completion Certificate in all material respects, based on the information provided and the terms of our assignment.

(c) The Construction Consultant last observed the Project on [            ].

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Disbursement Agreement.

The Disbursement Agent and the Agent only are entitled to rely on the foregoing statements and no third party is entitled to rely on this confirmation form.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT M-1-1

IN WITNESS WHEREOF, the undersigned has executed this Construction Consultant’s Substantial Completion Form as of this [        ] day of [            ], 201[  ].

[CONSTRUCTION CONSULTANT]

By:
Name:
Title:

EXHIBIT M-1-2

EXHIBIT M-2

to Master Disbursement Agreement

Architect’s Substantial Completion Certificate Form

[            ], 201[  ]

[Address]

With a copy to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Borrower’s Substantial Completion Certificate dated as of [ ], 201[ ]
Project:

Ladies and Gentlemen:

[Architect] is providing this Certificate as the “Architect” (as defined in the Disbursement Agreement), and hereby certifies as follows:

(a) The Architect has reviewed the above referenced Substantial Completion Certificate and Disbursement Agreement, to the extent necessary to understand the defined terms contained herein and in the Substantial Completion Certificate that are incorporated by reference from the Disbursement Agreement and to provide the certification contained herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

(b) The Architect hereby certifies and confirms with respect to that portion of the Project constructed pursuant to the Plans and Specifications [prepared][managed] by the Architect that the construction performed to date is substantially complete in conformance with the Plans and Specifications.

The Disbursement Agent and the Agent are entitled to rely on the foregoing certifications in authorizing and making the disbursement requested in the Disbursement Request.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT M-2-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Architect as of this [        ] day of [            ], 201[  ].

[ ]

By:
Name:
Title:

EXHIBIT M-2-2

EXHIBIT N

to Master Disbursement Agreement

Form of Project Budget Amendment Certificate

[            ], 201[  ]

[Address]

Copies to:

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Project Budget Amendment No. [ ]
Project:

Ladies and Gentlemen:

The Borrower requests that the Project Budget for [Project Linq / Project Octavius] be amended as set forth on Schedule 1 to this certificate. This certificate is delivered pursuant to Section 6.1.3 of the Disbursement Agreement, to which the Disbursement Agent is a party. In connection with the requested Project Budget amendment, the Borrower represents, warrants and certifies as follows with respect to [Project Linq / Project Octavius]:

(a) Funding to pay the costs represented by any Line Item increase is available from the sources set forth in Section 6.1.1 of the Disbursement Agreement, as set forth on Schedule 1 hereto.

(b) The Project Budget in effect immediately prior to the proposed amendment is attached to this Project Budget Amendment Certificate as Schedule 2, and the Project Budget which will be in effect upon effectiveness of the proposed amendment is attached to this Project Budget Amendment Certificate as Schedule 3.

(c) Immediately following any such amendment: (i) the Project Budget will permit the Opening Date to occur on or prior to the Scheduled Opening Date and the Substantial Completion Date to occur on or before the Scheduled Completion Date, as modified pursuant to Section 6.8 of the Disbursement Agreement (in each case to the extent such milestone date has not already occurred); and (ii) the Project Budget will reasonably establish the Line Item components of the work required to be undertaken in order to achieve the Final Completion Date, and will reasonably establish the cost of completing each Line Item component of such work.

(d) After giving effect to the proposed amendment, the Project Budget accurately sets forth in all material respects the anticipated Project Costs through the Scheduled Completion Date, allocated among the various Line Item components thereof identified on the Project Budget.

(e) Schedule 1 attached hereto is true and correct in all material respects.

EXHIBIT N-1

The Disbursement Agent, the Construction Consultant and the Agent are entitled to rely on the foregoing certifications.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

Attached to this Project Budget Amendment Certificate as Exhibits 1 and 2 are certificates from the Construction Manager (if the Construction Budget Amendment affects the budgeted amounts for Project Costs associated with any work for which the Construction Manager is the Contractor) and the Construction Consultant.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT N-2

IN WITNESS WHEREOF, the undersigned has executed this Project Budget Amendment Certificate as of this [            ] day of [                    ], 201[  ].

[Borrower]

By:
Name:
Title:

EXHIBIT N-3

SCHEDULE 1

Amendment No. [        ] to Project Budget.

I.	Increases to Line Items: [REPEAT AS NECESSARY]

	A.	The following Line Item is increased:

Old Amount of Line Item:

Amount of Increase:

New Total For Line Item:

Source of Funds For Increase:

Source	Amount

Realized Savings	$

Reduction in “Project Contingency” Line Item	$

Additional Cash Contributions (or written commitment from CEC to make additional Cash Contributions in addition to the amount originally committed) or other funds deposited in the Company Account that were not previously included in the Project Budget	$

Other sources of funds that are permitted to be included in the definition of Project Funds but which were not previously included in the Project Budget	$

In the case of the amendments to the Project Budget for a Project or a component of a Project, funds projected to be available from the net cash flow from operations of the other Project or the components of the other Project	$

Available funds as a result of the amendments to the Project Budget for the other Project made in accordance with Section 6.1 of the Disbursement Agreement or as a result of a transfer or reallocation of funds pursuant to Section 4.5 of the Disbursement Agreement after the occurrence of the Final Completion Date of a Project	$

Total	$

II.		Decreases to Line Items: [REPEAT AS NECESSARY]

	A.	The following Line Item is decreased:

Old Amount of Line Item:

Amount of Decrease:

New Amount of Line Item:

EXHIBIT N-4

Amount of Realized Savings:	$
Reduction in “Project Contingency” Line Item	$
[Must equal amount in last line of Section I above.]

III.	New Project Budget Totals:

	The total Project Budget for the Project is now:	$

	The amount disbursed to date for the Project is now:	$

	Remaining amounts to be spent:	$

EXHIBIT N-5

SCHEDULE 2

Existing Project Budget

[BORROWER TO PROVIDE]

EXHIBIT N-6

SCHEDULE 3

New Project Budget

[BORROWER TO PROVIDE]

EXHIBIT N-7

EXHIBIT 1

Certificate of Construction Manager

[            ], 201[  ]

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Project Budget Amendment Certificate dated as of [ ], 201[ ]

Project:

Ladies and Gentlemen:

[Construction Manager] (the “Construction Manager”) hereby certifies as follows:

(a) The Construction Manager has reviewed the above referenced Project Budget Amendment Certificate and Disbursement Agreement, to the extent necessary to understand the defined terms contained herein and in the Project Budget Amendment Certificate that are incorporated by reference from the Disbursement Agreement and to provide the certification contained herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

(b) The Construction Manager hereby concurs in all material respects with the certifications in Paragraph (d) of the above-referenced Project Budget Amendment Certificate as they apply to that portion of the Project for which the Construction Manager is the Contractor; provided that where any certification of the Borrower is limited to the Borrower’s knowledge for the purpose of this certificate such concurrence shall instead be made to Construction Manager’s knowledge.

(c) The Construction Manager concurs that, with respect to that portion for which the Construction Manager is the Contractor, it reasonably believes that the Opening Date is likely to occur on or prior to the Scheduled Opening Date and the Substantial Completion Date is likely to occur on or prior to the Scheduled Completion Date, as modified pursuant to Section 6.8 of the Disbursement Agreement (in each case to the extent such milestone date has not already occurred).

(d) The Construction Manager has no reason to believe that the proposed amendment is not consistent with the current Plans and Specifications.

The Disbursement Agent, the Agent and the Construction Consultant are entitled to rely on the foregoing certifications in authorizing and making the amendment to the Project Budget.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT N-8

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Construction Manager as of this [            ] day of [            ], 201[_].

[ ]

By:
Name:
Title:

EXHIBIT N-9

EXHIBIT 2

Construction Consultant Project Budget Amendment Form

[            ], 201[  ]

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”) [Project Linq / Project Octavius] Project Budget Amendment Certificate dated [ ], 201[ ]

Project:

Ladies and Gentlemen:

[Construction Consultant] (the “Construction Consultant”) hereby confirms as follows:

(a) The Construction Consultant has reviewed the above referenced Project Budget Amendment Certificate.

(b) The Construction Consultant concurs, to the best of its knowledge after due inquiry, with the certifications in Paragraphs (b) through (d) of the above-referenced Project Budget Amendment Certificate in all material respects, based on the information provided and the terms of our assignment; provided that where any certification of the Borrower is limited to the Borrower’s knowledge for the purpose of this certificate such concurrence shall instead be made to the Construction Consultant’s knowledge.

(c) The Construction Consultant last observed the Project on [            ].

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Disbursement Agreement.

The Disbursement Agent and the Agent only are entitled to rely on the foregoing statements in authorizing and making the amendment to the Project Budget and no third party is entitled to rely on this budget amendment form.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT N-10

IN WITNESS WHEREOF, the undersigned has executed this Construction Consultant’s Project Budget Amendment Form as of this [            ] day of [            ], 201[  ].

[CONSTRUCTION CONSULTANT]

By:
Name:
Title:

EXHIBIT N-11

EXHIBIT O

to Master Disbursement Agreement

Form of Borrower’s Opening Date Certificate

[            ], 201[  ]

[Address]

Re:	Master Disbursement Agreement dated as of [ ], 2011 (the “Disbursement Agreement”) of [Borrower], a (the “Borrower”).

Project:

Ladies and Gentlemen:

This Opening Date Certificate is delivered to you pursuant to Section 6.5 of the Disbursement Agreement. Capitalized terms used herein shall have the meanings assigned to such terms in the Disbursement Agreement. The Borrower hereby represents, warrants and certifies that the Opening Date has occurred with respect to [Project Linq / Project Octavius] as follows:

(a) All material Applicable Permits with respect to the operation of the Project in all material respects have been issued and are in full force and effect.

(b) The Borrower (or Construction Manager) has received Lien releases and waivers from each Contractor substantially in the forms of Exhibits C-1 and C-2 to the Disbursement Agreement, as applicable, covering all work on the Project through the Disbursement Request Date immediately prior to the Opening Date, other than Liens related to Permitted Amounts and Deferred Subcontractor Waivers.

(c) The Project is open to the public and operating in accordance with applicable law in all material respects with at least the Minimum Opening Day Facilities.

(d) The term of the Lease Agreement applicable to the Project has commenced, all rent due and payable under such Lease Agreement prior to the Opening Date has been paid in full and no event of default under such Lease Agreement has occurred and is continuing.

(e) Attached hereto as Exhibit 1 is the signed Construction Consultant’s Certificate.

The Disbursement Agent, the Agent and the Construction Consultant are entitled to rely on the foregoing certifications.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT O-1

IN WITNESS WHEREOF, the undersigned has executed this Borrower’s Opening Certificate as of this [            ] day of [            ], 201[  ].

[Borrower]

By:
Name:
Title:

EXHIBIT O-2

EXHIBIT 1

to Borrower’s Opening Certificate

[See Exhibit H to Disbursement Agreement]

EXHIBIT O-3

EXHIBIT P

to Master Disbursement Agreement

Schedule of Project Cash Flows

[Redacted]

EXHIBIT P-1

EXHIBIT G-1

EXHIBIT G-1

FORM OF SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _______, 201_ by and between __________ (“Subtenant”), [Octavius Borrower] [Linq Borrower] (“Landlord”) and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) pursuant to that certain Credit Agreement dated as of _______ ____, 201__ (the “Credit Agreement”) among [Linq Borrower], [Octavius Borrower], certain other parties thereto and the Collateral Agent.

R E C I T A L S :

A. Subtenant is the tenant under a certain sublease dated __________ ___, 201_ between [Desert Palace Inc.][Harrah’s Imperial Palace Corp.], as sublandlord (“Sublandlord”), and Subtenant, as subtenant (as amended through the date hereof, the “Sublease”), pursuant to which Subtenant subleased the subleased property (the “Subleased Premises”), as more particularly described in Schedule A.

B. Sublandlord is the tenant under a certain lease dated __________ ___, 201_ between Landlord, as landlord, and Sublandlord, as tenant (as amended through the date hereof, the “Lease”) with respect to the property known as [            ], located at [            ], as more particularly described in Schedule B attached hereto (the “Property”), which Property contains the Subleased Premises.

C. Landlord has or will grant a mortgage lien on and security interest in the Property to Collateral Agent (for its benefit and for the benefit of the secured parties in connection with the Credit Agreement) pursuant to one or more mortgages, deeds of trust, deeds to secure debt or similar security instruments (collectively, the “Security Instruments”).

D. Subtenant has agreed to subordinate the Sublease to the Security Instruments and to the lien thereof and Collateral Agent has agreed not to disturb Subtenant’s possessory rights in the Subleased Premises under the Sublease on the terms and conditions hereinafter set forth.

A G R E E M E N T :

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. Subordination. Notwithstanding anything to the contrary set forth in the Sublease, the Sublease and the sub-leasehold estate created thereby and all of Subtenant’s rights thereunder are and shall at all times be subject and subordinate in all respects to the Security Instruments and the lien thereof, and to all rights of Collateral Agent thereunder, and to any and all advances to be made thereunder, and to all renewals, modifications, consolidations, replacements and extensions thereof.

2. Nondisturbance. So long as Subtenant or any subtenants of Subtenant permitted under the terms of the Sublease is in actual possession of the Subleased Premises and complies with the provisions of this Agreement, pays all rents and other charges as specified in the Sublease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and covenants pursuant to the Sublease, Collateral Agent and Landlord each agree for itself and its successors in interest and for any other person acquiring title to the Property through a Termination Event (each an “Acquiring Party”), that Subtenant’s possession, including possession by any permitted subtenants of Subtenant, of the Subleased Premises as described in the Sublease will not be disturbed during the term of the Sublease by reason of a Termination Event, and such Acquiring Party and Subtenant shall execute a new lease (a “New Lease”) upon the same terms and conditions as then contained in the Sublease, expiring on the same date as the Sublease (and including the same extension options). Collateral Agent shall give Subtenant prompt written notice of the occurrence of any Termination Event of which it has knowledge, which notice shall contain a request for a draft New Lease. “Termination Event” means:

(i)	Any termination, surrender, abandonment or acceptance of surrender of the Lease or Sublease for any reason, including by foreclosure, trustee’s sale or by the termination or rejection of the Lease or Sublease by any trustee in bankruptcy under the provisions of United States Bankruptcy Code; or

(ii)	The sale, assignment or transfer of Landlord’s interest under the Lease or Sublandlord’s interest under the Sublease pursuant to the exercise of any remedy of Collateral Agent under the Security Instruments, by foreclosure, trustee’s sale, deed or assignment in lieu of foreclosure, or otherwise; or

(iii)	Any other transfer of Landlord or Sublandlord’s interest in the Property under peril of foreclosure; or

(iv)	A termination of the Lease pursuant to Section 12.3 of the Lease.

Provided that Subtenant has received notice from Collateral Agent of a Termination Event, Subtenant shall deliver to Acquiring Party a draft New Lease for the Premises, as described above, within thirty days after receipt of such notice. Each party shall use commercially reasonable efforts to negotiate and execute a New Lease within 30 days of receipt of Subtenant’s delivery of a draft New Lease. From the date of any Termination Event, during the periods noted in this paragraph, and if a New Lease cannot be agreed to using commercially reasonable efforts then until the termination of the Sublease, the Sublease shall be and remain in effect, and Subtenant hereby agrees to keep, observe and perform all of the agreements, conditions, covenants and terms of the Sublease on the part of Subtenant to be kept, observed and performed, and Acquiring Party hereby agrees to keep, observe and perform all of the agreements, conditions, covenants and terms of the Sublease on the part of Sublandlord to be kept, observed and performed. The provision in the preceding sentence shall be self-operative and shall not require the execution of any further instrument or agreement by Acquiring Party or Subtenant as a condition to its effectiveness.

3. Attornment. Subtenant agrees to attorn to, accept and recognize any Acquiring Party as the Landlord under the New Lease or as Sublandlord under the Sublease, as described in Section 2, pursuant to the provisions expressly set forth therein.

4. No Liability. Notwithstanding anything to the contrary contained herein or in the Sublease, it is specifically understood and agreed that neither the Collateral Agent, any receiver nor any Acquiring Party shall be:

(a) liable for any act, omission, negligence or default of any prior sublandlord (including Sublandlord); or

(b) liable for any failure of any prior sublandlord (including Sublandlord) to construct any improvements or bound by any covenant to construct any improvement at the commencement of the term of the Sublease; or

(c) subject to any offsets, credits, claims or defenses which Subtenant might have against any prior sublandlord (including Sublandlord); or

(d) bound by any (i) rent or additional rent which is payable on a monthly basis and which Subtenant has or might have paid for more than one (1) month in advance to any prior sublandlord (including Sublandlord) or (ii) security deposit or other prepaid charge which Subtenant has or might have paid in advance to any prior sublandlord (including Sublandlord), except, in each case, to the extent delivered to the Collateral Agent, receiver or the Acquiring Party, as the case may be; or

(e) liable to Subtenant hereunder or under the terms of the Sublease beyond the Collateral Agent’s, receiver’s or the Acquiring Party’s interest in the Subleased Premises; or

(f) bound by any assignment, subletting, renewal, extension or any other agreement or modification of the Sublease made without the written consent of Collateral Agent except to the extent such things are expressly permitted under the terms of the Sublease; or

(g) bound by any consensual or negotiated surrender, cancellation or termination of the Sublease, in whole or in part, agreed upon between Sublandlord and Subtenant unless effected unilaterally by Subtenant pursuant to the express terms of the Sublease or made with the prior written consent of Collateral Agent; or

(h) liable to any broker or other third party for future commission or other fees and expenses.

Notwithstanding the foregoing, Subtenant reserves its right to any and all claims or causes of action against such prior sublandlord for prior losses or damages.

5. Certain Acknowledgments by Subtenant. This Agreement satisfies any and all conditions or requirements in the Sublease relating to the granting of a non-disturbance agreement.

6. Collateral Agent To Receive Default Notices. Without limiting the general nature of paragraph 5, Subtenant shall notify Collateral Agent of any default by Sublandlord under the Sublease which would entitle Subtenant to cancel the Sublease, and agrees that, notwithstanding any provisions of the Sublease to the contrary, no notice of cancellation thereof shall be effective unless Collateral Agent shall have received notice of default giving rise to such cancellation and shall have failed within thirty (30) days after receipt of such notice to cure such default or, if such default cannot be cured within thirty (30) days, shall have failed within thirty (30) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

7. Estoppel. Subtenant hereby certifies and represents to Collateral Agent that as of the date of this Agreement:

(a) the Sublease is in full force and effect;

(b) except as noted on Schedule C, all requirements for the commencement and validity of the Sublease have been satisfied and there are no unfulfilled conditions to Subtenant’s obligations under the Sublease;

(c) to the best of Subtenant’s knowledge, Subtenant is not in default under the Sublease and has not received any uncured notice of any default by Subtenant under the Sublease; to the best of Subtenant’s knowledge, Sublandlord is not in default under the Sublease; to the best of Subtenant’s knowledge, no act, event or condition has occurred which with notice or the lapse of time, or both, would constitute a default by Subtenant or Sublandlord under the Sublease; and to the best of Subtenant’s knowledge, no claim by Subtenant of any nature exists against Sublandlord under the Sublease and all obligations of Sublandlord to date have been fully performed;

(d) there are no defenses, counterclaims or setoffs against rents or charges due or which may become due under the Sublease;

(e) none of the rent which Subtenant is required to pay under the Sublease has been prepaid, or will in the future be prepaid, more than one (1) month in advance;

(f) Subtenant has no right or option contained in the Sublease or in any other document to purchase all or any portion of the Subleased Premises;

(g) the Sublease has not been modified or amended and constitutes the entire agreement between Sublandlord and Subtenant relating to the Subleased Premises;

(h) Subtenant has not assigned, mortgaged, sublet, conveyed or otherwise transferred any or all of its interest under the Sublease; and

(i) Subtenant has full authority to enter into this Agreement, which has been duly authorized by all necessary action.

8. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) three (3) Business Days (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) five (5) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 8, the term “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York or Las Vegas, Nevada. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9. Successors. The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties; provided, however, that in the event of the assignment or transfer of the interest of Collateral Agent, all obligations and liabilities of Collateral Agent under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Collateral Agent’s interest is assigned or transferred. In addition, Subtenant acknowledges that all references herein to Sublandlord and Landlord shall mean the owner of the landlord and sublandlord’s interest in the Lease and Sublease, respectively, even if said owner shall be different from the Landlord or Sublandlord, as applicable, named in the Recitals.

10. Duplicate Original; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

11. Limitation of Collateral Agent’s Liability.

(a) Collateral Agent, in its capacity as such, shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Sublease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, Sublandlord’s title, Sublandlord’s authority, habitability, fitness for purpose or possession.

(b) In the event that Collateral Agent shall acquire title to the Subleased Premises or the Property, Collateral Agent shall have no obligation, nor incur any liability, beyond Collateral Agent’s then interest, if any, in the Subleased Premises or the Property, and Subtenant shall look exclusively to such interest of Collateral Agent, if any, in the Subleased Premises or the Property for the payment and discharge of any obligations imposed upon Collateral Agent hereunder or under the Sublease, and Collateral Agent is hereby released and relieved of any other obligations hereunder and under the Sublease.

12. Modification in Writing. This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

13. Lien of Security Instruments. Nothing contained in this Agreement shall in any way impair or affect the lien created by the Security Instruments or the provisions thereof.

14. Compliance with Sublease. Subtenant agrees that in the event there is any inconsistency between the terms and provisions hereof and the terms and provisions of the Sublease, the terms and provisions hereof shall be controlling.

15. Governing Law; Severability. This Agreement shall be governed by the laws of the State of New York. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Further Actions. Subtenant agrees to execute and deliver, at any time and from time to time upon the reasonable request of Collateral Agent or any Acquiring Party, such documents and instruments as may be reasonably necessary or appropriate to fully implement or to further evidence the understandings and agreements contained in this Agreement.

IN WITNESS WHEREOF, Collateral Agent has duly executed this Agreement as of the date first above written.

JPMorgan Chase Bank, N.A., as Collateral Agent

By:
Name: Title:

By:
Name: Title:

State of __________ County of __________

This instrument was acknowledged before me on _______________________ by ________________ as _____________________ of ________________________________.

(Signature of notarial officer)

(seal, if any)

IN WITNESS WHEREOF, Subtenant has duly executed this Agreement as of the date first above written.

[ ], a [ ] [ ] as Subtenant

By:
Name: Title:

State of __________ County of __________

This instrument was acknowledged before me on _______________________ by ________________ as _____________________ of ________________________________.

(Signature of notarial officer)

(seal, if any)

SCHEDULE A

Subleased Premises

SCHEDULE B

Legal Description of Property

SCHEDULE C

Requirements for Commencement of Sublease

EXHIBIT G-2

EXHIBIT G-2

FORM OF SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

[direct retail and space leases]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _______, 201_ by and between __________ (“Tenant”), [Octavius Borrower] [Linq Borrower] (“Landlord”) and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) pursuant to that certain Credit Agreement dated as of _______ ____, 201__ (the “Credit Agreement”) among [Linq Borrower], [Octavius Borrower], certain other parties thereto and the Collateral Agent.

R E C I T A L S :

A. Tenant is the tenant under a certain lease dated __________ ___, 201_ between Landlord, as landlord, and Tenant, as tenant (as amended through the date hereof, the “Lease”), for the leased premises as described in Schedule A attached hereto (the “Leased Premises”), which Leased Premises is located on the property known as [            ], located at [            ], as more particularly described in Schedule B attached hereto (the “Property”).

B. Landlord has or will grant a mortgage lien on and security interest in the Property to Collateral Agent (for its benefit and for the benefit of the secured parties in connection with the Credit Agreement) pursuant to one or more mortgages, deeds of trust, deeds to secure debt or similar security instruments (collectively, the “Security Instruments”).

C. Tenant has agreed to subordinate the Lease to the Security Instruments and to the lien thereof and Collateral Agent has agreed not to disturb Tenant’s possessory rights in the Leased Premises under the Lease on the terms and conditions hereinafter set forth.

A G R E E M E N T :

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. Subordination. Notwithstanding anything to the contrary set forth in the Lease, the Lease and the leasehold estate created thereby and all of Tenant’s rights thereunder are and shall at all times be subject and subordinate in all respects to the Security Instruments and the lien thereof, and to all rights of Collateral Agent thereunder, and to any and all advances to be made thereunder, and to all renewals, modifications, consolidations, replacements and extensions thereof.

2. Nondisturbance. So long as Tenant or any subtenants of Tenant permitted under the terms of the Lease is in actual possession of the Leased Premises and complies with the provisions of this Agreement, pays all rents and other charges as specified in the Lease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and cove nants pursuant to the Lease, Collateral Agent agrees for itself and its successors in interest and for any other person acquiring title to the Property through a Termination Event (each an “Acquiring Party”), that Tenant’s possession, including possession by any permitted subtenants of Tenant, of the Leased Premises as described in the Lease will not be disturbed during the term of the Lease by reason of a Termination Event. Collateral Agent shall give Tenant prompt written notice of the occurrence of any Termination Event.

“Termination Event” means:

(i) Any termination, surrender, abandonment or acceptance of surrender of the Lease for any reason, including by foreclosure, trustee’s sale or by the termination or rejection of the Lease by any trustee in bankruptcy under the provisions of United States Bankruptcy Code; or

(ii) The sale, assignment or transfer of Landlord’s interest under the Lease pursuant to the exercise of any remedy of Collateral Agent under the Security Instruments, by foreclosure, trustee’s sale, deed or assignment in lieu of foreclosure, or otherwise; or

(iii) Any other transfer of Landlord’s interest in the Property under peril of foreclosure.

3. Attornment. Tenant agrees to attorn to, accept and recognize any Acquiring Party as the landlord under the Lease, pursuant to the provisions expressly set forth therein for the then remaining balance of the term of the Lease, and any extensions thereof as made pursuant to the Lease. The foregoing provision shall be self-operative and shall not require the execution of any further instrument or agreement by Tenant as a condition to its effectiveness.

4. No Liability. Notwithstanding anything to the contrary contained herein or in the Lease, it is specifically understood and agreed that neither the Collateral Agent, any receiver nor any Acquiring Party shall be:

(a) liable for any act, omission, negligence or default of any prior landlord (including Landlord); or

(b) liable for any failure of any prior landlord (including Landlord) to construct any improvements or bound by any covenant to construct any improvement at the commencement of the term of the Lease; or

(c) subject to any offsets, credits, claims or defenses which Tenant might have against any prior landlord (including Landlord); or

(d) bound by any (i) rent or additional rent which is payable on a monthly basis and which Tenant has or might have paid for more than one (1) month in advance to any prior landlord (including Landlord) or (ii) security deposit or other prepaid charge which Tenant has or might have paid in advance to any prior landlord (including Landlord), except, in each case, to the extent delivered to the Collateral Agent, receiver or the Acquiring Party, as the case may be; or

(e) liable to Tenant hereunder or under the terms of the Lease beyond the Collateral Agent’s, receiver’s or the Acquiring Party’s interest in the Property; or

(f) bound by any assignment, subletting, renewal, extension or any other agreement or modification of the Lease made without the written consent of Collateral Agent except to the extent such things are expressly permitted under the terms of the Lease; or

(g) bound by any consensual or negotiated surrender, cancellation or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant unless effected unilaterally by Tenant pursuant to the express terms of the Lease or made with the prior written consent of Collateral Agent; or

(h) liable to any broker or other third party for future commission or other fees and expenses.

Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action against such prior landlord for prior losses or damages.

5. Certain Acknowledgments by Tenant. This Agreement satisfies any and all conditions or requirements in the Lease relating to the granting of a non-disturbance agreement.

6. Collateral Agent To Receive Default Notices. Without limiting the general nature of paragraph 5, Tenant shall notify Collateral Agent of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective unless Collateral Agent shall have received notice of default giving rise to such cancellation and shall have failed within thirty (30) days after receipt of such notice to cure such default or, if such default cannot be cured within thirty (30) days, shall have failed within thirty (30) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

7. Estoppel. Tenant hereby certifies and represents to Collateral Agent that as of the date of this Agreement:

(a) the Lease is in full force and effect;

(b) except as noted on Schedule C, all requirements for the commencement and validity of the Lease have been satisfied and there are no unfulfilled conditions to Tenant’s obligations under the Lease;

(c) to the best of Tenant’s knowledge, Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease; to the best of Tenant’s knowledge, Landlord is not in default under the Lease; to the best of Tenant’s knowledge, no act, event or condition has occurred which with notice or the lapse of time, or both, would constitute a default by Tenant or Landlord under the Lease; and to the best of Tenant’s knowledge, no claim by Tenant of any nature exists against Landlord under the Lease and all obligations of Landlord to date have been fully performed;

(d) there are no defenses, counterclaims or setoffs against rents or charges due or which may become due under the Lease;

(e) none of the rent which Tenant is required to pay under the Lease has been prepaid, or will in the future be prepaid, more than one (1) month in advance;

(f) Tenant has no right or option contained in the Lease or in any other document to purchase all or any portion of the Leased Premises;

(g) the Lease has not been modified or amended and constitutes the entire agreement between Landlord and Tenant relating to the Leased Premises;

(h) Tenant has not assigned, mortgaged, sublet, conveyed or otherwise transferred any or all of its interest under the Lease; and

(i) Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary action.

8. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) three (3) Business Days (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) five (5) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 8, the term “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York or Las Vegas, Nevada. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9. Successors. The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties; provided, however, that in the event of the assignment or transfer of the interest of Collateral Agent, all obligations and liabilities of Collateral Agent under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Collateral Agent’s interest is assigned or transferred. In addition, Tenant acknowledges that all references herein to Landlord shall mean the owner of the landlord’s interest in the Lease, even if said owner shall be different from the Landlord, named in the Recitals.

10. Duplicate Original; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

11. Limitation of Collateral Agent’s Liability.

(a) Collateral Agent, in its capacity as such, shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession.

(b) In the event that Collateral Agent shall acquire title to the Leased Premises or the Property, Collateral Agent shall have no obligation, nor incur any liability, beyond Collateral

Agent’s then interest, if any, in the Leased Premises or the Property, and Tenant shall look exclusively to such interest of Collateral Agent, if any, in the Leased Premises or the Property for the payment and discharge of any obligations imposed upon Collateral Agent hereunder or under the Lease, and Collateral Agent is hereby released and relieved of any other obligations hereunder and under the Lease.

12. Modification in Writing. This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

13. Lien of Security Instruments. Nothing contained in this Agreement shall in any way impair or affect the lien created by the Security Instruments or the provisions thereof.

14. Compliance with Lease. Tenant agrees that in the event there is any inconsistency between the terms and provisions hereof and the terms and provisions of the Lease, the terms and provisions hereof shall be controlling.

15. Governing Law; Severability. This Agreement shall be governed by the laws of the State of New York. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Further Actions. Tenant agrees to execute and deliver, at any time and from time to time upon the reasonable request of Collateral Agent or any Acquiring Party, such documents and instruments as may be reasonably necessary or appropriate to fully implement or to further evidence the understandings and agreements contained in this Agreement.

IN WITNESS WHEREOF, Collateral Agent has duly executed this Agreement as of the date first above written.

JPMorgan Chase Bank, N.A., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

State of __________

County of __________

This instrument was acknowledged before me on _______________________ by ________________ as _____________________ of ________________________________.

(Signature of notarial officer)

(seal, if any)

IN WITNESS WHEREOF, Tenant has duly executed this Agreement as of the date first above written.

[ ], a [ ] [ ] as Tenant

By:
Name: Title:

By: ______________________________________ Name: Title:

State of __________ County of __________

This instrument was acknowledged before me on _______________________ by ________________ as _____________________ of ________________________________.

(Signature of notarial officer)

(seal, if any)

SCHEDULE A

Leased Premises

SCHEDULE B

Legal Description of Property

SCHEDULE C

Requirements for Commencement of Lease

Schedule 1.01A

Certain Subsidiaries

None.

Schedule 1.01B

Linq Project Site

See Attached Depiction of Real Property

Schedule 1.01C

Octavius Project Site

Legal Description

BEING A PORTION OF LOT 1 AS SHOWN ON A MAP RECORDED IN BOOK 46, PAGE 22 OF PLATS, CLARK COUNTY, NEVADA OFFICIAL RECORDS, LYING WITHIN PORTIONS OF THE SOUTHEAST QUARTER (SE 1/4) OF SECTION 17 AND NORTHEAST QUARTER (NE 1/4) OF SECTION 20, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M, FURTHER DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHERN MOST PROPERTY CORNER OF SAID LOT 1, SAID CORNER BEING A POINT ON THE NORTHERLY RIGHT-OF-WAY OF FLAMINGO ROAD, FROM WHICH POINT THE SOUTHWEST CORNER OF THE SOUTHEAST QUARTER (SE 1/4) OF SAID SECTION 17 BEARS NORTH 82°11’42” WEST, 1466.24 FEET; THENCE ALONG THE BOUNDARY OF SAID LOT 1 AND SAID RIGHT-OF-WAY, NORTH 01°31’56” EAST, 48.00 FEET; THENCE NORTH 88°28’04” WEST, 92.55 FEET; THENCE DEPARTING SAID BOUNDARY AND RIGHT-OF-WAY, NORTH 01°31’56” EAST, 64.36 FEET TO THE POINT OF BEGINNING;

THENCE NORTH 88°25’15” WEST, 81.28 FEET; THENCE SOUTH 01°34’45” WEST, 9.75 FEET; THENCE NORTH 88°25’15” WEST, 20.92 FEET; THENCE NORTH 01°34’45” EAST, 9.75 FEET; THENCE NORTH 88°25’15” WEST, 44.74 FEET; THENCE SOUTH 01°34’45” WEST, 21.67 FEET; THENCE NORTH 88°25’15” WEST, 65.60 FEET; THENCE NORTH 01°34’45” EAST, 21.67 FEET; THENCE NORTH 88°25’15” WEST, 44.73 FEET; THENCE SOUTH 01°34’45” WEST, 9.75 FEET; THENCE NORTH 88°25’15” WEST, 20.93 FEET; THENCE NORTH 01°34’45” EAST, 9.75 FEET; THENCE NORTH 88°25’15” WEST, 82.67 FEET; THENCE NORTH 01°34’45” EAST, 124.63 FEET; THENCE SOUTH 88°25’15” EAST, 55.51 FEET; THENCE SOUTH 01°34’45” WEST, 26.49 FEET; THENCE SOUTH 88°25’15” EAST, 11.92 FEET; THENCE NORTH 01°34’45” EAST, 10.41 FEET; THENCE SOUTH 88°25’15” EAST, 19.42 FEET; THENCE SOUTH 01°34’45” WEST, 10.41 FEET; THENCE SOUTH 88°25’15” EAST, 11.92 FEET; THENCE NORTH 01°34’45” EAST, 26.49 FEET; THENCE SOUTH 88°25’15” EAST, 52.75 FEET; THENCE SOUTH 01°34’45” WEST, 28.32 FEET; THENCE SOUTH 88°25’15” EAST, 12.83 FEET; THENCE NORTH 01°34’45” EAST, 31.99 FEET; THENCE SOUTH 88°25’15” EAST, 53.58 FEET; THENCE SOUTH 01°34’45” WEST, 31.99 FEET; THENCE SOUTH 88°25’15” EAST, 8.83 FEET; THENCE NORTH 01°34’45” EAST, 25.82 FEET; THENCE SOUTH 88°25’15” EAST, 37.04 FEET; THENCE SOUTH 01°34’45” WEST, 23.99 FEET; THENCE SOUTH 88°25’15” EAST, 12.29 FEET; THENCE NORTH 01°34’45” EAST, 2.92 FEET; THENCE SOUTH 88°25’15” EAST, 3.42 FEET; THENCE SOUTH 01°34’45” WEST, 4.79 FEET; THENCE SOUTH 88°25’15” EAST, 13.82 FEET; THENCE NORTH 01°34’45” EAST, 4.46 FEET; THENCE SOUTH 88°25’15” EAST, 30.09 FEET; THENCE NORTH 01°34’45” EAST, 2.32 FEET; THENCE SOUTH 88°25’15” EAST, 34.71 FEET; THENCE SOUTH 01°34’45” WEST, 94.32 FEET; THENCE SOUTH 88°25’15” EAST, 0.67 FEET; THENCE SOUTH 01°34’45” WEST, 2.26 FEET; THENCE SOUTH 88°25’15” EAST, 2.08 FEET; THENCE SOUTH 01°34’45” WEST, 6.46 FEET TO THE POINT OF BEGINNING.

Basis of Bearing

NORTH 88°27’57” WEST, BEING THE SOUTH LINE OF THE SOUTHEAST QUARTER (SE 1/4) OF SECTION 17, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M., CLARK COUNTY, NEVADA, AS SHOWN IN BOOK 46 OF PLAT MAPS, AT PAGE 22, OFFICIAL RECORDS OF CLARK COUNTY, NEVADA.

Noah Reynolds, PLS Professional Land Surveyor Nevada License No. 13870 Horizon Surveys 9901 Covington Cross Dr., Ste 120 Las Vegas, NV 89144

Schedule 1.01F

Subsidiary Loan Parties

None.

Schedule 1.01I

Mandatory Cost

None.

Schedule 2.01

Commitments

Lender	Term B Loan Commitment
JPMorgan Chase Bank, N.A.	$450,000,000.00

Total	$450,000,000.00

Schedule 3.01

Organization and Good Standing

None.

Schedule 3.04

Governmental Approvals

None.

Schedule 3.07(b)

Possession under Leases

None.

Schedule 3.07(c)

Intellectual Property

Claims arising from or in connection with the alleged violation by the Borrowers and their Affiliates of the rights of certain parties in the name “Octavius Tower”, as disclosed in more detail to the Agent.

Schedule 3.08(a)

Subsidiaries

None.

Schedule 3.08(b)

Subscriptions

None.

Schedule 3.13

Taxes

None.

Schedule 3.16

Environmental Matters

None.

Schedule 3.22

Intellectual Property

See Schedule 3.07(c)

Schedule 4.02(b)

Local Counsel

Brownstein Hyatt Farber Schreck, LLP (Nevada)

Schedule 5.10(h)

Certain Collateral Matters

[None.]

Schedule 6.01

Indebtedness

None.

Schedule 6.02(a)

Liens

Liens in respect of the arrangements described on Schedule 6.07.

Schedule 6.04

Investments

None.

Schedule 6.07

Transactions with Affiliates

1. The interim lease (for nominal consideration) of the O’Sheas casino by the Linq Borrower as lessor to the Flamingo Las Vegas as lessee during the period following the contribution of the Contributed Assets in respect of Project Linq until the O’Sheas casino is shuddered in connection with the construction/development of Project Linq.

2. Transactions pursuant to the Central Plant Agreement in respect of each of Project Linq and Project Octavius.

3. Reciprocal easement agreements, easements and/or other arrangements with Affiliates in connection with or in respect of:

a.	shared signage and/or façade between adjacent properties along Las Vegas Boulevard and other public roadways;

b.	access, ingress/egress or other related purposes in respect of the shared property lines with the Imperial Palace and Harrah’s Las Vegas property;

c.	shared use of and access to loading docks in respect of Project Linq;

d.	ingress/egress, above-ground support, or other related purposes with respect to the undeveloped land and other parcels owned by Affiliates east of Project Linq (the “Eastside Parcels”) in connection with the Wheel Component of Project Linq and otherwise;

e.	stairwell or other access, ingress/egress or other related purposes in respect of shared property lines with the Flamingo Las Vegas;

f.	shared parking arrangement with respect to the Eastside Parcels and other real property owned by Borrowers and their Affiliates;

g.	access to life support systems and similar rights related to the shared property lines with the Flamingo Las Vegas, Harrah’s Las Vegas and Imperial Palace;

h.	air rights and similar arrangements in respect of the Project Linq over real property of Affiliates;

i.	use of a portion of the Harrah’s Parcels (as defined in the Linq Contribution Agreement) in connection with use of such property as a porte cochere for the Imperial Palace and otherwise;

j.	underground support, access and ingress/egress required in respect of porte cochere, restaurant space or shared property lines with the Flamingo Las Vegas, Harrah’s Las Vegas and Imperial Palace; and

k.	access and ingress/egress through Imperial Palace in order to access Project Linq from Harrah’s Las Vegas and related purposes.

Schedule 9.01

Notice Information

JPMorgan Chase Bank, as Administrative Agent and Collateral Agent

JPMorgan Chase Bank, N.A.

383 Madison Avenue, FL 24

New York, New York 10017

Attention: Marc E. Costantino

E-Mail: marc.constantino@jpmorgan.com

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Bill Miller

E-Mail: wmiller@cahill.com

Website address: www.jpmorganchase.com

Account information:

JPMorgan Chase Bank, N.A.

ABA#: 021000021

Acct#: 9008113381H2569

Acct Name: Loan Processing Unit

Ref: Caesars Linq/Octavius